As filed with the Securities and Exchange Commission on October 31, 2024.

Registration Number 333-282424

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

_________

FORM S-1/A

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

_________

James Maritime Holdings, Inc.

(Exact Name of Registrant as Specified in its Charter)

_________

Nevada	7380	95-4363944
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

9160 South 300 West, #101

Sandy, UT 84070

(801) 706-9429

_________

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

_________

Kip Eardley

President

James Maritime Holdings, Inc.

9160 South 300 West, #101

Sandy, UT 84070

(801) 706-9429

(Name, address, including zip code, and telephone number, including area code, of agent for service)

________

Copies to:

JPF Securities Law, LLC
1920 McKinny Ave. 7th Floor
Dallas, TX 75201
(646) 807-9094

_________

Approximate date of commencement of proposed sale to public: As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large, accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large, accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act:

Larger accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.   ☐

_________

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell, nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED OCTOBER 31, 2024

PRELIMINARY PROSPECTUS

James Maritime Holdings, Inc., Inc.

3,185,000 Shares of Common Stock

This prospectus relates to the proposed resale by the selling security holders named in this prospectus or their permitted assigns of up to 3,185,000 shares of our common stock, $0.001 par value per share, or common stock, which amount consists of (i) 2,135,000 shares of common stock outstanding as of the date of this prospectus, and (ii) an aggregate of 1,050,000 shares of common stock issuable upon exercise of common stock purchase warrants, or the Purchase Warrants, issued in connection with private placements of our common stock to certain of our selling security holders.

We are not selling any shares of common stock under this prospectus and will not receive any proceeds from the sale of shares of common stock by the selling security holders. Upon the cash exercise of the Purchase Warrants, we will receive the exercise price of such warrants for an aggregate of approximately $2,887,000. The selling security holders will bear all commissions and discounts, if any, attributable to the sale of the shares of common stock. We will bear all costs, expenses and fees in connection with the registration of the shares of common stock.

The selling security holders will offer and sell the shares at a fixed price of $3.50 per share until our common stock is listed on an established public trading market. For additional information regarding the methods of sale, refer to the section entitled 'Plan of Distribution' on page 74 For a list of the selling security holders, you should refer to the section of this prospectus entitled “Selling Security Holders” on page 72.

We may amend or supplement this prospectus from time to time by filing amendments or supplements as required. You should read the entire prospectus and any amendments or supplements carefully before you make your investment decision.

We are an “emerging growth company” as that term is used in the Jumpstart Our Business Startups Act of 2012 and we have elected to adopt certain reduced public company reporting requirements.

Our common stock is traded on The OTC Market Group, Inc.’s Pink Current Information tier, or the OTC, under the symbol “JMTM.” The last reported price of our common stock on September 24, 2024, was $6.00 per share.

Investing in our shares of common stock involves a high degree of risk. See “Risk Factors” beginning on page 15 of this prospectus.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is October 31, 2024.

iv

ABOUT THIS PROSPECTUS

You should rely only on the information contained in or incorporated by reference in this prospectus. We have not authorized any person to provide you with different or inconsistent information. If anyone provides you with different or inconsistent information, you should not rely on it. This is not an offer to sell or seeking an offer to buy these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus and the documents incorporated by reference is accurate only as of their respective dates. Our business, financial condition, results of operations and prospects may have changed since such dates.

We further note that the representations, warranties and covenants made by us in any document that is filed as an exhibit to the registration statement of which this prospectus is a part and in any document that is incorporated by reference herein were made solely for the benefit of the parties to such agreement, including, in some cases, for the purpose of allocating risk among the parties to such agreements, and should not be deemed to be a representation, warranty or covenant to you. Moreover, such representations, warranties or covenants were accurate only as of the date when made. Accordingly, such representations, warranties and covenants should not be relied on as accurately representing the current state of our affairs.

v

NOTE REGARDING INDUSTRY AND MARKET DATA

Within this prospectus, we reference information and statistics regarding the private security industry, and the personal protective equipment marketplace. We have obtained this information and statistics from various independent third-party sources, including independent industry publications and groups, reports by market research firms and other independent sources. Some data and other information contained in this prospectus are also based on our estimates and calculations, which are derived from our review and interpretation of internal company research, surveys and independent sources. Data regarding the industries in which we compete or expect to compete in the future and our market position and market share within this industry are inherently imprecise and are subject to significant business, economic and competitive uncertainties beyond our control, but we believe such data generally indicate size, position and market share within these industries in which we compete or expect to compete in the future. While we believe our internal company research, surveys and estimates are reliable, such research, surveys and estimates are subject to significant uncertainties. In addition, assumptions and estimates of our and our industry’s future performance are necessarily subject to a high degree of uncertainty and risk due to a variety of factors, including those described in “Risk Factors.” These and other factors could cause our future performance to differ materially from our assumptions and estimates. See “Cautionary Note Regarding Forward-Looking Statements.” As a result, you should be aware that market, ranking and other similar industry data included in this prospectus, and estimates and beliefs based on that data, may not be reliable. We cannot guarantee the accuracy or completeness of any such information contained in this prospectus.

NOTE REGARDING TRADEMARKS, TRADENAMES AND SERVICE MARKS

We own or have rights to use the trademarks, service marks and trade names that we use in conjunction with the operation of our businesses. Some of the more important trademarks that we own or have rights to use that appear in this prospectus include Gladiator Solutions, Inc. logos and United Security Specialists, Inc. logos, attached below.  We have no registered trademarks, trade names or service marks.  Trademarks, trade names or service marks of other companies appearing in this prospectus are, to our knowledge, the property of their respective owners.

vi

PROSPECTUS SUMMARY

This summary highlights selected information included elsewhere in this prospectus and does not contain all of the information you should consider before buying shares of our common stock. You should read the entire prospectus carefully, especially the “Risk Factors” section and financial and the related notes appearing at the end of this prospectus before deciding to invest in shares of our common stock. Some of the statements in this prospectus constitute forward-looking statements. See “Cautionary Note Regarding Forward-Looking Statements.” Unless the context requires otherwise, references in this prospectus to “our company,” “we,” “us” and “our” refer to James Maritime Holdings, Inc., a Nevada corporation, and its subsidiaries Gladiator Solutions Inc., an Arizona corporation, or Gladiator, and United Security Specialists, Inc., a California corporation, or USS.

Our Company

James Maritime Holdings, Inc., the “Company” was originally incorporated under the laws of the State of Delaware as Out-Takes, Inc. on March 18, 1992.  The Company developed and managed franchised personal portrait locations until 1996 when they shifted their focus towards the acquisition and management of a waste gas electricity plant in Los Alamos, California.  Due to uncertainties arising from PG&E's bankruptcy, the Company elected to terminate its contract with PG&E, and instead entered into a Participating Generator Agreement with the California Independent System Operator ("ISO).

In 2002, because the power plant was inoperable, management began searching for potential merger and combination opportunities, with no success. After the power industry somewhat stabilized in California, the Company entered into a new power purchase agreement with PG&E and attempted to recommence operations. In order to recommence power operations, the Company had to service and refurbish the power generation equipment, and to pay current its obligations to creditors.  In order to meet these obligations, the Company attempted to enter into an informal reorganization plan with creditors which, was ultimately unsuccessful, and it became clear that the Company would not be able to move forward with the recommencement of its operations.

Between 2007 and 2014 the Company undertook the process of divesting itself of assets and unwinding contracts and reorganizing its business.  The  Company implemented a termination and recission agreement which was signed, implemented and all terms of the rescission were completed.  On September 14, 2014, the Company entered into a Debt Settlement Agreement settling all outstanding debts and obligations of the Company owed to the Releasor or its assigns.

In 2014 Kip Eardley was elected as a director and appointed to serve as President and CEO of the Company and has maintained that position to date.

In January of 2015 the Company was redomiciled from Delaware to Nevada in conjunction with the Company effectuating a reverse split of its capital stock and a name change to James Maritime Holdings, Inc.

After changing its name and re-domiciling to Nevada, the Company began to pursue a growth strategy through merger and acquisition.

In December of 2021, the Company entered into a share exchange agreement with Gladiator Solutions, Inc. and certain shareholders of Gladiator, and the Company acquired a majority of the issued and outstanding capital stock of Gladiator in exchange for a new issuance of Company common stock to the Gladiator shareholders.

On June 11, 2022, the Company entered into a share exchange agreement with United Security Specialists, Inc. and the shareholders of USS, and the Company acquired all of the issued and outstanding capital stock of USS in exchange for a new issuance of Company common stock.

Effective July 17, 2024 the Company effectuated a name change from James Maritime Holdings, Inc. to Sentinel Holdings Ltd. The name change was conducted in order to better reflect the current business activities of the

Company and provide better transparency to the markets and our shareholders. The company is currently awaiting approval from FINRA regarding this name change.

The Company continues to aggressively pursue a growth by acquisition model and is currently identifying other potentially attractive M&A candidates in the private security and personal protective equipment industries, as well as in other business verticals that management deems to be of strategic importance.

Our Business

As mentioned above, the Company is currently pursuing an aggressive growth strategy through strategic acquisitions in the private security, personnel protective equipment and defense industries and to seek partners to market its guard management software to guard service providers.  Through our subsidiaries, James Maritime Holdings, Inc. is well positioned to be at the forefront of personal protective products, private security and government contracting.

We entered the personal protective product and technology company with an established line of trusted body armor, ballistic plates and ballistic materials with the strategic acquisition of Gladiator Solutions, Inc. The timing for this acquisition was well timed to take advantage of an expansion in demand for these products because of the recent fighting in the Ukraine and our efforts to supply our allies with lifesaving personal protective equipment.  By exporting our products during this critical time, we were able to boost sales and brand recognition for the Gladiator line of ballistics plates while also expanding revenues for additional strategic acquisitions in the defense space.

Shortly after closing our transaction with Gladiator, we entered into an agreement to acquire United Security Specialists, Inc., (“USS”) an established private security company with a proprietary guard services software for the industry, licenses in California and key guard service contracts for armed and unarmed security services. USS is a recognized industry leader in this rapidly growing market, and this acquisition positions us for potentially uncertain times ahead where security and protective services will be increasingly shifted onto the private security industry.  As this segment of the market continues to expand, we will be able to leverage the Gladiator product line for any contracts that require armed security with ballistic plates, or whenever our private security clients have security teams that require ballistic plates.

We hope to continue this trend as we expand into other security industry verticals as we identify additional acquisition candidates with disruptive, transformative or high technology defense systems and products that we can market to our existing client based at an affordable cost.  We will continue to identify acquisition candidates with existing or developmental technologies for unmanned systems, space and satellite communications, electronic warfare and Command, Control, Communication, Computing, Combat, Intelligence Surveillance and Reconnaissance (“C5ISR”) Systems.  Increasingly complicated compliance requirements and capital requirements will ensure that the barriers to entry in this space remain high, and we anticipate that upcoming requirements like Cyber Security Maturity Model Certification will force small businesses out of this space and away from defense contracting because they will not be able to justify the time and capital required to bid on government contracts.  Moreover, the challenges with hiring quality guards, and the costs of insurance and inflation will continue to force a consolidation in the private security industry as poorly run security companies are forced out of the business.

About Gladiator Solutions, Inc.

Gladiator Solutions Inc. was originally developed by Law Enforcement and Military Personnel with one simple idea…to ensure the highest level of safety and comfort, at an affordable price. Our key emphasis is to provide our customers with lighter, safer and more affordable solutions that have greater ballistic capability. Our full line of hard armor plates, tactical ballistic plate carriers, soft armor inserts and vests, helmets, shields, and other ballistic products and accessories incorporate the latest materials and technology to ensure maximum protection and performance.

Whether for local law enforcement, federal and state agencies or the military, our High-Performance Polyethylene (HPPE) and hybrid UHMWP/Ceramic armor provides the highest level of protection at the lightest weight.

Gladiator products are leading the way with ultimate protection, extreme comfort, minimal weight products at unsurpassed value.

Gladiator products are tested and certified in accordance with protocols developed by the National Institute of Justice, US Military Specification and European Ballistics Standards.

Gladiator proudly employs retired Law Enforcement and Military personnel across virtually all functional areas within the Gladiator organization including Sales & Marketing, Distribution, Operations, Product Development/Innovation and Tactical Training.

What Sets Gladiator Apart?

We offer top quality solutions for Federal, State and Local Law Enforcement agencies, First Responders, National Armed forces, and Independent Security Contractors.

Unsurpassed Quality & Value

Our products provide extreme lightweight, incredible comfort, maximum strength solutions at affordable prices, without compromising performance, durability or quality.

Round Dispersion Technology (RDT)

Our ballistic plates absorb the round rather than deflecting/spalling like steel or fracturing like Ceramic. RDT spreads the kinetic energy delivered by the round from the point of impact to the surrounding area, diffusing the forces of impact over a larger area and dispersing the force of the round impact.

Testing Protocol

To ensure the highest quality solutions, we age, test and certify our NIJ & Special Threat plates to and beyond certification standards. This enables Gladiator to warranty our plates to 10 years vs. the industry standard 5 years. While most testing is conducted with the widest spread for impact points (to reduce the kinetic energy absorbed by the armor material), we target the smallest area possible with the highest concentration of kinetic energy in a localized area of impact, providing Gladiator with the confidence that we are providing the highest strength to weight ratio solution to our customers.

Materials & Composition

Our products are manufactured from high strength, high durability materials. The performance of these materials enables Gladiator to provide a 10-year warranty. While other products tend to break down over time, our products are manufactured from Polyethylene and Ceramic materials, providing a long and unsurpassed service life.

Compliance

We conduct our sales in accordance with Department of Justice (DOJ) and International Traffic in Arms Regulations (ITAR)

Uniform Apparel Military and Law Enforcement

•LE Duty and Patrol Uniforms

•LE Under Cover Apparel

•Military Field Uniforms

•Uniform Footwear

•Hats, Ball Caps and Belts

•Embroidery and Screen Printing

Duty Gear Military and Law Enforcement

•Armor Carriers (hard & soft)

•Chest Rigs

•Pouches; ammunition, radio, medical, admin

•Packs and Bags

•Duty Belts and War Belts

•Holsters, up to Level III retention, light & laser compatible

Medical Gear

•IFAK and First AID kits and Products

•Field Trauma Kits and Products

•Medical Supplies and Equipment

Optical Enhancement Devices

•Night Vision Goggles

•Night Vision Scopes

•IR Devices

About United Security Specialists

USS Mission

The mission of USS is to recruit right train right and respond early. Our clients should expect day-to-day quality, consistency, and professionalism. Our security personnel are more experienced, better supervised, and are dedicated to the highest level of work.

USS History

United Security Specialists was built on ethics and integrity. Kyle and Henry founded this company in 2017 when they discovered a number of industry practices that were neither ethical nor acceptable. Starting USS was an exciting endeavor that had allowed them to utilize and combine their years of experience with their solid work ethic and integrity.  We value every client that has partnered with us, and we work to establish a solid relationship with our team. It is the strong relationship bonds that help our company continue to grow and to serve more valued partners.

Our Guards

We have highly trained and committed professionals from law enforcement, military, and security veterans’ communities who are all specializing in providing one thing: on site, visible protection. We take pride in delivering the highest level of trust to our clients; therefore, we have a robust qualifying process to ensure all our team members are not just qualified but also enthusiastic and professional.

Our Services

We pride ourselves in providing reliable protection in the security guard industry.  With over 10 years of experience, we have proven to be unshakable and trustworthy.  To enhance our service, we implement the latest technology into our process. With our mobile app provided by SilverTrac, our guards are able to check in, make reports and take photos in real time as they patrol.

USS services are grouped into three main categories:
1)On Site Protection	2)Mobile Patrol	3)Event Security

___________________________________________________________________________________

On Site Protection

As a trusted provider of security specialists in the Bay Area, we understand the importance of reliable, professional and courteous security service, especially when it involves on-site protection at your establishment. Regardless of the scale of your need, from a single guard at the reception area to deploying multiple teams of officers for warehouse protection, USS will provide your organization with a solution that fits for you and your team.

Starting with our risk assessment framework, our expertise is in efficiently and effectively developing solutions that match different combinations of business environments and their specific security needs.

___________________________________________________________________________________

Mobile Patrol

Having security specialists check in on your property on a scheduled route is a prevalent approach for many businesses that do not require a constant on-site presence. Our risk assessment team will help determine the most appropriate time frame and frequency of the patrolling route. Our licensed security specialists will carry out all of the inspection procedures designed specifically for your site according to plan. All activities are updated through our proprietary real-time reporting and location-tracking technology.   We pride ourselves in utilizing the latest technology to enhance our services. With our mobile app provided by SilverTrac, our guards are able to check in, file incident reports and take photos in real time as they patrol.

___________________________________________________________________________________

Event Security

USS has an outstanding track record as a top tier event security partner. We have solid experience with security and crowd control at major concerts, outdoors events and convention center programs. Our specialists are well-trained for large events so they can easily identify potential threats and mitigate them to avoid interruptions and disturbances.   With USS as your partner, you can focus on the event agenda knowing that your employees and guests are safe, litigation risk is reduced, and your event will go off without a hitch.

___________________________________________________________________________________

Industry Background

In 2022, the U.S. increased its National Security Budget by 5.6% to $782,000,000,000 for Fiscal Year 2022 and approved $813,300,000,000 for Fiscal Year 2023 representing an additional 4%.  In May 2022, the Additional Ukraine Supplemental Appropriations Act, 2022, was approved providing an additional $40,000,000,000 to help support Ukraine.  Meanwhile, according to a research study published to Globe Newswire by The Insight Partners2, the

2 https://www.theinsightpartners.com/reports/homeland-security-market homeland security market is expected to grow in size from a value of $188,990,000,000 in 2022 to $275,500,000,000 by 2028 representing a compound annual growth rate of 6.5%.

Management believes that the best way to capture this growing market is by aggressively expanding our operations through acquisition.

Our Competitive Strengths

Our competitive edge in the security industry lies in our in-field support and quality control through responsiveness to customers, investment in field, our supervisors and our administrative support. For guard services, this allows us to minimize the #1 strategic risk for our industry, which is litigation risk.  Another competitive advantage that we have is our access to a pipeline of highly professional, military-trained and experienced personnel for our high-end clients facing significant threats such as synagogues and schools.

In the protective products industry, our strength is the unsurpassed quality and value of our products.  Not only are our products light weight and comfortable, but we are able to provide the maximum level of ballistic protection at affordable prices, and without compromising performance, durability or quality.

Our desire to drive innovation and create ever lighter, stronger, more practical and effective products and protection solutions is what drives us. As a lean, flexible and nimble company, we are constantly challenging the status quo within our organization, and we are never set in our ways.  Through innovation we are able to deliver a lighter, thinner and more effective for ballistic protective plate for law enforcement, military and responsible civilians.

We are always working harder to strengthening the Gladiator community by raising our standards of customer service and overall customer satisfaction.  Our team is an industry leader in customer service, and we achieve this by delivering products much faster that our competition, usually within 4-6 weeks while providing timely updates throughout the production process.

Our Growth and Marketing Strategy

“We believe that those who protect and serve and risk their lives to preserve our way of life, shouldn’t have to spend a fortune to protect themselves.”

The elements of our growth strategy start with our commitment to continuous capital reinvestment into our Company, its subsidiaries and our strategic industry partners.  We lead by example and set the pace for our industry in order to attract the leading regional security companies and protective products companies to join us as stakeholders.  This is the core allows us to stakeholder’s growth in growing urban markets where to the breakdown of cultural values and investment of law and or has left a vacuum of need.

USS will also focus on adding services which customize real-time remote monitoring enhanced by artificial intelligence with timely in person security response.

Risks Associated with Our Business

Our business is subject to numerous risks, which are more fully described in the section entitled “Risk Factors” beginning on page 15 of this prospectus. You should read these risks before you invest in our common stock. We may be unable, for many reasons, including those that are beyond our control, to implement our business strategy.

As a result of these risks and other risks described under “Risk Factors,” there is no guarantee that we will experience growth or profitability in the future.

Recent Developments

There are several trends that provide opportunities and risks for USS:

•The breakdown and underfunding of traditional law enforcement leading to passive response to riots, resulting break-ins, shoplifting, and property destruction on the large scale (See Portland 2020).

•The rise of the lawless corollary on the small scale with burgeoning vagrancy, break-ins and theft (e.g., catalytic converters in automobiles, construction materials such as tools and copper conduit).

•The refusal of cities to enforce vagrancy laws and suppress the crime associated with chronic criminal trespassing and its detrimental effect on business. This leads to a transfer of burden to business owners who turn to private security companies to mitigate. This applies to all sectors – residential, commercial and municipal.

•Finally, the sense of personal physical risk has been heightened in culture leading to the need to provide protection to employees and residents. For example, employees want protection as they come and go to their vehicle in areas of high crime.

Our Corporate Information

We were incorporated in the State of Delaware on March 18, 1992, as Out-Takes, Inc., or Out-Takes.  We were incorporated in the state of Nevada on January 23, 2015.  On February 17, 2015, Out-Takes changed its domicile from Delaware to Nevada by filing Articles of Merger with the Nevada Secretary of State pursuant to which Out-Takes merged with and into our company, with our company surviving the merger.

On December 13, 2021, we entered into a share exchange agreement with Gladiator and certain shareholders of Gladiator under which we acquired a majority of the issued and outstanding capital stock of Gladiator in exchange for our common stock.  On June 11, 2022, we entered into a share exchange agreement with USS and the shareholders of USS under which we acquired all of the issued and outstanding capital stock of USS in exchange for our common stock.  USS was incorporated on July 8, 2017.

Our principal executive offices, and the principal executive offices of Gladiator and USS, are located at 9160 South 300 West, #101 Sandy, UT 84070. Our telephone number is (801) 706-9429. Our Internet website address is www.usselite.com. The information contained on, or that can be accessed through, our website is not a part of this prospectus. We have included our website address in this prospectus solely as an inactive textual reference.

Implications of Being an Emerging Growth Company and a Smaller Reporting Company

We are an “emerging growth company,” as defined in the Jumpstart Our Business Startups Act of 2012. We will remain an emerging growth company until the earlier of (1) the last day of the fiscal year (a) following the fifth anniversary of the completion of this offering, (b) in which we have total annual gross revenue of at least $1.07 billion, or (c) in which we are deemed to be a large accelerated filer, which means the market value of our shares of common stock that are held by non-affiliates exceeds $700 million as of the prior June 30th, and (2) the date on which we have issued more than $1.0 billion in non-convertible debt during the prior three-year period. We refer to the Jumpstart Our Business Startups Act of 2012 in this prospectus as the “JOBS Act,” and references in this prospectus to “emerging growth company” shall have the meaning associated with it in the JOBS Act.

As an emerging growth company, we may take advantage of specified reduced disclosure and other requirements that are otherwise applicable generally to public companies. These provisions include:

•reduced disclosure about our executive compensation arrangements;

•no requirement that we hold non-binding advisory votes on executive compensation or golden parachute arrangements; and

•exemption from the auditor attestation requirement in the assessment of our internal control over financial reporting.

We have elected to adopt certain reduced disclosure requirements for purposes of the registration statement of which this prospectus is a part. In addition, for so long as we qualify as an emerging growth company, we expect to take advantage of certain of the reduced reporting and other requirements of the JOBS Act with respect to the periodic reports we will file with the Securities and Exchange Commission, or SEC, and proxy statements that we use to solicit proxies from our stockholders. As a result, the information contained in this prospectus and in our periodic reports and proxy statements may be different than the information provided by other public companies.

In addition, the JOBS Act provides that an emerging growth company can take advantage of an extended transition period for complying with new or revised accounting standards. This allows an emerging growth company to delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. As a result of this election, our financial statements may not be comparable to companies that comply with public company effective dates for new or revised accounting standards.

For certain risks related to our status as an emerging growth company, see the section titled “Risk Factors—Risks Related to Our Common Stock and this Offering —We are an “emerging growth company,” and we cannot be certain if the reduced reporting requirements applicable to emerging growth companies will make our shares of common stock less attractive to investors.”

We are also a “smaller reporting company,” meaning that the market value of our stock held by non-affiliates plus the proposed aggregate amount of gross proceeds to us as a result of this offering is less than $700.0 million and our annual revenue is less than $100.0 million during the most recently completed fiscal year. We may continue to be a smaller reporting company after this offering if either (i) the market value of our stock held by non-affiliates is less than $250.0 million or (ii) our annual revenue is less than $100.0 million during the most recently completed fiscal year and the market value of our stock held by non-affiliates is less than $700.0 million. If we are a smaller reporting company at the time we cease to be an emerging growth company, we may continue to rely on exemptions from certain disclosure requirements that are available to smaller reporting companies. Specifically, as a smaller reporting company we may choose to present only the two most recent fiscal years of audited financial statements in our Annual Report on Form 10-K and, similar to emerging growth companies, smaller reporting companies have reduced disclosure obligations regarding executive compensation.

The Offering

Securities offered by the selling security holders:	3,185,000 shares of common stock.

Common stock outstanding prior to this offering:	9,051,429 shares, as of September 4, 2024.

Common stock to be outstanding after this offering:	10,101,429 shares, which gives effect to the shares of common stock offered under this prospectus.

OTC symbol:	JMTM

Use of Proceeds:

We will not receive any of the proceeds from the sale of the shares of common stock being offered under this prospectus.  However, upon the cash exercise of the Purchase Warrants for an aggregate of 1,050,000 shares of common stock, we will receive the exercise price of the Purchase Warrants, or an aggregate of approximately $2,887,000.   See “Use of Proceeds.”

Risk Factors:

There are many risks related to our business, this offering and ownership of the shares of common stock that you should consider before you decide to buy the shares of common stock in this offering. You should read the “Risk Factors” section beginning on page 15, as well as other cautionary statements throughout this prospectus, before investing the shares of common stock.

The number of shares of common stock that will be outstanding upon the completion of this offering is based on the 9,051,429 shares outstanding as of September 24, 2024, and excludes the following:

•1,050,000 shares of common stock issuable upon the exercise of outstanding stock warrants as of September 24, 2024, with a weighted-average exercise price of $2.75 per share.

•any additional shares of common stock we may issue from time to time after that date.

Unless otherwise indicated, all information in this prospectus assumes no exercise of outstanding options and warrants.

SELECTED HISTORICAL
CONSOLIDATED FINANCIAL DATA OF JAMES MARITIME HOLDINGS, INC.

The following table presents our selected historical financial data for the periods indicated. The selected historical financial data for the six months ended June 30, 2024 and June 30, 2023, and the years ended December 31, 2023 and December 31, 2022 and the balance sheet data as of June 30, 2024 and June 30, 2023 are derived from the unaudited and audited financial statements, respectively.

Historical results are included for illustrative and informational purposes only and are not necessarily indicative of results we expect in future periods, and results of interim periods are not necessarily indicative of results for the entire year. The data presented below should be read in conjunction with, and are qualified in their entirety by reference to, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our financial statements and the notes thereto included elsewhere in this prospectus.

	For the Years Ended December 31,
	2023	2022
	(Consolidated)	(Consolidated)

Sales – net	$8,820,348	$4,063,122
Cost of goods sold	6,053,710	3,213,604
Gross profit (loss)	2,766,638	849,518

General and administrative expenses	4,453,653	3,162,780

Loss from operations	(1,687,015)	(2,313,262)

Other income (expense)
Interest income	-	118
Interest expense	(1,062,034)	(766,579)
Financial expenses	(26,607)	(158,797)
Change in fair value of derivative liabilities	156,354	-
Gain on settlement		398,922
Employee retention credit	-	2,959,811
PPP forgiveness	-	-
Loss on impairment of intangible asset	-	-
Other income	337	(6,768)
Total other income (expense) - net	(931,950)	2,426,707

Net loss	$(2,618,965)	$113,445

Non-controlling interest	(157,114)	(91,449)

Net loss available to common stockholders	$(2,461,851)	$204,894

Loss per share - basic	$(0.27)	$0.03
Loss per share - diluted	$(0.27)	$0.02

Weighted average number of shares - basic	9,046,047	7,842,865
Weighted average number of shares - diluted	9,046,047	8,271,751

	December 31, 2023	December 31, 2022
	(Consolidated)	(Consolidated)

Total Current Assets	$808,387	$1,248,308
Total Assets	3,410,189	5,774,808

Total Current Liabilities	3,266,810	2,992,782
Total Liabilities	3,733,310	3,592,115

Series A Preferred stock - $0.001 par value; 2,000,000 shares authorized
400,000 shares issued and outstanding, respectively	400	400
Series B Convertible Preferred stock - $0.001 par value; 1,000,000 shares authorized
none issued and outstanding, respectively	-	-
Common stock - $0.001 par value, 90,000,000 shares authorized
9,064,129 and 9,004,129 shares issued and outstanding, respectively	9,064	9,004
Subscription Receivable	-	-
Additional paid-in capital	13,769,537	13,656,447
Accumulated deficit	(13,915,927)	(11,454,076)
Deficit attributable to stockholders of James Maritime Holdings, Inc.	(136,926)	2,211,775
Accumulated other comprehensive loss	(186,196)	(29,082)
Total Stockholders' Deficit	$(323,122)	$2,182,693

	For the Six Months Ended June 30,
	2024	2023
	(Consolidated)	(Consolidated)
	(Unaudited)	(Unaudited)

Sales - net	$3,035,924	$4,532,209
Cost of goods sold	2,436,481	3,951,653
Gross profit (loss)	599,443	580,556

General and administrative expenses	2,407,159	1,837,873

Loss from operations	(1,807,716)	(1,257,317)

Other income (expense)
Interest expense	(575,676)	(326,897)
Financial expenses	-	(26,607)
Change in fair value of derivative liabilities	(141,671)	156,354
PPP forgiveness	1,091,374	-
Loss on impairment of intangible asset	-	(911,467)
Other income	(9,562)	322
Total other income (expense) - net	364,465	(1,108,295)

Net loss	$(1,443,251)	$(2,365,612)

Non-controlling interest	-	(157,098)

Net loss available to common stockholders	$(1,443,251)	$(2,208,514)

Loss per share - basic and diluted	$(0.16)	$(0.24)

Weighted average number of shares - basic and diluted	8,757,078	9,064,129

Consolidated Balance Sheet Data

	June 30, 2024	June 30, 2023
	(Consolidated)	(Consolidated)
	(Unaudited)	(Unaudited)

Total Current Assets	$463,376	$1,247,929
Total Assets	2,975,866	4,080,784

Total Current Liabilities	3,210,865	3,381,721
Total Liabilities	3,529,237	3,884,803

Series A Preferred stock - $0.001 par value; 2,000,000 shares authorized
400,000 shares issued and outstanding, respectively	400	400
Series B Convertible Preferred stock - $0.001 par value; 1,000,000 shares authorized
none issued and outstanding, respectively	-	-
Common stock - $0.001 par value, 90,000,000 shares authorized
8,741,429 and 9,064,129 shares issued and outstanding, respectively	8,741	9,064
Subscription Receivable	(100,000)	-
Additional paid-in capital	15,082,862	14,035,287
Accumulated deficit	(15,359,178)	(13,662,590)
Deficit attributable to stockholders of James Maritime Holdings, Inc.	(367,175)	382,161
Accumulated other comprehensive loss	(186,196)	(186,180)
Total Stockholders' Deficit	$(553,371)	$195,981

RISK FACTORS

Investing in shares of our common stock involves a high degree of risk. You should carefully consider the risks described below, together with the other information contained in this prospectus, including our financial statements and the related notes thereto appearing at the end of this prospectus, before making your decision to invest in shares of our common stock. We cannot assure you that any of the events discussed in the risk factors below will not occur. These risks could have a material and adverse impact on our business, results of operations, financial condition or prospects. If that were to happen, the trading price of our common stock could decline, and you could lose all or part of your investment.

This prospectus also contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including the risks faced by us described below and elsewhere in this prospectus. See “Cautionary Note Regarding Forward-Looking Statements” for information relating to these forward-looking statements.

Risks Related to Our Financial Condition and Need for Additional Capital

We have incurred net losses and cannot assure you that we will achieve or maintain profitable operations.

Our net loss was $2,618,965 for the year ended December 31, 2023, and $1,443,251 for the six months ended June 30, 2024. We may continue to incur significant losses in the future for a number of reasons, including unforeseen expenses, difficulties, complications, delays and other unknown events.

We anticipate that our operating expenses will increase substantially in the foreseeable future as we undertake increased development and production efforts to support our business and increase our marketing and sales efforts to drive an increase in the number of our product offerings and an increase in customers purchasing our products and services. These expenditures may make it more difficult to achieve and maintain profitability. In addition, our efforts to grow our business may be more expensive than we expect, and we may not be able to generate sufficient revenue to offset increased operating expenses. If we are forced to reduce our expenses, our growth strategy could be compromised. To offset these anticipated increased operating expenses, we will need to generate and sustain significant revenue levels in future periods in order to become profitable, and, even if we do, we may not be able to maintain or increase our level of profitability.

Accordingly, we cannot assure you that we will achieve sustainable operating profits as we continue to expand our infrastructure, further develop our marketing efforts, and otherwise implement our growth initiatives. Any failure to achieve and maintain profitability would have a materially adverse effect on our ability to implement our business plan, our results and operations, and our financial condition, and could cause the value of our common stock, to decline, resulting in a significant or complete loss of your investment.

We may need to raise additional capital to fund new products and further expand our existing operations.

Based on our current business plan, we believe our current cash, cash equivalents and marketable securities may be sufficient to meet our anticipated cash requirements over at least the next 12 months If our available cash balances and anticipated cash flow from operations are insufficient to satisfy our liquidity requirements, we may seek to sell common or preferred equity or convertible debt securities, enter into a credit facility or another form of third-party funding, or seek other debt financing.

We may consider raising additional capital in the future to further expand our business, to pursue strategic investments, to take advantage of financing opportunities, or for other reasons. We expect that we will need additional liquidity and capital resources through debt and/or equity financings to fulfill our anticipated future product development efforts and product backlog.  We may not be able to obtain adequate financing in a timely manner, on commercially reasonable terms or at all.  Our failure to raise sufficient capital in a timely manner will restrict our growth and hinder our ability to compete.  Our failure to obtain timely and adequate capital could have a material adverse effect on our business, financial condition and results of operations.

No assurances can be given that we will be successful in obtaining additional financing in the future.  Any future financing that we may obtain may cause significant dilution to existing stockholders.  Any debt financing or other financing of securities senior to our common stock that we are able to obtain will likely include financial and other covenants that will restrict our flexibility.  At a minimum, we expect these covenants to include restrictions on our ability to pay dividends on our common stock. Any failure to comply with these covenants would have a material adverse effect on our business, prospects, financial condition, results of operations and cash flows.

If adequate funds are not available, we may be required to delay, scale back or eliminate portions of our operations and product development efforts or to obtain funds through arrangements with strategic partners or others that may require us to relinquish rights to certain of our technologies or potential products or other assets. Accordingly, the inability to obtain such financing could result in a significant loss of ownership and/or control of our proprietary technology and other important assets and could also adversely affect our ability to fund our continued operations and our development efforts and adversely affect our business.

Risks Related to Our Common Stock and This Offering

The price of our shares of common stock has been, and is likely to be, volatile, and you could lose all or part of your investment.

The trading price of our shares of common stock has been, and is likely to be, volatile and could be subject to wide fluctuations in response to various factors, some of which are beyond our control, including limited trading volume. In addition to the factors discussed in the “Risk Factors” section and elsewhere in this prospectus, these factors include, without limitation:

•competition from existing technologies and products or new technologies and products that may emerge;

•the loss of customers;

•actual or anticipated variations in our quarterly operating results;

•failure to meet the estimates and projections of the investment community or that we may otherwise provide to the public;

•our cash position;

•announcement or expectation of additional financing efforts;

•issuances of debt or equity securities;

•our inability to successfully enter new markets or develop additional products;

•actual or anticipated fluctuations in our competitors’ operating results or changes in their respective growth rates;

•sales of our shares of common stock by us, or our stockholders, in the future;

•trading volume of our shares of common stock on the OTC;

•market conditions in our industries;

•overall performance of the equity markets and general political and economic conditions;

•introduction of new products or services by us or our competitors;

•additions or departures of key management, scientific or other personnel;

•publication of research reports about us or our industry or positive or negative recommendations or withdrawal of research coverage by securities or industry analysts;

•changes in the market valuation of similar companies;

•disputes or other developments related to intellectual property and other proprietary rights;

•changes in accounting practices;

•significant lawsuits, including stockholder litigation; and

•other events or factors, many of which are beyond our control.

Furthermore, the public equity markets have experienced extreme price and volume fluctuations that have affected and continue to affect the market prices of equity securities of many companies, including ours. These fluctuations often have been unrelated or disproportionate to the operating performance of those companies. These broad market and industry fluctuations, as well as general economic, political and market conditions such as recessions, interest rate changes or international currency fluctuations, may negatively impact the market price of our shares of common stock. As a result, you may not realize any return on your investment in us and may lose some or all of your investment.

There is a limited trading market for our common stock.

Although our common stock is quoted on the OTC, it is an unorganized, inter-dealer, over-the-counter market which provides significantly less liquidity than The Nasdaq Capital Market or other national securities exchanges. This may have an adverse impact on the trading and price of our common stock.

We do not anticipate paying cash dividends, and accordingly, stockholders must rely on stock appreciation for any return on their investment.

We have never declared or paid cash dividends on our capital stock. We intend to retain a significant portion of our future earnings, if any, to finance the operations, development and growth of our business. Any future determination to declare dividends will be made at the discretion of our board of directors, subject to applicable laws, and will depend on number of factors, including our financial condition, results of operations, capital requirements, contractual restrictions, general business conditions and other factors that our board of directors may deem relevant. As a result, only appreciation of the price of our common stock, which may never occur, will provide a return to stockholders.

If securities or industry analysts do not publish research or reports or publish inaccurate or unfavorable research or reports about our business, our share price and trading volume could decline.

The trading market for our shares of common stock depends, in part, on the research and reports that securities or industry analysts publish about us or our business. We do not have any control over these analysts. If no securities or industry analysts commence coverage of our company, the trading price for our shares of common stock may be negatively impacted. If we obtain securities or industry analyst coverage and if one or more of the analysts who covers us downgrades our shares of common stock, changes their opinion of our shares or publishes inaccurate or unfavorable research about our business, our share price would likely decline. If one or more of these analysts ceases coverage of us or fails to publish reports on us regularly, demand for our shares of common stock could decrease and we could lose visibility in the financial markets, which could cause our share price and trading volume to decline.

Anti-takeover effects of certain provisions of Nevada state law hinder a potential takeover of us.

Nevada has a business combination law that prohibits certain business combinations between Nevada corporations and “interested stockholders” for three years after an “interested stockholder” first becomes an “interested stockholder,” unless the corporation’s board of directors approves the combination in advance. For purposes of Nevada law, an “interested stockholder” is any person who is (i) the beneficial owner, directly or indirectly, of ten percent or more of the voting power of the outstanding voting shares of the corporation or (ii) an affiliate or associate of the corporation and at any time within the three previous years was the beneficial owner, directly or indirectly, of ten percent or more of the voting power of the then-outstanding shares of the corporation. The definition of the term “business combination” is sufficiently broad to cover virtually any kind of transaction that would allow a potential acquirer to use the corporation’s assets to finance the acquisition or otherwise to benefit its own interests rather than the interests of the corporation and its other stockholders.

The potential effect of Nevada’s business combination law is to discourage parties interested in taking control of us from doing so if these parties cannot obtain the approval of our board of directors. Both of these provisions could limit the price investors would be willing to pay in the future for shares of our common stock.

We are an “emerging growth company,” and we cannot be certain if the reduced reporting requirements applicable to emerging growth companies will make our shares of common stock less attractive to investors.

We are an “emerging growth company,” as defined in the JOBS Act. For as long as we continue to be an emerging growth company, we may take advantage of exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies, including not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, or the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in this prospectus, our periodic reports and proxy statements and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. We could be an emerging growth company for up to five years, although circumstances could cause us to lose that status earlier, including if the market value of our shares of common stock held by non-affiliates exceeds $700 million as of any June 30 before that time or if we have total annual gross revenue of $1.07 billion or more during any fiscal year before that time, in which cases we would no longer be an emerging growth company as of the following December 31, or if we issue more than $1.0 billion in non-convertible debt during any three-year period before that time, in which case we would no longer be an emerging growth company immediately. We cannot predict if investors will find our shares of common stock less attractive because we may rely on these exemptions. If some investors find our shares of common stock less attractive as a result, there may be a less active trading market for our shares of common stock and our share price may be more volatile.

Under the JOBS Act, emerging growth companies also can delay adopting new or revised accounting standards until such time as those standards apply to private companies. As a result of this election, our financial statements may not be comparable to companies that comply with public company effective dates for new or revised accounting standards.

Raising additional capital, including through future sales and issuances of our common stock, or warrants could result in additional dilution of the percentage ownership of our stockholders, could cause our share price to fall and could restrict our operations.

We expect that significant additional capital will be needed in the future to continue our planned operations, including any potential acquisitions, hiring new personnel and continuing activities as an operating public company. To the extent we seek additional capital through a combination of public and private equity offerings and debt financings, our stockholders may experience substantial dilution. To the extent that we raise additional capital through the sale of equity or convertible debt securities, the ownership interest of our existing stockholders may be diluted, and the terms may include liquidation or other preferences that adversely affect the rights of our stockholders. Debt and receivables financings may be coupled with an equity component, such as warrants to purchase shares of our common stock, which could also result in dilution of our existing stockholders’ ownership. The incurrence of indebtedness would result in increased fixed payment obligations and could also result in certain restrictive covenants, such as limitations on our ability to incur additional debt and other operating restrictions that could adversely impact our ability to conduct our business. A failure to obtain adequate funds may cause us to curtail certain operational activities, including sales and marketing, in order to reduce costs and sustain the business, and would have a material adverse effect on our business and financial condition.

Our issuance of shares of preferred stock could adversely affect the market value of our common stock, dilute the voting power of common stockholders and delay or prevent a change of control.

Our board of directors has the authority to cause us to issue, without any further vote or action by the stockholders, preferred stock in one or more series, to designate the number of shares constituting any series, and to fix the rights, preferences, privileges and restrictions thereof, including dividend rights, voting rights, rights and terms of redemption, redemption price or prices and liquidation preferences of such series.

The issuance of shares of preferred stock with dividend or conversion rights, liquidation preferences or other economic terms favorable to the holders of preferred stock could adversely affect the market price for our common stock by making an investment in the common stock less attractive. For example, investors in the common stock may not wish to purchase common stock at a price above the conversion price of a series of convertible preferred stock because the holders of the preferred stock would effectively be entitled to purchase common stock at the lower conversion price causing economic dilution to the holders of common stock.

Further, the issuance of shares of preferred stock with voting rights may adversely affect the voting power of the holders of our other classes of voting stock either by diluting the voting power of our other classes of voting stock if they vote together as a single class, or by giving the holders of any such preferred stock the right to block an action on which they have a separate class vote even if the action were approved by the holders of our other classes of voting stock. The issuance of shares of preferred stock may also have the effect of delaying, deferring or preventing a change in control of our company without further action by the stockholders, even where stockholders are offered a premium for their shares.

The elimination of monetary liability against our directors, officers, and employees under Nevada law and the existence of indemnification rights for our obligations to our directors, officers, and employees may result in substantial expenditures by us and may discourage lawsuits against our directors, officers, and employees.

Our articles of incorporation and bylaws contain provisions permitting us to eliminate the personal liability of our directors and officers to us and our stockholders for damages for the breach of a fiduciary duty as a director or officer to the extent provided by Nevada law. In addition, we have entered into indemnification agreements with our directors and officers to provide such indemnification rights. We may also have contractual indemnification obligations under any future employment agreements with our officers. The foregoing indemnification obligations could result in us incurring substantial expenditures to cover the cost of settlement or damage awards against directors and officers, which we may be unable to recoup. These provisions and the resulting costs may also discourage us from bringing a lawsuit against directors and officers for breaches of their fiduciary duties and may similarly discourage the filing of derivative litigation by our stockholders against our directors and officers even though such actions, if successful, might otherwise benefit us and our stockholders.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements within the meaning of the federal securities laws, which statements involve substantial risks and uncertainties. All statements, other than statements of historical facts, included in this prospectus regarding our strategy, future events, future operations, future financial position, future revenue, projected costs, prospects, plans, objectives of management and expected market growth, among others, are forward-looking statements. The words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “might,” “plan,” “predict,” “project,” “would,” “will,” “should,” “could,” “objective,” “target,” “ongoing,” “contemplate,” “potential” or “continue” or the negative of these terms and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. These forward-looking statements include, without limitation, statements about:

•our ability to generate or secure sufficient funding to support our growth strategy;

•future sales of our common stock that could depress the trading price of our common stock on the OTC, lower our value and make it more difficult for us to raise capital;

•our ability to compete effectively;

•our future financial performance, including our expectations regarding our revenue, cost of revenue, operating expenses, and our ability to achieve and maintain future profitability;

•our expectations regarding outstanding litigation;

•our expectations and management of future growth;

•our ability to maintain, protect and enhance our intellectual property;

•the increased expenses associated with being a public company;

•our anticipated uses of net proceeds from this offering;

•our expectations regarding the effects of existing and developing laws and regulations;

•our beliefs regarding our liquidity and sufficiency of cash to fund our operations; and

•the other matters described in “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and “Business.”

These forward-looking statements are subject to a number of risks, uncertainties and assumptions, including those described in “Risk Factors.” Moreover, we operate in a very competitive and rapidly changing environment. New risks emerge from time to time. It is not possible for our management to predict all risks, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements we may make. In light of these risks, uncertainties and assumptions, the forward-looking events and circumstances discussed in this prospectus may not occur and actual results may differ materially and adversely from those anticipated or implied in the forward-looking statements.

You should not rely upon forward-looking statements as predictions of future events. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee that the future results, levels of activity, performance or events and circumstances reflected in the forward-looking statements will be achieved or occur. Moreover, except as required by law, neither we nor any other person assumes responsibility for the accuracy and completeness of the forward-looking statements. We undertake no obligation to update publicly any forward-looking statements for any reason after the date of this prospectus to conform these statements to actual results or to changes in our expectations.

You should read this prospectus and the documents that we reference in this prospectus and have filed with the SEC as exhibits to the registration statement of which this prospectus is a part with the understanding that our actual future results, levels of activity, performance and events and circumstances may be materially different from what we expect.

USE OF PROCEEDS

All of the shares of our common stock offered by this prospectus are being registered for the account of the selling security holders. We will not receive any of the proceeds from the sale of these shares. However, upon the exercise of the Purchase Warrants for an aggregate of 1,050,000 shares of common stock, we will receive the exercise price of the warrants, or an aggregate of $2,887,000. We have agreed to pay all costs, expenses and fees relating to the registration of the shares of our common stock covered by this prospectus. The selling security holders will bear all commissions and discounts, if any, attributable to the sale of the shares.

DIVIDEND POLICY

We have never declared or paid cash dividends on our capital stock. We currently intend to retain all available funds and future earnings, if any, to fund the development and growth of our business. Therefore, we do not anticipate paying any cash dividends in the foreseeable future. Any future determination to pay dividends will be at the discretion of our board of directors, and will depend upon our results of operations, financial condition, capital requirements and other factors including contractual obligations that our board of directors deems relevant and any limits in the payment of dividends that may be imposed upon us under any credit facility or other agreement we may have with a third party that restricts out ability to pay dividends.

JAMES MARITIME HOLDINGS, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS AS

OF DECEMBER 31, 2023 AND 2022

	December 31, 2023	December 31, 2022
ASSETS

Cash	$45,551	$455,454
Accounts receivables	720,112	722,367
Prepaid expenses and other current assets	42,723	70,487
Total current assets	808,387	1,248,308

Due from related parties	7,400	7,379
Intangible assets	2,088,274	4,150,280
Property and equipment, net	159,142	200,502
Right-of-use asset	346,986	168,339
Total assets	$3,410,188	$5,774,808

LIABILITIES

Accounts payable and accrued expenses	$1,455,216	$921,230
Accrued payroll expenses	214,691	161,360
Due to related parties	7,960	-
Deferred revenue	-	400,000
Common stock to-be-issued	-	50,000
Notes payable, current portion	536,251	323,562
Convertible debenture, current portion	35,000	35,000
Loans payable, current portion	760,842	585,831
Embedded conversion feature	175,045	331,399
Operating lease liability, current	81,805	114,400
Total current liabilities	3,266,810	2,922,782

Notes payable, net of current portion	110,287	110,287
Loans payable, net of current portion	67,800	490,093
Operating lease liability	288,413	68,953
Total liabilities	3,733,310	3,592,115

SHAREHOLDERS’ EQUITY (DEFICIT)
Preferred Stock – Series A, 2,000,000 authorized shares, $0.001 par value; 400,000 shares issued and outstanding, as of December 31, 2023 (400,000 as of December 31, 2022)	400	400
Common Stock, 90,000,000 shares authorized, $0.001 par value; 9,064,129 shares issued and outstanding as of December 31, 2022 (9,004,129 as of December 31, 2022)	9,064	9,004
Additional paid-in capital	13,769,537	13,656,447
Accumulated deficit	(13,915,927)	(11,454,076)
Equity (deficit) attributable to shareholders of James Maritime Holdings, Inc.	(136,926)	2,211,775
Non-controlling interest	(186,196)	(29,082)
Total shareholders’ equity (deficit)	(323,122)	2,182,693
Total liabilities and shareholders’ equity (deficit)	$3,410,188	$5,774,808

JAMES MARITIME HOLDINGS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS FOR

THE YEARS ENDED DECEMBER 31, 2023 AND 2022

	Years ended December 31,
	2023	2022
Net sales	$8,820,348	$4,063,122
Cost of goods sold	6,053,710	3,213,604
Gross profit	2,766,638	849,518

Operating expenses:
Selling, general, and administrative expenses	3,542,186	3,162,780
Loss on impairment of intangible assets	911,467	-
Total operating expenses	4,453,653	3,162,780

Operating loss	(1,687,015)	(2,313,262)

Other income (expense)
Interest income	-	118
Interest expense	(1,062,034)	(766,579)
Financial expenses	(26,607)	(158,797)
Change in fair value of derivative liability	156,354	-
Gain on settlement	-	398,922
Employee retention credit	-	2,959,811
Other income (expenses)	337	(6,768)
Total other income (expense), net	(931,950)	2,426,707

Net income (loss)	$(2,618,965)	$113,445

Less: net loss attributable to non-controlling interests	(157,114)	(91,449)

Net income (loss) attributable to James Maritime Holdings, Inc. and subsidiaries	$(2,461,851)	$204,894

Weighted average number of common shares outstanding:
Basic	9,046,047	7,842,865
Diluted	9,046,047	8,271,751

Net income (loss) per share:
Basic	$(0.27)	$0.03
Diluted	$(0.27)	$0.02

JAMES MARITIME HOLDINGS, INC.. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2023, AND 2022

1. Nature and Continuance of Operations

Business Operations Basis of Presentation

The accompanying consolidated financial statements include the accounts of James Maritime Holdings, Inc. and its majority-owned subsidiary, Gladiator Solutions Inc. (“Gladiator”), and its wholly owned subsidiary United Security Specialists Inc. (“USS”) (collectively as the “Company”).

Substantially all of the Company’s business is conducted through its subsidiaries, Gladiator and USS. Gladiator produces revenues through the distribution of personal protective products, primarily through mail-in orders to customers or via e-commerce sales generated through their website. USS provides professional security personnel enhanced by smartphone-based security applications.

Share Exchange Agreement – United Security Specialists, Inc.

On September 23, 2022, James Maritime Holdings, Inc. completed a share exchange agreement with USS.

As a result of the exchange, James Maritime Holdings, Inc. became the sole shareholder of USS, holding 100% of all shares outstanding. See Note 3 for further information.

Basis of Presentation and Principles of Consolidation

The accompanying consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) and pursuant to the rules and regulations of the SEC. The Company has adopted a December 31 fiscal year-end for financial statement reporting purposes.

All operations activity related to James Maritimes’ subsidiary, Gladiator, all operations are included within consolidated statement of operations for the years ended December 31, 2023, and 2022, respectively.

All operations activity related to James Maritime Holdings, Inc.’s subsidiary, USS, for the year ended December 31, 2022, will only reflect activity from September 23, 2022, through December 31, 2022, the period for which USS was acquired and owned by Sentinel Holdings LDT. All operations for the year ended December 31, 2023, are included within consolidated statement of operations.

All intercompany balances were eliminated in the consolidated financial statements. Non-controlling interests are classified in the accompanying consolidated balance sheets as a component of equity. The amounts of consolidated net income (loss) attributable to both the Company and the non-controlling interests are separately presented in the accompanying consolidated statement of operations.

Going concern

The Company’s consolidated financial statements as of December 31, 2023, are prepared using U.S. GAAP, which contemplates continuation of the Company as a going concern. This contemplates the realization of assets and liquidation of liabilities in the ordinary course of business. The Company has yet to establish an ongoing source of revenue to finance its operating expenses and to continue as a going concern.

During the year ended December 31, 2023, the Company generated a net loss of $2,618,965. The accumulated deficit as of December 31, 2023, is $13,915,927 ($11,454,076 as of December 31, 2022). In order to continue as a going concern, the Company plans to receive funds through the selling of equity securities to existing and new shareholders. The Company is also evaluating potential acquisitions in the corporate security space. Additionally, the Company has created and maintained good customer relationships during 2023 for both USS and Gladiator, which the Company is relying on to potentially generate sustainable sales throughout 2024 and afterward. While management maintains they will be able to continue to generate sufficient cash flows through a combination of operations, debt, and equity raises, there is no guarantee the Company will be able to raise or generate additional funds in the short term to meet present obligations as they come due. Due to these factors, there is substantial doubt the Company may be able to continue as a going concern. The financial statements do not include any adjustments related to the recoverability and classification of assets or the amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern.

2. Summary of Significant Accounting Policies

Use of Estimates

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reporting amounts of assets and liabilities.

Estimates are used for, but not limited to, the accounting for inventories, impairment of long-term assets and derivatives.

It is reasonably possible that the estimate of the effect of a condition, situation, or set of circumstances that existing at the date of the financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Accordingly, the actual results of could differ significantly from those estimates.

Business Combinations

The Company accounts for all business combinations using the acquisition method of accounting. Under this method, assets and liabilities, including any remaining non-controlling interests, are recognized at fair value at the date of acquisition. The excess of the purchase price over the fair value of assets acquired, net of liabilities assumed, and non- controlling interests is recognized as goodwill. Certain adjustments to the assessed fair values of assets and liabilities, or non-controlling interests made subsequent to the acquisition date, but within the measurement period, which is up to one year, are recorded as adjustments to goodwill. Any adjustments subsequent to the measurement period are recorded in income. Results of operations of the acquired entity are included in the Company’s results from the date of the acquisition onward and include amortization expense arising from acquired tangible and intangible assets.

Cash

The Company considers all highly liquid investments with an original maturity of three months or less at the date of purchase to be cash and cash equivalents.

Concentration of Credit Risk

The Company maintains its cash accounts with financial institutions, where, at times, deposits exceed federal insurance limits of $250,000. The Company believes that no significant concentration of credit risk exists with respect to these cash balances due to its assessment of the credit worthiness and financial viability of the financial institutions.

Inventories

Inventories consist primarily of finished goods. Costs of finished goods inventories include all costs incurred to bring inventory to its current condition, which includes standard cost paid to suppliers, shipping costs, and other costs. The Company values its inventory using specific identification method of each inventory item. If the Company determines that the estimated net realizable value of its inventory is less than the carrying value of such inventory, it records a charge to cost of goods sold to reflect the lower of cost or net realizable value. If actual market conditions are less favorable than those projected by the Company, further adjustments may be required that would increase the cost of goods sold in the period in which such a determination was made.

Accounts Receivable

Accounts receivables are generally recorded at the invoiced amounts, net of an allowance for expected losses. The Company evaluates the collectability of its trade accounts receivable based on a number of factors. In circumstances where the Company becomes aware of a specific customer’s inability to meet its financial obligations to the Company, a specific reserve for bad debts is estimated and recorded, which reduces the recognized receivable to the estimated amount the Company believes will ultimately be collected. In addition to specific customer identification of bad debts, bad debt charges are recorded based on the Company’s historical losses and an overall assessment of past due trade accounts receivable outstanding. The allowance for accounts receivable is established through a provision reducing the carrying value of receivables. On December 31, 2023, and 2022, the Company determined that no allowance was necessary.

Leases

The Company accounts for a contract as a lease when it has the right to direct the use of the asset for a period of time while obtaining substantially all of the asset’s economic benefits. The Company determines the initial classification and measurement of its right-of-use (“ROU”) assets and lease liabilities at the lease commencement date and thereafter if modified. ROU assets and liabilities are represented on the balance sheet at the present value of future minimum lease payments to be made over the lease term. Leases that are insignificant or with a 12-month term or less at inception are not recorded on the consolidated balance sheet and are expensed as incurred in the consolidated statements of operations. As of December 31, 2023, the Company leased real estate and office space under non-cancelable operating lease agreements that qualified for ROU accounting treatment.

Property and equipment

The Company records depreciation when appropriate using the straight-line method over the estimated useful life of the assets. Property and equipment are stated at cost less accumulated depreciation. The estimated useful lives of the Company’s property and equipment by class are as follows:

Asset classes	Useful lives (in years)
Vehicles	5
Furniture and fixtures	7

Management regularly reviews property, equipment, and other long-lived assets for possible impairment. This review occurs annually or more frequently if events or changes in circumstances indicate the carrying amount of the asset may not be recoverable. Based on management’s assessment, there were no indicators of impairment of the Company’s property and equipment as of December 31, 2023, and 2022.

Intangible Assets

Intangible assets are recorded at their estimated fair value at the date of acquisition and are allocated to the reporting units that are expected to receive the related benefits. During the years ended December 31, 2023, and 2022 the Company determined that all intangibles were fully recognizable at their net book values and therefore no impairment was deemed necessary.

On September 23, 2022, the Company executed a share exchange agreement that resulted in the recognition of intangible assets (see Note 3 – USS Share Exchange Agreement). Management has determined that the intangible assets extrapolated from the share exchange agreement will be amortized over the useful life of 3 years.

Convertible Debt and Derivative Liabilities

The convertible debt is convertible into shares of common stock at a conversion rate of 10% of the lowest trading price during the previous five trading days. The terms of the embedded conversion feature require embedded derivative instrument treatment and classification as a separate liability. The conversion feature and certain other features are considered embedded derivative instruments, such as a conversion reset provision, a penalty provision and redemption option, which are to be recorded at their fair value as its fair value can be separated from the convertible note and its conversion is independent of the underlying note. The Company records the resulting discount on debt related to the conversion features at initial transaction and amortizes the discount using the effective interest rate method over the life of the debt instruments. The conversion liability is then marked to market each reporting period with the resulting gains or losses shown in the consolidated statement of operations.

Revenue recognition

The Company recognizes revenue when it satisfies its performance obligations by transferring control of promised products or services to its customers, which occurs either at a point in time or over time, depending on when the customer obtains the ability to direct the use of and obtain substantially all of the remaining benefits from the products or services.

The Company determines revenue recognition through the following five steps:

(1)  Identify the contract with the customer,

(2)  identify the performance obligations in the contract,

(3)  determine the transaction price,

(4)  allocate the transaction price to the performance obligations in the contract; and

(5)  recognize revenue when, or as, the performance obligations are satisfied.

Net revenues from Gladiator primarily consist of sales of personal protective products, including armor, plates, helmets, shields, and accessories shipped directly to customers. All revenue transactions for Gladiator comprise a single performance obligation, which consists of the sale of products to customers either through wholesale, intermediary, or direct-to-consumer channels. The company satisfies the performance obligation and records revenues when transfer of control has passed to the customer, based on the terms of sale. In all of the Companies revenue channels, transfer of control takes place at the point of sale upon shipment to customer.

Net revenues from United Securities primarily consist of security services provided to large residential, industrial, construction and government clients. Contracts with customers contain no incentives or discounts that could cause revenue to be allocated or adjusted over time. The Company does offer discounts, but historically the discounts have been insignificant. The Company satisfies the performance obligation for the agreed-upon period of time and location and records revenues after completion. There are no services that would be considered fulfilled over an extended period of time and necessitate different accounting treatment.

Advertising Costs

Advertising costs are charged to selling, general, and administrative expenses. Advertising production costs are expensed the first time an advertisement related to such production costs is run. Media (television, print and radio) placement costs are expensed in the month during which the advertisement appears. Advertising expenses for the years ended December 31, 2023, and 2022, were $80,196 and $50,110, respectively.

Shipping and Handling Costs

The Company incurs freight costs associated with shipping goods to customers. These costs are recorded as a component of cost of goods sold. For the years ended December 31, 2023, and 2022, shipping and handling costs totaled $13,196 and $35,122, respectively.

Earnings (loss) per Share

Basic earnings (loss) per common share is computed by dividing net income (loss) available to common stockholders for the period by the weighted average number of common shares outstanding during the period. Diluted earnings (loss) per common share are computed by dividing net income (loss) available to common stockholders for the period by the diluted weighted average common shares outstanding during the period. Diluted earnings (loss) per share reflects the potential dilution from common shares issuable through stock options, restricted stock units and other equity awards. For the year ended December 31, 2022, the Company generated a net income, therefore calculated diluted earnings per share with the applicable equity instruments. For the year ended December 31, 2023, the Company generated net losses, therefore applying applicable equity instruments for diluted earnings (loss) per share would have had an anti-dilutive effect. Please see Note 12 for the computation of earnings (loss) per common share for the years ended December 31, 2023, and 2022.

Fair Value of Financial Instruments

The carrying amounts shown for the Company’s cash and cash equivalents, accounts receivable, accounts payable and accrued expenses, and notes and loans approximate fair value because of the short-term maturity of those instruments.

The Company groups its recurring, non-recurring and disclosure-only fair value measurements into the following levels when making fair value measurement disclosures:

Level 1	Inputs are unadjusted quoted prices in active markets for identical assets or liabilities.

Level 2

Inputs are quoted prices for similar assets or liabilities in an active market, quoted prices for identical or similar assets or liabilities in markets that are not active, inputs other than quoted prices that are observable and market-corroborated inputs which are derived principally from or corroborated by observable market data.

Level 3	Inputs are derived from valuation techniques in which one or more significant inputs or value drivers are unobservable.

Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date (an exit price). The Company and its subsidiaries use, as appropriate, a market approach (generally, data from market transactions), an income approach (generally, present value techniques and option-pricing models), and / or a cost approach (generally, replacement cost) to measure the fair value of an asset or liability. These valuation approaches incorporate inputs such as observable, independent market data and/or unobservable data that management believes are predicated on the assumptions market participants would use to price an asset or liability. These inputs may incorporate, as applicable, certain risks such as nonperformance risk, which includes credit risk.

The Company received a fair value assessment from a third-party prior to the business combination with Gladiator. See Note 3 for further details and assumptions used in the calculation.

Income Taxes

Income taxes are accounted for under the asset and liability method. Deferred income tax assets and liabilities are established for temporary differences between the financial reporting basis and the tax basis of the Company’s assets and liabilities at tax rates expected to be in effect when such assets or liabilities are realized or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in operations in the period that includes the enactment date of a change in tax rates. Deferred income tax assets are reduced by valuation allowances when necessary. On December 31, 2023, and 2022, the Company had no material unrecognized tax benefits and no adjustments to liabilities or operations were required. The 2020 through 2023 tax years remain subject to examination by federal and most state tax authorities.

Commitments and Contingencies

Certain conditions may exist as of the date the financial statements are issued, which may result in a loss to the Company, but which will only be resolved when one or more future events occur or fail to occur. The Company assesses such contingencies related to legal proceedings that are pending against the Company or unasserted claims that may result in such proceedings. The Company evaluates the perceived merits of any legal proceedings, or unasserted claims as well as the perceived merits of the amount of relief sought or expected to be sought therein.

If the assessment of a contingency indicates that it is probable that a material loss has been incurred and the amount of liability can be estimated, then the estimated liability would be accrued in the Company’s financial statements. If the assessment indicates that a potential material loss contingency is not probable but is reasonably possible, or is possible but cannot be estimated, then the nature of the contingent liability, and an estimate of the range of possible losses, if determinable and material, would be disclosed.

Loss contingencies considered remote are generally not disclosed unless they involve guarantees, in which case the guarantees would be disclosed.

Non-controlling Interests

Non-controlling interests are classified in the accompanying consolidated balance sheet as a component of equity. The amounts of consolidated net income (loss) attributable to both the Company and the non-controlling interests are separately presented in the accompanying consolidated statements of operations.

Recently Issued Accounting Standards

In June 2016, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2016-13. Credit Losses (Topic 326) – Measurement of Credit Losses of Financial Statements Instruments. ASU 2016-13 requires entities to use a forward-looking approach based on current expected credit losses to estimate credit losses on certain types of financial instruments, including trade receivables, which may result in the earlier recognition of allowance for losses. ASU 2016-13 is effective beginning January 1, 2023, and early adoption is permitted. The adoption of ASU 2016-13 did not have any material impact on the Company’s financial statement presentation or disclosures.

In May 2021, the FASB issued ASU 2021-04, Earnings Per Share (Topic 260), Debt — Modifications and Extinguishments (Subtopic 470-50), Compensation — Stock Compensation (Topic 718), and Derivatives and Hedging — Contracts in Entity’s Own Equity (Subtopic 815-40): Issuer’s Accounting for Certain Modifications or Exchanges of Freestanding Equity-Classified Written Call Options (“ASU 2021-04”). ASU 2021-04 provides guidance as to how an issuer should account for a modification of the terms or conditions or an exchange of a freestanding equity- classified written call option (i.e., a warrant) that remains equity classified after modification or exchange as an exchange of the original instrument for a new instrument. An issuer should measure the effect of a modification or exchange as the difference between the fair value of the modified or exchanged warrant and the fair value of that warrant immediately before modification or exchange and then apply a recognition model that comprises four categories of transactions and the corresponding accounting treatment for each category (equity issuance, debt origination, debt modification, and modifications unrelated to equity issuance and debt origination or modification). ASU 2021-04 is effective for fiscal years beginning after December 15, 2021, including interim periods within those fiscal years. An entity should apply the guidance provided in ASU 2021- 04 prospectively to modifications or exchanges occurring on or after the effective date. Early adoption is permitted, including adoption in an interim period. If an entity elects to early adopt ASU 2021-04 in an interim period, the guidance should be applied as of the beginning of the fiscal year that includes that interim period. The adoption of ASU 2021-04 did not have any material impact on the Company’s consolidated financial statement presentation or disclosures.

3. Share Exchange Agreement with United Securities Specialists, Inc. (USS)

On September 23, 2022 (the “USS Closing date”), USS entered into a share exchange agreement with the Company, in which all the outstanding shares, 100 common shares, no par value, were exchanged for 1,000,000 shares, $0.001 par value of James Maritime Holdings, Inc. common stock.

The Company also included contingent considerations if USS meets or exceeds certain earnings before interest, taxes, amortization (“EBITDA”) thresholds:

-

$20,000,000 and 15% during any consecutive (12) month period commencing on the Closing date and ending on December 31, 2025 (“the Measurement Period”), the Company shall issue an aggregate 500,000 shares of James Maritime Holdings, Inc. stock

-	$30,000,000 and 15% during the measurement period, the Company shall issue an aggregate 500,000 shares of James Maritime Holdings, Inc. stock
-	$40,000,000 and 15% during the measurement period, the Company shall issue an aggregate 500,000 shares of James Maritime Holdings, Inc. stock
-	$50,000,000 and15% during the measurement period, the Company shall issue an aggregate 500,000 shares of James Maritime Holdings, Inc. stock

If all criteria are met, an aggregate of 2,000,000 earnout shares will be awarded to the Company.

The Company utilized a third-party valuation specialist to calculate the intangible assets and estimate the purchase price of the agreement. The valuation utilized a share purchase price of $1.00, which constitutes a Level 2 fair value measurement.

The allocation of the purchase price in connection with the acquisition of USS was calculated as follows:

Purchase price (2)	$1,000,000
Plus: Net liabilities assumed (3)	2,439,614
Intangibles (1)	$3,439,614

(1) Intangibles were determined to consist of two separately identifiable intangible assets to be amortized over their useful lives of 3 years (the average time the Company has maintained customer and employee relationships). 50% of the value or $1,719,807 was attributable to Employee Expertise and 50% of the value or $1,719,807 was attributable to Customer Relationships.

(2) The purchase price was calculated by taking the recapitalization of James Maritime Holdings, Inc. shares of 1,000,000 (previously 100 Company shares) at $1.00 per share, resulting in a total purchase price of $1,000,000.

The following tables present the allocation of the purchase consideration, which includes tangible and intangible assets acquired and liabilities assumed, based on their assessed fair values

Assets acquired:
Cash	$21,437
Accounts receivable	206,536
Prepaid expenses	10,487
Property and equipment	199,584
Right-of-use asset	193,839
Intangible assets	99,609
Total assets acquired	$731,492

Liabilities assumed:
Accounts payable and accrued expenses	$704,637
Accrued payroll	172,366
Notes payable – current and non-current	1,017,771
Loan – current and non-current	1,066,012
Operating lease liability – current and non-current	210,320
Total liabilities assumed	$3,171,106

Net assets (liabilities) acquired/assumed	$(2,439,614)

If the share exchange agreement had occurred on January 1, 2022, the pro forma consolidated revenues on December 31, 2022, would have amounted to approximately $9,420,417 and the consolidated operating loss would have amounted to approximately $2,301,112.

4. Intangible Assets

The Company’s intangible assets are as follows:

	December 31, 2023	December 31, 2022
Customer relationships	$2,420,014	$2,420,014
Supplier relationships	700,207	700,207
Employee expertise	1,719,807	1,719,807
Software development costs	99,609	99,609
Less: impairment loss	(911,467)	-
Less: accumulated amortization	(1,939,896)	(789,357)
Net intangible assets	$2,088,274	$4,150,280

Amortization expense for the years ended December 31, 2023, and 2022 equated to $1,150,539 and $780,086, respectively and is included in selling, general, and administrative expenses in the consolidated statements of operations. During the year ended December 31, 2023, the company recognized an impairment loss of $911,467 on assets acquired as part of the business combination with Gladiator, due to the uncertainty of future operations of that entity.

5. Property and Equipment

The table below displays the Company’s property and equipment balances as of December 31, 2023, and 2022, respectively.

	2023	2022
Furniture and fixtures	$16,062	$16,062
Vehicles	195,322	195,322
Less: accumulated amortization	(52,240)	(10,882)

Total property and equipment, net	$159,142	$200,502

Depreciation expense for the years ended December 31, 2023, and 2022 equated to $41,359 and $10,882, respectively and is included in selling, general, and administrative expenses in the consolidated statements of operations.

6. Lease Payable

The Company leases its headquarters office. Leases with an initial term of 12 months or less or are immaterial are not included on the balance sheets. During the year ended December 31, 2020, the Company entered into an office lease for its administrative operations. This lease is for a 48.5-month term, expiring on July 31, 2024, with an initial monthly payment of $8,819. Straight-line rent per month was calculated at $9,522. During the year ended December 31, 2023, the Company entered into an additional operating lease that expires in January 2028, with a month rental payment of $9,208.

The components of lease expense included on the Company’s consolidated statements of operations were as follows:

	As of December 31, 2023	As of December 31, 2022
Weighted average remaining lease term (in years)	2.85	1.58
Weighted average discount rate	7.56%	6.00%

Amounts relating to operating leases were presented on the consolidated balance sheets as of December 31, 2023, in the following line items:

	December 31, 2023	December 31, 2022
Operating Leases
ROU lease assets	$346,986	$168,339
Lease liabilities, short-term	81,805	114,400
Lease liabilities, long-term	288,413	68,953

Future minimum lease payments required under operating leases on an undiscounted cash flow basis as of December 31, 2023, is as follows:

Operating Lease
Fiscal Year	Payments
2024	$141,532
2025	103,661
2026	107,020
2027	110,228
2028	9,208
Total minimum lease payments	471,649
Less: imputed interest	(101,431)
Present value of future minimum lease payments	370,218
Less: current lease liabilities	(81,805)
Operating lease liabilities, non-current	$288,413

7. Accounts Payable and Accrued Expenses

The accounts payable and accrued expenses balance consists of the following as of December 31, 2023, and 2022:

	2023	2022
Accounts payable	$820,208	$723,886
Credit card liability	50,040	156,115
Accrued interest	564,213	26,809
Taxes payable	20,755	14,420
	$1,455,216	$921,230

8. Notes Payable, current and non-current

The following table summarizes the outstanding notes payable amount owed by the Company as of December 31, 2023, and 2022:

		2023	2022
Kapitus	(a)	$122,973	$122,973
Henry Sierra	(b)	148,946	168,276
Padilla	(d)	58,256	-
Clearview	(e)	316,363	-
IOU	(c)	-	142,600
Total notes payable outstanding		646,538	433,849
Notes payable, current portion		536,251	323,562
Notes payable, excluding current		$110,287	$110,287

(a)

On November 4, 2020, Gladiator received $69,800 from their supplier, Kapitus Servicing Inc. Gladiator agreed to pay back the note in weekly installments of $1,419, which includes interest, for a total term of 15 months from commencement. The interest paid over the maturity period totals $22,336 (45.6% per annum). For the year ended December 31, 2022, and for the period December 13, 2021, through December 31, 2021, Gladiator paid $155 and $240 in interest expense related to this note, respectively. The note has been fully paid off.

On August 20, 2021, Gladiator received $25,500 from their supplier, Kapitus Servicing Inc. Gladiator agreed to pay back the note in weekly installments of $519, which includes interest, for a total term of 15 months from commencement. The interest paid over the maturity period totals $8,205 (46.5% per annum). For the year ended December 31, 2022, and for the period December 13, 2021, through December 31, 2021, Gladiator paid $4,514 and $541 in interest expense related to this note, respectively. The note has been fully paid off.

On September 15, 2022, Gladiator received additional funding of $150,000 from their supplier, Kapitus Servicing Inc. The Company agreed to pay back the note in weekly installments of $3,003, which includes interest, for a total term of 15 months from commencement. The interest paid over the maturity period totals $45,000 (24% per annum). For the year ended December 31, 2022, Gladiator paid $18,018 in interest expense related to this note. The Company accrued interest payable of $29,514 on this note as of and for the year ended December 31, 2023. As of the date these consolidated financial statements are filed, the loan is in default.

(b)

On September 23, 2021, Mr. Sierra resigned from his position of employment with USS. As a result, USS agreed to repurchase 100 shares of common stock held by Mr. Sierra and in exchange, issued a promissory note with a repurchase amount of $637,500. The repurchase amount was reduced by $405,545 as a result of distributions to Mr. Sierra from the Company. The remaining value of $231,955 is to be repaid through the promissory note. This note bears no interest and monthly installment payments are payable over 4 years beginning November 15, 2021. The promissory note was discounted at 6% prior to acquisition, however, was recognized at fair value upon the acquisition of USS by James Maritime, for an adjusted fair value of $182,773. As of December 31, 2023, and 2022, the note had an outstanding principal of $148,946 and $168,276, respectively.

(c)

On May 31, 2022, USS entered into a promissory note agreement with IOU Central Inc. for $336,000, which matured on November 29, 2023. The Company agreed to pay back the note in weekly installments of $5,690 and a final payment of $2,831, which includes interest, as well as incudes $1,038 attributable to the weekly loan guarantee fee. An origination fee of $36,000 and a loan guarantee fee of $81,000 are included in the principal was charged and discounted against the note over the term. As of December 31, 2022, the note had an outstanding principal balance of $211,246 and a debt discount of $68,646. The note was satisfied in full during the year ended December 31, 2023.

(d)

On October 6, 2023, USS entered into a promissory note agreement with Ashley Padilla for $100,000, which matured on April 5, 2024. An origination and guarantee fee of $30,000 are included in the principal which was charged and discounted against the note over the term. As of December 31, 2023, the note had an outstanding balance of $58,256.

(e)

On August 4, 2023, USS entered into a promissory note agreement with Clearview Funding Solutions for $400,000, which matured in February 2024. An origination and finance fee of $180,000 are included in the principal and discounted against the note over the term. As of December 31, 2023, the note had an outstanding balance of $318,363.

9. Loans, current and non-current

The following table summarizes the outstanding loans amount owed by the Company as of December 31, 2023, and 2022:

		2023	2022
Quattro Capital	(a)	$250,000	$237,500
Merchant cash advances	(b)	36,000	206,680
Vehicle loans	(c)	76,309	117,971
Newtek	(d)	398,533	395,973
SBA Loan	(e)	67,800	67,800
Westwood settlement	(f)	-	50,000
Total loans outstanding		$828,642	$1,075,924
Loans, current portion		$(760,842)	$(585,831)
Loans, excluding current		67,800	490,093

(a)

On December 9, 2022, Gladiator entered into a collateralized loan of the Company’s inventory with Quattro Capital LLC, a third-party lender. The Company received $250,000, maturing 60 days after the effective date, or February 9, 2023. The Company is responsible for paying additional fees related to the escrow agent and brokers in the amounts of $6,000 and $6,500, which is included in the loan balance as a debt discount. The interest will accrue at a non-compounding rate of 25% of the total loan value upon maturity (or $62,500). Penalty interest of $1,200 will accrue daily after the maturity date until the full value of the loan is paid. As of the date these consolidated financial statements are filed, the loan is in default, and the Company has included interest (including penalty interest) of $452,500.

(b)

On September 16, 2022, Gladiator entered into a collateralized loan of the Company’s future receipts of receivables with Pinnacle Business Funding LLC (“PBF”). The Company received net amount of $145,500 (net of $$4,500 paid for ACH fees) in exchange for $202,500 receivables purchased by PBF. The Company agreed to pay $6,328 per week as funds are made available to be sent to PBF until paid off in its entirety. As of December 31, 2023, and 2022, $36,000 and $77,368 remains outstanding, respectively (2022 - $107,578 principal netted against $30,210 of a debt discount).

(b)

On November 18, 2021, USS entered into a collateralized loan of the Company’s future receipts of receivables with GHI Funding, LLC (“GHI”). The Company received a net amount of $180,000 (net of $20,000 paid for ACH fees) in exchange for $300,000 receivables purchased by GHI. The Company agreed to pay $2,600 every day for which funds are available to be sent to GHI until paid off in its entirety. As of December 31, 2022, $103,312 remains outstanding. This loan was satisfied in full during the year ended December 31, 2023.

On December 28, 2021, USS entered into a collateralized loan of the Company’s future receipts of receivables with Adar Funding, LLC (“AF”). The Company received a net amount $180,000 (net of $20,000 paid for ACH fees) in exchange for $300,000 receivables purchased by AF. The Company agreed to pay $5,000 every day for which funds are available to be sent to AF until paid off in its entirety. As of December 31, 2022, $26,000 remained outstanding. This loan was satisfied in full during the year ended December 31, 2023.

(c)

Upon acquisition of USS on September 23, 2022, the Company assumed the liabilities for eleven vehicle loans from USS which together had an outstanding total amount of $140,300. During the period beginning September 23, 2022, and ended December 31, 2022, the Company made principal repayments of $47,268 for its vehicle loans. On December 31, 2023, and 2022, the total amount outstanding is $76,309 and $117,971, respectively, with 9 vehicle loans currently outstanding. The Company currently has loans for vehicles with interest rates between 0% and 12.6%, per annum. Monthly payments range from $98 to $695, with an aggregate monthly payment of $4,923. All loans have a term between 1 and 6 years.

(d)

On December 30, 2020, USS entered into a $466,000 loan agreement (“NewTek loan”) with an outside lender, NewTek Small Business Finance, LLC. The U.S. Small Business Administration (“SBA”) agreed to guarantee up to 75% of the NewTek loan principal in exchange for a guaranty fee of $10,485. Under the terms of the NewTek loan, the interest rate is the prime rate, plus 2.75% and may be adjusted every change period (every quarter). The interest rate is originally stated at 6%. Monthly installment payments, which include interest, began on February 2, 2021. As of December 31, 2023, and 2022, the principal balance was $398,533 and $395,973, respectively, and accrued interest payable as of December 31, 2023, and 2022 of $68,058 and $47,517, respectively.

(e)

On March 3, 2021, the Company received a loan from the U.S. Small Business Administration (“SBA”) in the amount of $67,900 with an interest rate of 3.75% per annum. The loan is due and payable thirty (30) years from the date of the note. Interest accrued as of years ended December 31, 2023, and 2022 is $7,204 and $4,661, respectively.

(f)

On July 9, 2021, USS sold $685,000 of their receivables in a purchase agreement with an outside lender, Westwood Funding Solutions, LLC (“Westwood”). The purchase price of the receivables totaled $685,000, with the Company receiving net proceeds of $500,000 after applicable fees were deducted. The Westwood Funding agreement was guaranteed by the USS CEO. On December 27, 2022, Westwood entered into a settlement agreement with USS for an amount of $125,000. On December 28, 2022, $75,000 was paid towards this balance. The remaining $50,000 as of December 31, 2022, is owed in monthly installments of $10,000 until paid off. This loan was satisfied in full during the year ended December 31, 2023.

10. Convertible Notes

On February 8, 2021, Gladiator entered into a note agreement with Pink Holdings LLC. The Company received $10,000 at a 6% interest rate per annum, maturing on February 7, 2022. All principal and interest are due upon maturity. The issuer of the note has the option to convert any part, or all of the outstanding interest or principal amount owed into fully paid and non-assessable shares of common stock of the Company at a stock price at the lower of 10% of the lowest trading price during the 5-trading day period ending on the conversion date per share. As of the year ended December 31, 2023, and 2022, the Company accrued $1,105 and $505, respectively, in interest related to this note. Due to the variable nature of the conversion feature, this note was determined to contain a derivative liability. It was valued using the Black-Scholes pricing model with the following inputs: 18,508 shares, stock price of $6.00, exercise price of $0.60, 0.1-year term, and volatility of 40.88%.

On February 26, 2021, Gladiator entered into a note agreement with Pink Holdings LLC. The Company received $25,000 at a 6% interest rate per annum, maturing on February 25, 2022. All principal and interest are due upon maturity. The issuer of the note has the option to convert any portion, or all of the outstanding interest or principal amount owed into fully paid and non-assessable shares of common stock of the Company at a stock price at the lower of 10% of the lowest trading day period ending on the conversion date per share. As of the year ended December 31, 2023, and 2022, the Company accrued $2,765 and $1,265, respectively, in interest related to this note. Due to the variable nature of the conversion feature, this note was determined to contain a derivative liability. It was valued using the Black-Scholes pricing model with the following inputs: 46,275 shares, stock price of $6.00, exercise price of $0.60, 0.1-year term, and volatility of 40.88%.

As of December 31, 2023, these notes have not been converted and are overdue.

11. Stockholders’ Equity

Common Stock

a. Authorized

The Company is authorized to issue 90,000,000 shares of common stock, each with a par value of $0.001.

b. Transactions during 2023

On December 23, 2022, the Company received $50,000 as consideration for 50,000 common shares to an officer. These shares were not issued until after year-end, resulting in a liability rather than equity transaction as of the year ended December 31, 2022. During the year ended December 31, 2023, these shares were issued and included in shareholders’ equity.

On April 20, 2023, the Company issued 10,000 shares of common stock for professional services received, resulting in recognition of $63,150 in the share-based compensation expense account.

c. Transactions during 2022

On February 28, 2022, the Company issued 50,000 shares of common stock at a price of $1 per share to an officer. The Company received $50,000 on consideration for the shares issued.

On May 12, 2022, the Company issued 100,000 shares of common stock at a price of $1 per share. The Company received a total of $100,000 from two separate investors as consideration for the shares issued.

On September 23, 2022, The Company issued 1,000,000 shares of common stock at a price of $1 per share as part of a stock-exchange agreement, resulting in the acquisition of United Security Specialists, Inc. (see Note 4 – USS Stock Exchange Agreement). 940,000 of those shares were issued to an officer of USS.

On October 11, 2022, the Company issued 100,000 units as part of a share purchase agreement. Each unit includes 1 common restricted share and a warrant to purchase 10 additional restricted shares for a purchase price equal to $3.50 per share.

On October 14, 2022, the Company issued 100,000 shares of common stock at a price of $1 per share to an officer. The Company received $100,000 in consideration of the shares issued.

On October 14, 2022, the Company issued 300,000 shares of common stock for consulting services received, resulting in recognition of $300,000 in the consulting expenses account.

Preferred Stock

a. Authorized and voting rights

The Company is authorized to issue 2,000,000 shares of its series A preferred stock, each with a par value of $0.001. Each share of the series A preferred stock has the equivalent voting power of (30) thirty shares of the Company’s common stock. The series A preferred stock does not have any liquidation or dividend rights or preferences. On July 20, 2021, the Company converted 1,600,000 preferred shares held by a related party, in exchange for 750,000 shares of the Company’s common stock (the “July conversion”). The series A preferred stock does not have any native convertible rights, preferences, or other conversion terms, and the Company had not previously signed an agreement setting conversion terms for the July conversion. Therefore, the July conversion met the requirements under ASC 260 to be considered a preferred stock extinguishment for the purposes of calculating the company’s earnings per share available to common shareholders. There were no transactions during the years ended December 31, 2023, and 2022.

The Company is authorized to issue 1,000,000 shares of its series B preferred stock, each with a par value of $0.001. Each share of the series B preferred stock has the equivalent voting power of (10) thirty shares of the Company’s common stock and can convert into common at a ratio of 50:1. The series B preferred stock does not have any liquidation or dividend rights or preferences.  On September 6, 2024, the Company issued 50,000 shares as a consulting fee to its majority shareholder.

The Company is authorized to issue 10,000,000 shares of preferred stock, each with a par value of $0.001.

Warrants

The following table summarizes the Company’s warrant activity:

	Number of Warrants	Weighted Average Exercise Price
Outstanding, January 1, 2022	1,000,000	$3.50
Granted	-	-
Exercised	-	-
Expired/Cancelled	-	-
Outstanding, December 31, 2022	1,000,000	$3.50
Granted	-	-
Exercised	-	-
Expired/Cancelled	-	-
Outstanding, December 31, 2023	1,000,000	$3.50
Exercisable, December 31, 2023	1,000,000	$3.50
Exercisable, December 31, 2022	1,000,000	$3.50

12. Earnings (Loss) Per Share

The earnings (loss) per share (“EPS”) is calculated by dividing the net loss attributable to common shareholders less any preferred dividends by the weighted average common shares outstanding during the period. Diluted earnings (loss) per share is computed by dividing net income (loss) minus preferred dividends by the weighted average number of common shares outstanding plus common stock equivalents (if dilutive).

The following table sets forth the computation of basic and diluted EPS:

	Years ended December 31,
	2023	2022
Net (loss) income	$(2,618,965)	$113,445
Less: Net (loss) income attributable to noncontrolling interests	(157,114)	(91,449)
Net (loss) income attributable to James Maritime Holdings, Inc. shareholders	(2,461,851)	204,894

Weighted average common shares outstanding- basic	9,046,047	7,842,865

Dilutive effect of convertible debentures and warrants	-	428,886

Weighted average common shares outstanding – diluted	9,046,047	8,271,751

Basic earnings (loss) per share	$(0.27)	$0.03

Diluted earnings (loss) per share	$(0.27)	$0.02

There are approximately 64,783 number of shares that are not considered in the above calculation of 2023 diluted EPS as they would be anti-dilutive in nature. These shares are attributable to convertible notes issued in 2021. No other equity instruments exist that would be applied in the calculation of diluted earnings per share in the case they were dilutive in nature.

13. Concentration of Risk

The Company is potentially subject to concentration risk in its sales revenue and sources of inventory.

The Company has two major customers that accounted for approximately 27% ($2,359,000) and 20% ($1,775,000) and 29% ($1,195,000) and 19% ($773,239) in sales revenue in 2023 and 2022, respectively. The Company plans to maintain these relationships with customers and leverage these relationships in obtaining more clients in order to hedge their concentration risk.

The Company has two major suppliers that accounted for approximately 82% ($1,029,427) and 12% ($151,497) of cost of inventory sold in 2022. For 2023, the Company’s major costs of revenue were salaries and payroll related to services rendered to customers.

14. Income Taxes

There was no income tax expenses reflected in the results of operations for the years ended December 31, 2023, and 2022.

	For the years ended December 31,
	2023	2022
Net income (loss) per book	$(2,618,965)	$113,445
Federal statutory income tax rate	-	23,823
State income tax, net of federal benefit	-	(114,230)
Employee Retention Credit	-	(621,560)
Non-deductible amortization	433,021	164,848
Other	-	11,364
Valuation allowance	2,185,944	535,756
Income tax	$-	$-

The tax effects of temporary differences which give rise to deferred tax assets (liabilities) are summarized as follows:

	For the years ended December 31,
	2023	2022
Net operating loss carry forwards	$1,381,803	$846,059
Right of use assets	-	4,202
Fixed assets	(41,359)	(17,785)
Total deferred tax assets	1,340,444	832,476
Valuation allowance	(1,340,444)	(832,476)
Net deferred tax assets	$-	$-

The Company had net operating losses of approximately $6,647,817 for both federal and state that were generated in the current year which do not expire but are subject to an 80% utilization against future taxable income.

In assessing the realization of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Deferred tax assets consist primarily of the tax effect of NOL carry-forwards. The Company has provided a full valuation allowance on the deferred tax assets because of the uncertainty regarding its realizability.

The Company’s policy is to record interest and penalties associated with unrecognized tax benefits as additional income taxes in the statement of operations. As of December 31, 2023, and 2022, the Company had no unrecognized tax benefits. There were no changes in the Company’s unrecognized tax benefits during the years ended December 31, 2023, and 2022. The Company did not recognize any interest or penalties during the 2023 and 2022 fiscal year related to unrecognized tax benefits.

15. Subsequent Events

The Company evaluated subsequent events occurring from January 1, 2024, through May 31, 2024, the date in which the consolidated financial statements were available to be issued.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS

You should read the following discussion and analysis of our financial condition and results of operations together with the financial statements and the related notes and other financial information included elsewhere in this prospectus. In addition to historical information, this discussion and analysis contains forward-looking statements that involve risks, uncertainties and assumptions. Our actual results may differ materially from those discussed below. Factors that could cause or contribute to such differences include, but are not limited to, those identified below, and those discussed in the section titled “Risk Factors” beginning on page 15. Our historical results are not necessarily indicative of the results to be expected for any future period.

Emerging Growth Company Status

We are an emerging growth company, as defined in the JOBS Act. Under the JOBS Act, emerging growth companies can delay adopting new or revised accounting standards issued subsequent to the enactment of the JOBS Act until such time as those standards apply to private companies. We have irrevocably elected not to avail ourselves of this exemption and, therefore, we are subject to the same new or revised accounting standards as other public companies that are not “emerging growth companies.” Other exemptions and reduced reporting requirements under the JOBS Act for emerging growth companies include presentation of only two years audited financial statements in a registration statement for an initial public offering, an exemption from the requirement to provide an auditor’s report on internal controls over financial reporting pursuant to the Sarbanes-Oxley Act of 2012, an exemption from any requirement that may be adopted by the Public Company Accounting Oversight Board regarding mandatory audit firm rotation, and less extensive disclosure about our executive compensation arrangements.

We will remain an emerging growth company until the earliest of (i) the last day of our first fiscal year in which we have total annual gross revenue of $1.07 billion or more, (ii) the last day of the fiscal year following the fifth anniversary of closing of this offering, (iii) the date on which we have issued more than $1.0 billion of non-convertible debt instruments during the previous three fiscal years or (iv) the date on which we are deemed a “large accelerated filer” under the rules of the SEC with at least $700.0 million of outstanding equity securities held by non-affiliates.

Overview

James Maritime Holdings, Inc. operates mainly through its subsidiaries, Gladiator and USS. Gladiator specializes in the distribution of personal protective products, largely through mail-in orders and e-commerce channels. On the other hand, USS offers a combination of professional security personnel services, enhanced by smartphone-based security applications, providing a unique blend of traditional and modern security solutions. The consolidated financial statements were prepared according to U.S. GAAP and SEC regulations. The Company has adopted a December 31 fiscal year-end for financial statement reporting.

Critical Accounting Policies and Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amount of assets and liabilities, the disclosure of contingent assets and liabilities and the reported amounts of revenue and expenses during the reported periods. We evaluate these estimates and assumptions on an ongoing basis and base our estimates on historical experience, current conditions and various other assumptions that are believed to be reasonable under the circumstances. The results of these estimates form the basis for making judgments about the carrying values of assets and liabilities as well as identifying and assessing the accounting treatment with respect to commitments and contingencies. Our actual results may materially differ from these estimates.

The financial statements were prepared with estimates and assumptions that impact the reported amounts of assets and liabilities. These estimates were used for inventories, impairment of long-term assets, and derivatives. The actual results could differ significantly from these estimates.  Business combinations were accounted for using the acquisition method. Assets, liabilities, and any remaining non-controlling interests were recognized at fair value on the acquisition date. The excess of the purchase price over the fair value of assets acquired, net of liabilities assumed, and non-controlling interests, was recognized as goodwill.  The company considers investments with an original maturity of three months or less at the purchase date as cash and cash equivalents.

The preparation of the consolidated financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, and disclosure of contingent liabilities at the date of the condensed consolidated financial statements and the reported amounts of expenses during the reporting period. Actual results could differ from those estimates.

Management makes estimates that affect certain accounts including deferred income tax assets, accrued expenses, fair value of equity instruments and reserves for any other commitments or contingencies. Any adjustments applied to estimates are recognized in the period in which such adjustments are determined.

Results of Operations

The following tables set forth the components of our statements of operations for each of the periods presented and as a percentage of revenue for those periods. The period-to-period comparison of results of operations is not necessarily indicative of results of future periods.

Years ended December 31, 2023, and 2022

For the year ending December 31, 2023, the Company had net sales of $8,820,348, in contrast to $4,063,122 in 2022, as the Company marked its first full year of revenues for the year ended December 31, 2023.  Accounts receivables reached $720,112 as of December 31, 2023, which is relatively consistent from the 2022 calendar year. Intangible assets decreased by $2,062,006 from $4,150,280 in 2022 to $2,088,274 in 2023 as a result of the full impairment of Gladiator assets.

Accounts payable and accrued expenses increased by $533,986 year over year. Deferred revenue, from advanced payments or unearned revenue, saw a decrease of $400,000 in 2023.  Liabilities increased slightly from $3,592,115 as of December 31, 2022, to $3,733,310 as of December 31, 2023.

Cost of Revenue

The cost of sales for 2023 was $6,053,710, reflecting a full year of sales activities, compared to $3,213,604 in 2022. This growth in sales resulted from enhanced business operations and an expanded customer base as a result of global volatility and military conflicts in 2023.

General and Administrative

Selling, general, and administrative expenses were $3,542,186 in 2023, in comparison to $3,162,780 in 2022.  General and administrative expenses increased mainly due to accounting and legal expenses and administrative expenses resulting from our rapid growth via the acquisition of USS.

Other Income and Expenses

There was a gain from change in derivative liability of $156,354 in 2023. However, these gains were offset by interest expenses of $1,062,034 and financial expenses of $26,607. In total, the net other loss for 2023 was $931,950, a significant increase from net other income of $2,426,707 in 2022, which was mainly caused by the employee retention credits received in the prior year.

Net loss and Net Gain

The Company reported a net loss of $2,618,965 for 2023, compared to net income of $113,445 for 2022. The large change year over year is due to a large employee retention credit that was received in the prior year to offset operating losses. The Company saw a significant reduction in its operating losses during 2023 for a favorable change of $626,247.  On a per-share basis, the basic and diluted net loss for 2023 was $0.27, respectively, compared to a net loss per share of $0.03 and $0.02, respectively, in basic and diluted terms for 2022.

Off-Balance Sheet Transactions

None.

Liquidity and Capital Resources

Operating Activities

For the year ended December 31, 2023, the Company reported net cash used in operating activities of $269,544, down from net cash provided by of $178,269 in 2022. This decrease can be mainly attributed to an increase in the net loss by $2,732,410. Other significant non-cash adjustments in 2023 included the loss on impairment of intangible assets of $911,467. This was offset by an increase in the changes in working capital by $859,959.

Investing Activities

In 2023, the net cash provided by investing activities decreased by $9,637 to zero, primarily due to a decrease in the cash acquired from the acquisition of United Security Specialists, Inc. (USS) of $21,437, offset by an acquisition of property and equipment of $11,800 in the previous year.

Financing Activities

Financing activities in 2023 resulted in a net cash outflow of $140,359. This was mainly due to repayments of notes and loans payable of $482,383 which was offset by proceeds from the issuance of notes payable amounting to $374,619. In 2022, the financing activities led to a net cash inflow of $157,088, primarily from the proceeds from the issuance of common stock and shares to be issued totaling $350,000, offset by a net outflow for changes in the Company’s debt financing of $242,912.

Going concern

The Company’s consolidated financial statements as of December 31, 2023, are prepared using U.S. GAAP, which contemplates continuation of the Company as a going concern. This contemplates the realization of assets and liquidation of liabilities in the ordinary course of business. The Company has yet to establish an ongoing source of revenue to finance its operating expenses and to continue as a going concern.

During the year ended December 31, 2023, the Company generated a net loss of $2,618,965. The accumulated deficit as of December 31, 2023, is $13,915,927 ($11,454,076 as of December 31, 2022). In order to continue as a going concern, the Company plans to receive funds through the selling of equity securities to existing and new shareholders. The Company is also evaluating potential acquisitions in the corporate security space. Additionally, the Company has created and maintained good customer relationships during 2023 for both USS and Gladiator, which the Company is relying on to potentially generate sustainable sales throughout 2024 and afterward. While management maintains they will be able to continue to generate sufficient cash flows through a combination of operations, debt, and equity raises, there is no guarantee the Company will be able to raise or generate additional funds in the short term to meet present obligations as they come due. Due to these factors, there is substantial doubt the Company may be able to continue as a going concern. The financial statements do not include any adjustments related to the recoverability and classification of assets or the amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern.

Our Business

As mentioned above, the Company is currently pursuing an aggressive growth strategy through M&A through strategic acquisition in the private security, personnel protective equipment and defense industries.  Through our subsidiaries, James Maritime Holdings, Inc. is well positioned to be at the forefront of personal protective products, private security and government contracting.

The strategic acquisition of Gladiator Solutions, Inc. made us a leading personal protective product and technology company with an established line of trusted body armor, ballistic plates and ballistic materials.  The timing for this acquisition was well timed to take advantage of an expansion in demand for these products as a result of the recent fighting in the Ukraine and our efforts to supply our allies with lifesaving personal protective equipment.  By exporting our products during this critical time, we are able to boost sales and brand recognition for the Gladiator line of ballistics plates while also expanding revenues for additional strategic acquisitions in the defense space.

Shortly after closing our transaction with Gladiator, the Company entered into an agreement to acquire United Security Specialists, Inc., a leading private security company with licenses in California and key guard service contracts for armed and unarmed security services.    USS is a recognized industry leader in this rapidly growing market, and this acquisition positions well for potentially uncertain times ahead where security and protective services will be increasingly shifted onto the private security industry.  As this segment of the market continues to expand, we will be able to leverage the Gladiator product line for any contracts that require armed security with ballistic plates, or whenever our private security clients have security teams that require ballistic plates.

We hope to continue this trend as we expand into other security industry verticals as we identify additional acquisition candidates with disruptive, transformative or high technology defense systems and products that we can market to our existing client based at an affordable cost.  We will continue to identify acquisition candidates with existing or developmental technologies for unmanned systems, space and satellite communications, electronic warfare and Command, Control, Communication, Computing, Combat, Intelligence Surveillance and Reconnaissance (“C5ISR”) Systems.  Increasingly complicated compliance requirements and capital requirements will ensure that the barriers to entry in this space remain high, and we anticipate that upcoming requirements like Cyber Security Maturity Model Certification will force small businesses out of this space and away from defense contracting because they will not be able to justify the time and capital required to bid on government contracts.  Moreover, the challenges with hiring quality guards, and the costs of insurance and inflation will continue to force a consolidation in the private security industry as poorly run security companies are forced out of the business.

Industry Background

In 2022, the U.S. increased its National Security Budget by 5.6% to $782,000,000,000 for Fiscal Year 2022 and approved $813,300,000,000 for Fiscal Year 2023 representing an additional 4%.  In May 2022, the Additional Ukraine Supplemental Appropriations Act, 2022, was approved providing an additional $40,000,000,000 to help support the Ukraine.  Meanwhile, according to a research study published to Globe Newswire by The Insight Partners1, the homeland security market is expected to grow in size from a value of $188,990,000,000 in 2022 to $275,500,000,000 by 2028 representing a compound annual growth rate of 6.5%.

Management for the Company believes that the best way to capture this growing market is by aggressively expanding our operations through acquisition.

About Gladiator Solutions, Inc.

Gladiator Solutions Inc. was originally developed by Law Enforcement and Military Personnel with one simple idea…to ensure the highest level of safety and comfort, at an affordable price. Our key emphasis is to provide our customers with lighter, safer and more affordable solutions that have greater ballistic capability. Our full line of hard armor plates, tactical ballistic plate carriers, soft armor inserts and vests, helmets, shields, and other ballistic products and accessories incorporate the latest materials and technology to ensure maximum protection and performance.

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1 https://www.theinsightpartners.com/reports/homeland-security-market

Whether for local law enforcement, federal and state agencies or the military, our High-Performance Polyethylene (HPPE) and hybrid UHMWP/Ceramic armor provides the highest level of protection at the lightest weight.

Gladiator products are leading the way with ultimate protection, extreme comfort, minimal weight products at unsurpassed value.

Gladiator products are tested and certified in accordance with protocols developed by the National Institute of Justice, US Military Specification and European Ballistics Standards.

Gladiator proudly employs retired Law Enforcement and Military personnel across virtually all functional areas within the Gladiator organization including Sales & Marketing, Distribution, Operations, Product Development/Innovation and Tactical Training.

What Sets Gladiator Apart?

We offer top quality solutions for Federal, State and Local Law Enforcement agencies, First Responders, National Armed forces, and Independent Security Contractors.

Unsurpassed Quality & Value

Our products provide extreme lightweight, incredible comfort, maximum strength solutions at affordable prices, without compromising performance, durability or quality.

Round Dispersion Technology (RDT)

Our ballistic plates absorb the round rather than deflecting/spalling like steel or fracturing like Ceramic. RDT spreads the kinetic energy delivered by the round from the point of impact to the surrounding area, diffusing the forces of impact over a larger area and dispersing the force of the round impact.

Testing Protocol

To ensure the highest quality solutions, we age, test and certify our NIJ & Special Threat plates to and beyond certification standards. This enables Gladiator to warranty our plates to 10 years vs. the industry standard 5 years. While most testing is conducted with the widest spread for impact points (to reduce the kinetic energy absorbed by the armor material), we target the smallest area possible with the highest concentration of kinetic energy in a localized area of impact, providing Gladiator with the confidence that we are providing the highest strength to weight ratio solution to our customers.

Materials & Composition

Our products are manufactured from high strength, high durability materials. The performance of these materials enables Gladiator to provide a 10-year warranty. While other products tend to break down over time, our products are manufactured from Polyethylene and Ceramic materials, providing a long and unsurpassed service life.

Compliance

We conduct our sales in accordance with Department of Justice (DOJ), the Commerce Department and the Department of State ruled governing all export controls including the International Traffic in Arms Regulation (ITAR).

Customer Satisfaction

Our customer service is industry leading, delivering products within 4-6 weeks of order and providing timely updates throughout the production process.

Gladiator’s Capabilities

In addition to providing the highest quality ballistic protection, Gladiator also offers a full arrangement of tactical outfitting and equipment from some of the most respected brands in the industry.

Uniform Apparel Military and Law Enforcement

•	LE Duty and Patrol Uniforms
•	LE Under Cover Apparel
•	Military Field Uniforms
•	Uniform Footwear
•	Hats, Ball Caps and Belts
•	Embroidery and Screen Printing

Duty Gear Military and Law Enforcement

•	Armor Carriers (hard & soft)
•	Chest Rigs
•	Pouches; ammunition, radio, medical, admin
•	Packs and Bags
•	Duty Belts and War Belts
•	Holsters, up to Level III retention, light & laser compatible

Medical Gear

•	IFAK and First AID kits and Products
•	Field Trauma Kits and Products
•	Medical Supplies and Equipment

Optical Enhancement Devices

•	Night Vision Goggles
•	Night Vision Scopes
•	IR Devices

About United Security Specialists (USS)

USS Mission

The mission of USS is to recruit right train right and respond early. Our clients should expect day-to-day quality, consistency, and professionalism. Our security personnel are more experienced, better supervised, and are dedicated to the highest level of work.

USS History

USS was built on ethics and integrity. Kyle and Henry founded this company in 2017 when they discovered a number of industry practices that were neither ethical nor acceptable. Starting USS was an exciting endeavor that had allowed them to utilize and combine their years of experience with their solid work ethic and integrity.  We value every client that has partnered with us, and we work to establish a solid relationship with our team. It is the strong relationship bonds that help our company continue to grow and to serve more valued partners.

Our Guards

We have highly trained and committed professionals from law enforcement, military, and security veterans’ communities who are all specializing in providing one thing: on site, visible protection. We take pride in delivering the highest level of trust to our clients; therefore, we have a robust qualifying process to ensure all our team members are not just qualified but also enthusiastic and professional.

Our Services

We pride ourselves in providing the most reliable protection in the security guard industry.  With over 10 years of experience, we have proven to be unshakable and trustworthy.  To enhance our service, we implement the latest technology into our process. With our mobile app provided by SilverTrac, our guards are able to check in, make reports and take photos in real time as they patrol.

USS will also focus on adding services which customize real-time remote monitoring enhanced by artificial intelligence with timely in person security response.

USS services are grouped into three main categories:
1) On Site Protection	2) Mobile Patrol	3) Event Security

___________________________________________________________________________________

On Site Protection

As a trusted provider of security specialists in the Bay Area, we understand the importance of reliable, professional and courteous security service, especially when it involves on-site protection at your establishment.  Regardless of the scale of your need, from a single guard at the reception area to deploying multiple teams of officers for warehouse protection, USS will provide your organization with a solution that fits for you and your team.

Starting with our risk assessment framework, our expertise is in efficiently and effectively developing solutions that match different combinations of business environments and their specific security needs.

Mobile Patrol

Having security specialists check in on your property on a scheduled route is a prevalent approach for many businesses that do not require a constant on-site presence. Our risk assessment team will help determine the most appropriate time frame and frequency of the patrolling route. Our licensed security specialists will carry out all of the inspection procedures designed specifically for your site according to plan. All activities are updated through our proprietary real-time reporting and location-tracking technology.   We pride ourselves in utilizing the latest technology to enhance our services. With our mobile app provided by SilverTrac, our guards are able to check in, file incident reports and take photos in real time as they patrol.

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Event Security

USS has an outstanding track record as a top tier event security partner. We have solid experience with security and crowd control at major concerts, outdoors events and convention center programs. Our specialists are well-trained for large events so they can easily identify potential threats and mitigate them to avoid interruptions and disturbances.   With USS as your partner, you can focus on the event agenda knowing that your employees and guests are safe, litigation risk is reduced, and your event will go off without a hitch.

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Our Competitive Strengths

Our competitive edge in the security industry lies in our in-field support and quality control through responsiveness to customers, investment in field, our supervisors and our administrative support. For guard services, this allows us to minimize the #1 strategic risk for our industry, which is litigation risk.  Another competitive advantage that we have is our access to a pipeline of highly professional, military-trained and experienced personnel for our high-end clients facing significant threats such as synagogues and schools.

In the protective products industry, our strength is the unsurpassed quality and value of our products.  Not only are our products light weight and comfortable, but we are able to provide the maximum level of ballistic protection at affordable prices, and without compromising performance, durability or quality.

Our desire to drive innovation and create ever lighter, stronger, more practical and effective products and protection solutions is what drives us. As a lean, flexible and nimble company, we are constantly challenging the status quo within our organization, and we are never set in our ways.  Through innovation we are able to deliver a lighter, thinner and more effective for ballistic protective plate for law enforcement, military and responsible civilians.

We are always working harder to strengthening the Gladiator community by raising our standards of customer service and overall customer satisfaction.  Our team is an industry leader in customer service, and we achieve this by delivering products much faster that our competition, usually within 4-6 weeks while providing timely updates throughout the production process.

Our Growth and Marketing Strategy

The elements of our growth strategy start with our commitment to continuous capital reinvestment into our Company, its subsidiaries and our strategic industry partners.  We lead by example and set the pace for our industry in order to attract the leading regional security companies and protective products companies to join us as stakeholders.  The core of our business growth strategy is to engage directly with our community stakeholders in growing urban markets where the breakdown of cultural values and community investment has left a vacuum of need.

Risks Associated with Our Business

Our business is subject to numerous risks, which are more fully described in the section entitled “Risk Factor” beginning on page 14 of this document. We may be unable, for many reasons, including those that are beyond our control, to implement our business strategy.

As a result of these risks and other risks there is no guarantee that we will experience growth or profitability in the future.

Recent Developments

There are several trends that provide opportunities and risks for USS:

o	The breakdown and underfunding of traditional law enforcement leading to passive response to riots, resulting break-ins, shoplifting, and property destruction on the large scale (See Portland 2020).
o	The rise of the lawless corollary on the small scale with burgeoning vagrancy, break-ins and theft (e.g., catalytic converters in automobiles, construction materials such as tools and copper conduit).
o

The refusal of cities to enforce vagrancy laws and suppress the crime associated with chronic criminal trespassing and its detrimental effect on business. This leads to a transfer of burden to business owners who turn to private security companies to mitigate. This applies to all sectors – residential, commercial and municipal.

o

Finally, the sense of personal physical risk has been heightened in culture leading to the need to provide protection to employees and residents. For example, employees want protection as they come and go to their vehicle in areas of high crime.

Our Corporate Information

Our principal executive offices, and the principal executive offices of Gladiator and USS, are located at 9160 South 300 West, #101 Sandy, UT 84070. Our telephone number is (801)706-9429. Our Internet website addresses are https://gladiatorsolutions.com and https://www.usselite.com. The information contained on, or that can be accessed through, our website is not a part of this document. We have included our website address in this document solely as an inactive textual reference.

Critical Accounting Policies and Estimates

Use of Estimates

The preparation of the condensed consolidated financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, and disclosure of contingent liabilities at the date of the condensed consolidated financial statements and the reported amounts of expenses during the reporting period. Actual results could differ from those estimates.

Management makes estimates that affect certain accounts including deferred income tax assets, accrued expenses, fair value of equity instruments and reserves for any other commitments or contingencies. Any adjustments applied to estimates are recognized in the period in which such adjustments are determined.

Recent Accounting Pronouncements

See Note 2 of the accompanying consolidated financial statements for a discussion of recently issued accounting standards.

Employees

As of December 31, 2023, we had 168 employees, one of whom is employed as CFO for the Company and its subsidiaries on a full-time basis by the main operating subsidiary, United Security Services.  Out of the 168 employees the Company had 152 full time employees and 16 part-time employees.

MANAGEMENT

Executive Officers and Directors

The following table sets forth the names, state of residence, ages and positions of (i) our current executive officers and directors, and (ii) our director nominees who will become directors upon the effectiveness of this offering.

Name	Age	Positions Held
Executive Officers
Kip Eardley	[65]	Principal Executive Officer, President and Director
Ray Sheets	[59]	Principal Chief Financial Officer, Secretary and Treasurer
Non-Employee Directors
Dean Polizzotto	[56]	Director
Brett Bertolami	[55]	Director

Executive Officers

Kip Eardley, 65, has served as our Principal Executive Officer, President and director since January 23, 2015. Mr. Eardley is the president and a director of James Maritime Holdings, Inc. since 2015.  He is the CEO and president of Capital Advisors, LLC, which has specialized in corporate finance and restructuring and as a business development consultant since 1989.  Capital Advisors has had a primary focus of assisting companies with business development and corporate finance for private and public corporations.  Since 2011 Mr. Eardley has directed his interests and efforts into the corporate security, real estate development and the energy spaces.  Mr. Eardley currently serves as the Principal Executive Officer, President and Director of James Maritime Holdings, Inc.. His goals are to facilitate business growth internally and through acquisitions as an owner, principle, or advisor, as he has done for more than 75 private and publicly traded companies. He is experienced in corporate turn-around strategies, restructuring, debt resolution, commercial lending, and M & A activity for private and public corporations, which will enhance the growth of the James Maritime Holdings, Inc.. Mr. Eardley currently serves as the Principal Executive Officer, President and Director of James Maritime Holdings, Inc.. We believe he is qualified to serve on our board of directors due to the valuable extensive experience he brings and his knowledge of our industry.

Ray Sheets, 58, has served as our Chief Financial Officer, Secretary and Treasurer since July 6, 2021. Mr. Sheets has a Bachelor of Science in Business Administration majoring in accounting with a minor in finance, marketing and economics.  He then obtained his CPA certification while working for a small accounting firm specializing in government audits and small business and individual taxes. While working he attended night school at Cleveland Marshal College of Law where he obtained a Law Degree. While attending Law School Raymond opened his own accounting firm specializing in small business taxes and consulting which is still operating today. While in Law School Raymond became a serial entrepreneur leading to multiple business ownership. Raymond purchased or co-founded multiple business maintaining hands on management in multiple ventures with more than 500 individuals.  Mr. Sheets currently serves as the Principal Financial Officer, CFO, Secretary, Treasurer of James Maritime Holdings, Inc..

Non-Employee Directors

Dean Polizzotto, 55, has severed as a member of our board of directors since December 21, 2021.  Mr. Polizzotto is the Director of international procurement J.P. Instruments for facilities in California, Hong Kong and Shanghai, leading a team of 16 employees to organize and source manufacturers for electronic hardware, injection molded parts, and machined aircraft parts, and act as the liaison between manufacturers overseas in China, Taiwan, Hong Kong, Korea and Singapore, and J.P. Instruments. Mr. Polizzotto has a broad familiarity with a majority of avionics systems for both commercial and light aircraft and is familiar with the operation of GPS based navigation instrumentation, as well as military drone propulsion systems, aircraft fuel flow meters and engine data and temperature analyzers.

Mr. Polizzotto completed a SJD (Doctor of Juridical Science) and LLM Degree in Chinese Law from the University of Hong Kong where he Studied all aspects of Chinese law, government, politics, including Chinese and international financial markets, international trade, Chinese bankruptcy law, current trends in international finance, Chinese trade law, the WTO framework and China’s reform as part of its WTO commitments and completed Juris Doctorate from the Chapman University College of Law.  Dean Polizzotto currently serves as a Director of James Maritime Holdings, Inc..

Brett Bertolami, 54, has served as a member of our board of directors since July 6, 2021.  Mr. Bertolami has a degree in Economics and Psychology from UNC Charlotte and has used his education to benefit his career which has been primarily in the automotive industry and investing.  Brett served in all aspects of the new and used automotive industry, from mechanic to manager of retail and fleet sales, as well as general manager and owner of a successful Ford dealership in Charlotte.   For the past 10 years, Mr. Bertolami has served as an advisor to, and director of, various private and public corporations and funded and managed the construction of residential projects.  Brett is also an active investor in the stock market and emerging growth companies.  Mr. Bertolami currently serves as a Director of James Maritime Holdings, Inc..

Appointment of Officers; Family Relationships

Our executive officers are appointed by, and serve at the discretion of, our board of directors. There are no family relationships among any of our directors or executive officers.

Board Composition

Our board of directors currently consists of three members: Messrs. Eardley, Polizzotto and Bertolami.  Our directors hold office until their successors have been elected and qualified or until the earlier of their resignation or removal.

Our articles of incorporation and bylaws provide that the authorized number of directors shall be not less than one or more than seven persons.  Within such limits, the number of directors shall be determined by resolution of the board of directors. Our bylaws also provide that any vacancy on our board of directors, including a vacancy resulting from an expansion of our board of directors, may be filled by vote of a majority of our directors then in office, although less than a quorum or by a sole remaining director.

We have no formal policy regarding board diversity. Our priority in selection of board members is identification of members who will further the interests of our stockholders through his or her established record of professional accomplishment, the ability to contribute positively to the collaborative culture among board members, knowledge of our business and understanding of the competitive landscape.

Board Committees

We do not currently have regularly scheduled quarterly Board meetings, nor do we have standing audit, nominating or compensation committees of our Board of Directors, or any committee performing similar functions. Our Board of Directors performs the functions of audit, nominating and compensation committees.  As of the date of this report, no member of our Board of Directors qualifies as an “audit committee financial expert” as defined in Item 407(d)(5) of Regulation SK promulgated under the Securities Act.

The Company is evaluating expansion of its current Board of Directors, including the addition of an independent board member with sufficient accounting and financial experience to chair an audit committee, as well as creating charters for its contemplated audit committee and compensation committee.  Our board of directors expects to establish standing committees in connection with the discharge of its responsibilities.

Code of Business Conduct and Ethics

We have adopted a written code of business conduct and ethics that applies to our directors, officers and employees, including our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions. Following this offering, a copy of the code will be made available on the investor relations section of our website, which is located at 9160 South 300 West #101, Sandy, Utah, 84070. If we make any substantive amendments to, or grant any waivers from, the code of business conduct and ethics for any officer or director, we will disclose the nature of such amendment or waiver on our website or in a current report on Form 8-K.

Board Diversity

Upon formation of our nominating and corporate governance committee they will be responsible for reviewing with the board of directors, on an annual basis, the appropriate characteristics, skills and experience required for the board of directors as a whole and its individual members. In evaluating the suitability of individual candidates (both new candidates and current members), the nominating and corporate governance committee, in recommending candidates for election, and the board of directors, in approving (and, in the case of vacancies, appointing) such candidates, may consider many factors, including but not limited to the following:

•personal and professional integrity;

•ethics and values;

•experience in corporate management, such as serving as an officer or former officer of a publicly held company;

•professional and academic experience relevant to our industries;

•experience as a board member of another publicly held company;

•strength of leadership skills;

•experience in finance and accounting and/or executive compensation practices;

•ability to devote the time required for preparation, participation and attendance at board of directors’ meetings and committee meetings, if applicable;

•background, gender, age and ethnicity;

•conflicts of interest; and

•ability to make mature business judgments.

Following the closing of this offering, our board of directors will evaluate each individual in the context of the board of directors as a whole, with the objective of ensuring that the board of directors, as a whole, has the necessary tools to perform its oversight function effectively in light of our business and structure.]3

Non-Employee Director Compensation

Prior to this offering, our non-employee directors received a quarterly cash retainer of $0.00.

Upon completion of this offering, our non-employee directors will receive a quarterly cash retainer of $0.00. In addition, we will reimburse all of our directors for travel and other necessary business expenses incurred in the performance of director services and extend coverage to them under our directors’ and officers’ indemnity insurance policies.

Environmental, Social and Governance

We believe that how we manage our impact on the environment and climate change; how we manage our relationships with employees, suppliers, customers and the communities where we operate; and the accountability of our leadership to our stockholders are critically important to our business. We are especially committed to supporting our employees and fostering a culture of diversity and inclusion that makes our employees feel safe, empowered and engaged.

After completion of this offering, we will be engaging resources to focus on a broader Environmental, Social and Governance (ESG) program across our business. We are targeting to complete an ESG assessment by the end of the year. This assessment will help us prioritize our ESG strategies going forward.

EXECUTIVE COMPENSATION

This section discusses the material components of the executive compensation program for our current executive officers, Kip Eardley, our President, CEO, and Ray Sheets, our Chief Financial Officer, Secretary and Treasurer. We refer to these individuals as our “named executive officers.”

Compensation Philosophy

Following the closing of this offering, we expect that our compensation program for our executive officers will consist of the following components:

•base salary;

•cash bonuses; and

•equity-based incentive awards.

Base Salary

Base salary is an important component of executive compensation because it provides executives with an assured level of income, assists us in attracting executives and recognizes different levels of responsibility and authority among executives. The determination of base salaries is based upon the executive’s qualifications and experience, scope of responsibility and potential to achieve the goals and objectives established for the executive. Additionally, contractual provisions in executive employment agreements, past performance, internal pay equity and comparison to competitive salary practices are also considered.

Cash Bonus Plan

To date, there is no formal cash bonus plan for any of our named executive officers.

Summary Compensation Table

The following table shows for the fiscal years ended December 31, 2023, and December 31, 2022, compensation awarded to or paid to, or earned by, our President, Chief Executive Officer and Chief Financial Officer (the “Named Executive Officers”).

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)		All Other Compensation ($)	Total ($)
Kip Eardley	2022	$-	$-	$	***	$28,000	$28,000
(President, CEO)	2023	$-	$-	$	***	$-	$-

Ray Sheets	2022	$-	$-	$	***	$10,000	$10,000
(CFO, Treasurer, Secretary)	2023	$80,000	$-	$	***	$-	$80,000

Narrative Disclosure to Summary Compensation

Kip Eardley - Effective July 2021, the Company issued common shares to Kip Eardley, the Company’s President and Director for services rendered through the 2023 calendar year.  Mr. Eardley has entered into an Employment, Confidential Information, Invention Assignment and Arbitration Agreement with the Company, a form copy of which is attached hereto as Exhibit 10.2.

Ray Sheets - Effective July 2021, the Company issued common shares to Ray Sheets as the Company’s Secretary, Treasurer and CFO. In June of 2023 Mr. Sheets entered into an employment agreement with the Company’s wholly owned subsidiary as its CFO on a full-time basis by the Company’s main operating subsidiary, United Security Services.  Mr. Sheets has also entered into an Employment, Confidential Information, Invention Assignment and Arbitration Agreement with the Company, a form copy of which is attached hereto as Exhibit 10.2.

Equity Awards

***On July 20, 2021, as compensation for services performed, the Company issued 250,000 shares of common stock equivalent to $125,000 to Kip Eardley the Company’s President and Director.  These shares were fully earned and paid to Mr. Eardley in 2021, however this equity award was intended to cover all of Mr. Eardley’s services to the Company through the year 2023.

***On July 20, 2021, as compensation for services performed, the Company issued 250,000 shares of common stock equivalent to $125,000 to Ray Sheets the Company’s Treasurer, Secretary and Director.  These shares were fully earned and paid to Mr. Sheetz in 2021, however this equity award was intended to cover all of Mr. Sheet’s services to the Company through the year 2023.

Compensation of Directors

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)		All Other Compensation ($)	Total ($)
Kip Eardley	2022	$-	$-	$	***	$28,000	$28,000
(Director)	2023	$-	$-	$	***	$-	$-

Ray Sheets	2022	$-	$-	$	***	$10,000	$10,000
(CFO, Secretary)	2023	$80,000	$-	$	***	$-	$80,000

Dean Polizzotto	2022	$-	$-	$	***	$-	$-
(Director)	2023	$-	$-	$	***	$-	$-

Brett Bertolami	2022	$-	$-	$	***	$-	$-
(Director)	2023	$-	$-	$	***	$-	$-

Narrative Disclosure to Summary Compensation

***Kip Eardley - Effective July 2021, the Company issued 250,000 common shares as compensation for services to Kip Eardley, the Company’s President and Director. The term of the employment agreement runs through December 2023.  These shares were fully earned and paid to Mr. Eardley in 2021, however this equity award was intended to cover all of Mr. Eardley’s services to the Company through the year 2023.  Mr. Eardley has entered into an Employment, Confidential Information, Invention Assignment and Arbitration Agreement with the Company, a form copy of which is attached hereto as Exhibit 10.2.

***Ray Sheets - Effective July 2021, the Company issued 250,000 common shares of the Company to Ray Sheets, the Company’s Treasurer, Secretary and CFO. The term of the employment agreement runs through December 2023.  These shares were fully earned and paid to Mr. Sheets in 2021, however this equity award was intended to cover all of Mr. Sheet’s services to the Company through the year 2023.  In June of 2023 Mr. Sheets entered into an employment agreement with the Company’s wholly owned subsidiary as its CFO on a full-time basis by the Company’s main operating subsidiary, United Security Services.  Mr. Sheets has also entered into an Employment, Confidential Information, Invention Assignment and Arbitration Agreement with the Company, a form copy of which is attached hereto as Exhibit 10.2.

***Dean Polizzotto - Effective July, the Company issued 250,000 common shares of the Company to Dean Polizzotto, the Company’s Director. The term of the employment agreement runs through December 2023.  These shares were fully earned and paid to Mr. Polizzotto in 2021, however this equity award was intended to cover all of Mr. Polizzotto’s services to the Company through the year 2023.  Mr. Polizzotto has entered into an Employment, Confidential Information, Invention Assignment and Arbitration Agreement with the Company, a form copy of which is attached hereto as Exhibit 10.2.

***Brett Bertolami - Effective July 2021, the Company issued 250,000 common shares of the Company to Bret Bertolami, the Company’s Director. The term of the employment agreement runs through December 2023.  These shares were fully earned and paid to Mr. Bertolami in 2021, however this equity award was intended to cover all of Mr. Bertolami’s services to the Company through the year 2023.  Mr. Bertolami has entered into an Employment, Confidential Information, Invention Assignment and Arbitration Agreement with the Company, a form copy of which is attached hereto as Exhibit 10.2.

Equity Awards

***On July 20, 2021, as compensation for services, the Company issued 250,000 shares of common stock equivalent to $125,000 to Kip Eardley the Company’s President and Director.  These shares were fully earned and paid to Mr. Eardley in 2021, however this equity award was intended to cover all of Mr. Eardley’s services to the Company through the year 2023.

***On July 20, 2021, as compensation for services performed, the Company issued 250,000 shares of common stock equivalent to $125,000 to Ray Sheets the Company’s Treasurer, Secretary and Director.  These shares were fully earned and paid to Mr. Sheetz in 2021, however this equity award was intended to cover all of Mr. Sheet’s services to the Company through the year 2023.

***On July 20, 2021, as compensation for services performed, the Company issued 250,000 shares of common stock equivalent to $125,000 to Brett Bertolami the Company’s Director.  These shares were fully earned and paid to Mr. Bertolami in 2021, however this equity award was intended to cover all of Mr. Bertolami’s services to the Company through the year 2023.

***On December 27, 2021, as compensation for services performed, the Company issued 250,000 shares of common stock equivalent to $125,000 to Dean Polizzotto the Company’s Director.  These shares were fully earned and paid to Mr. Polizzotto in 2021, however this equity award was intended to cover all of Mr. Polizzotto’s services to the Company through the year 2023.

Executive Employment

On April 25, 2024, we memorialized our at-will employment agreements with each of Messrs. Eardley and Sheets.

The employment agreements currently does not provide for a minimum annual base salary for Mr. Eardley or for Mr. Sheets. The employment agreements do not provide for any target bonuses for Mr. Eardley or for Mr. Sheets. The employment agreement do not require us to compensate the executives or provide them with benefits if their employment is terminated.

Messrs. Eardley and Sheets or the Company may terminate their employment agreement for any reason, with or without notice at any time.

Indemnification of Directors and Officers

We are a Nevada corporation governed by the Nevada Revised Statutes, or NRS.

Section 78.138 of the NRS provides that, unless the corporation’s articles of incorporation provide otherwise, a director or officer will not be individually liable unless it is proven that (i) the director’s or officer’s acts or omissions constituted a breach of his or her fiduciary duties, and (ii) such breach involved intentional misconduct, fraud, or a knowing violation of the law.

Section 78.7502 of the NRS permits a company to indemnify its directors and officers against expenses, judgments, fines, and amounts paid in settlement actually and reasonably incurred in connection with a threatened, pending, or completed action, suit, or proceeding, if the officer or director (i) is not liable pursuant to Section 78.138 of the NRS, or (ii) acted in good faith and in a manner the officer or director reasonably believed to be in or not opposed to the best interests of the corporation and, if a criminal action or proceeding, had no reasonable cause to believe the conduct of the officer or director was unlawful. Section 78.7502 of the NRS also precludes indemnification by the corporation if the officer or director has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court determines that in view of all the circumstances, the person is fairly and reasonably entitled to indemnity for such expenses and requires a corporation to indemnify its officers and directors if they have been successful on the merits or otherwise in defense of any claim, issue, or matter resulting from their service as a director or officer.

Section 78.751 of the NRS permits a Nevada corporation to indemnify its officers and directors against expenses incurred by them in defending a civil or criminal action, suit, or proceeding as they are incurred and in advance of a final disposition thereof, upon determination by the stockholders, the disinterested board members, or by independent legal counsel. Section 78.751 of the NRS provides that the articles of incorporation, the bylaws, or an agreement may require a corporation to advance expenses as incurred upon receipt of an undertaking by or on behalf of the officer or director to repay the amount if it is ultimately determined by a court of competent jurisdiction that such officer or director is not entitled to be indemnified by the corporation if so provided in the corporation’s articles of incorporation, bylaws, or other agreement. Section 78.751 of the NRS further permits the corporation to grant its directors and officers additional rights of indemnification under its articles of incorporation, bylaws, or other agreement.

Section 78.752 of the NRS provides that a Nevada corporation may purchase and maintain insurance or make other financial arrangements on behalf of any person who is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee, or agent of another company, partnership, joint venture, trust, or other enterprise, for any liability asserted against him and liability and expenses incurred by him in his capacity as a director, officer, employee, or agent, or arising out of his status as such, whether or not the corporation has the authority to indemnify him against such liability and expenses.

The foregoing discussion of indemnification merely summarizes certain aspects of indemnification provisions and is limited by reference to the above discussed sections of the NRS.

Our articles of incorporation provide that, except in some specified instances, our directors and officers shall not be personally liable to us or our stockholders for monetary damages for breach of their fiduciary duty as directors and officers, except liability for the following:

•acts or omissions which involve intentional misconduct, fraud or knowing violation of law; or

•the payment of distributions in violation of NRS 78.300, as amended.

In addition, our articles of incorporation and bylaws provide that we must indemnify our directors and officers and may indemnify our employees and other agents to the fullest extent permitted by the NRS. Our bylaws also authorize us to purchase and maintain insurance on behalf of any of our directors or officers against any liability asserted against that person in that capacity, whether or not we would have the power to indemnify that person against such liability and expenses.

The limitation of liability and indemnification provisions in our articles of incorporation and bylaws may discourage stockholders from bringing a lawsuit against our directors for breach of their fiduciary duty. They may also reduce the likelihood of derivative litigation against our directors and officers, even though an action, if successful, might benefit us and other stockholders. Furthermore, a stockholder’s investment may be adversely affected to the extent that we pay the costs of settlement and damage awards against directors and officers as required by these indemnification provisions.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by our director, officer, or controlling person in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Set forth below are summaries of related person transactions for James Maritime Holdings, Inc. covering the periods indicated. It is our intention to ensure that all future transactions, if any, between us and related persons are approved by our audit committee or a majority of the independent and disinterested members of our board of directors (except for compensation arrangements, which are approved by our compensation committee), and are on terms no less favorable to us than those that we could obtain from unaffiliated third parties. See “Policies and Procedures for Related Person Transactions” below.

Certain Relationships and Related Transactions

None.

Corporate Governance and Director Independence

The Company has not:

•

established its own definition for determining whether its directors and nominees for directors are “independent” nor has it adopted any other standard of independence employed by any national securities exchange or inter-dealer quotation system, though our current director would not be deemed to be “independent” under any applicable definition given that he is an officer of the Company; nor

•	established any committees of the board of directors.

Given the nature of the Company’s business, its limited stockholder base and the current composition of management, the board of directors does not believe that the Company requires any corporate governance committees at this time.

As of the date hereof, the entire board serves as the Company’s audit committee.

Indemnification of Officers and Directors

Our articles of incorporation and our bylaws provide that we will indemnify our directors and officers with respect to certain liabilities, expenses and other accounts imposed upon them because of having been a director or officer, except in the case of (i) acts or omissions which involve intentional misconduct, fraud or knowing violation of law, or (ii) the payment of distributions in violation of NRS 78.300, as amended. See “Description of Capital Stock–Limitation on Liability and Indemnification of Directors and Officers” on page 58 of this prospectus.

Policies and Procedures for Related Person Transactions

Our board of directors will adopt a written policy with respect to related person transactions, which will become effective at the time of this offering. This policy will govern the review, approval or ratification of covered related person transactions. The audit committee of our board of directors will manage this policy.

For purposes of the policy, a “related person transaction” is a transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which we were, are or will be a participant, and the amount involved exceeds the applicable dollar threshold set forth under Item 404 of Regulation S-K and in which any related person had, has or will have a direct or indirect material interest. As defined in Item 404 of Regulation S-K, “related person” generally includes our directors (and director nominees), executive officers, holders of more than 5% of our voting securities, and immediate family members or affiliates of such persons.

The policy will generally provide that we may enter into a related person transaction only if:

•the audit committee pre-approves such transaction in accordance with the guidelines set forth in the policy,

•the transaction is on terms comparable to those that could be obtained in arm’s length dealings with an unrelated third party and the audit committee (or the chairperson of the audit committee) approves or ratifies such transaction in accordance with the guidelines set forth in the policy,

•the transaction is approved by the disinterested members of the board of directors, or

•the transaction involves compensation approved by our compensation committee.

The policy will provide that all related person transactions will be disclosed to the audit committee, and all material related person transactions will be disclosed to the board of directors. Additionally, all related person transactions requiring public disclosure will be properly disclosed, as applicable, on our various public filings.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding beneficial ownership of our voting securities as of December 31, 2023, by:

•each person, or group of affiliated persons, known by us who will beneficially own more than 5% of any class of our voting capital stock;

•each of our directors;

•each of our named executive officers; and

•all of our directors and executive officers as a group.

The table is based on information provided to us by our directors, executive officers and principal stockholders. Beneficial ownership is determined in accordance with the rules of the SEC, and generally means that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power of that security, including stock options and warrants that are exercisable within 60 days of June 30, 2024. To our knowledge, except as indicated by footnote, and subject to community property laws where applicable, the persons named in the table below have sole voting and investment power with respect to all shares of voting capital stock shown as beneficially owned by them. Shares of voting capital stock underlying derivative securities, if any, that are currently exercisable or exercisable within 60 days after June 30, 2024 are deemed to be outstanding in calculating the percentage ownership of the applicable person or group but are not deemed to be outstanding as to any other person or group.

Percentage of common stock is based on 8,741,429 shares of our common stock issued and outstanding as of June 30, 2024.

Unless otherwise indicated, the address of each beneficial owner listed in the table below is c/o James Maritime Holdings, Inc., 9160 South 300 West, #101 Sandy, UT 84070.

Security Ownership of Certain Beneficial Owners and Management and Related Stockholder Matters.

The following table sets forth, as of June 30, 2024, certain information with regard to the record and beneficial ownership of the Company’s common stock by (i) each person known to the Company to be the record or beneficial owner of 5% or more of the Company’s common stock, (ii) each director of the Company, (iii) each of the named executive officers, and (iv) all executive officers and directors of the Company as a group:

Name	Shares of Common Stock Beneficially Owned	Percent of Class	Total	Voting Percentage for all Classes (fully diluted) (1)
Kip Eardley (2)	250,000	3.05%	250,000	1.3%

Dean Polizzotto (2)	250,000	3.05%	250,000	1.3%

Raymond W Sheets (2)	250,000	3.05%	250,000	1.3%

Brett Bertolami (2)	250,000	3.05%	250,000	1.3%

Mercey Falls and CN Corp (3)	500,000	6.1%	500,000	2.6%

Huntsman Holdings, Inc. (4)	500,000	6.1%	500,000	2.6%

Michelle Turpin	750,000	9.15%	750,000	3.9%

Kyle Madej	1,140,000	13.90%	1,140,000	5.9%

Three Rivers Consulting, LLC (5)	1,150,700	14.05%	1,150,700	6.0%

All Directors/Director nominees and executive officers as a group (4 persons)	1,000,000	12.20%	1,000,000	5.2%

__________________

(1)	Based on 20,564,129 fully diluted votes based on 400,000 shares of Series A Preferred Stock voting at a rate of 30:1

(2)	Denotes an Officer or Director of the Company.

(3)	Mercey Falls and CN Corp is beneficially owned by Lieba Chanin, its sole officer and director.

(4)	Huntsman Holdings, Inc. is beneficially owned by Hunter Nevitt, its sole officer and director.

(5)	Three Rivers Consulting, LLC is beneficially owned by Brian Jacobelli, its sole member and owner.

DESCRIPTION OF CAPITAL STOCK

The following description summarizes the most important terms of our capital stock. We are incorporated in the State of Nevada. This summary does not purport to be complete and is qualified in its entirety by the provisions of our articles of incorporation and bylaws, copies of which have been filed with the SEC as exhibits to the registration statement of which this prospectus is a part, and to the applicable provisions of Nevada law.

Authorized Capital Stock

We are authorized to issue up to 90,000,000 shares of common stock, $0.001 par value per share, and 10,000,000 shares of preferred stock, $0.001 par value per share, of which 2,000,000 shares have been designated Series A Preferred Stock, and 1,000,000 shares have been designated Series B Convertible Preferred Stock. As of the date of this prospectus, we have 9,051,429 shares of common stock outstanding, 400,000 shares of Series A Preferred Stock outstanding and 50,000 shares of Series B Convertible Preferred Stock outstanding.

Common Stock

The following summarizes the rights of holders of our common stock:

•each holder of common stock is entitled to one vote per share on all matters to be voted upon generally by the stockholders;

•subject to preferences that may apply to shares of preferred stock that may be issued and outstanding, the holders of common stock are entitled to receive lawful dividends as may be declared by our board of directors;

•upon our liquidation, dissolution or winding up, the holders of our shares of common stock are entitled to receive a pro rata portion of all of our assets remaining for distribution after satisfaction of all its liabilities and the payment of any liquidation preference of any then outstanding preferred stock;

•there is no redemption or sinking fund provisions applicable to our common stock; and

•there are no preemptive or conversion rights applicable to our common stock.

Preferred Stock

Our board of directors is authorized to issue from time to time, in one or more designated series, any or all of our authorized but unissued shares of preferred stock with dividend, redemption, conversion, exchange, voting and other provisions as may be provided in that particular series. The issuance need not be approved by our common stockholders.

The rights of the holders of our common stock will be subject to, and may be adversely affected by, the rights of the holders of any preferred stock that may be issued in the future. Issuance of a new series of preferred stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of entrenching our board of directors and making it more difficult for a third party to acquire, or discourage a third party from acquiring, a majority of our outstanding voting stock.

Series A Preferred Stock

Shares of Series A Preferred Stock have no preferences as to dividends or liquidation rights.  With respect to all matters upon which shareholders are entitled to vote, each holder of outstanding shares of Series A Preferred Stock shall be entitled to cast thirty (30) votes in person or by proxy for each share of Series A Preferred Stock standing in such holder’s name.  Shares of Series A Preferred Stock have no redemption or conversion rights.

Series B Convertible Preferred Stock

In the event of any voluntary or involuntary liquidation, dissolution or winding up, the holders of Series B Convertible Preferred Stock are entitled to be paid out of the assets available for distribution an amount in cash equal to $0.05 per share plus all unpaid dividends previously declared thereon to the date of final distribution.  No distribution shall be made on any common stock or other series of preferred stock by reason of any voluntary or involuntary liquidation, dissolution or winding up unless each holder of Series B Convertible Preferred Stock receives all amounts to which such holder is entitled.  In the event the assets available for distribution to holders of Series B Convertible Preferred Stock are insufficient to pay such holders the full amounts to which they would otherwise be entitled, the assets available for distribution shall be distributed to them pro rata.

Each share of Series B Convertible Preferred Stock is equal to ten (10) shares of common stock for voting purposes.

Any payment of any dividend or redemption of the Series B Convertible Preferred Stock is subordinate to payment in full of all indebtedness of us to any financial institution.  Furthermore, we have the right to redeem shares of Series B Convertible Preferred Stock at any time after issuance pursuant to at least thirty (30) days written notice at a redemption price of $0.25 per share, plus any unpaid dividends, if applicable, on such shares as of the redemption date.

At the option of the holder of Series B Convertible Preferred Stock, upon ten (10) days written notice the holder may convert any portion of such holder’s Series B Convertible Preferred Stock to shares of common stock at a ratio of one (1) share of Series B Convertible Preferred Stock for fifty (50) shares of common stock.

Anti-Takeover Effects of Nevada Law and our Articles of Incorporation and Bylaws

Some provisions of Nevada law, our articles of incorporation, and our bylaws contain provisions that could make the following transactions more difficult: an acquisition of us by means of a tender offer; an acquisition of us by means of a proxy contest or otherwise; or the removal of our incumbent officers and directors. It is possible that these provisions could make it more difficult to accomplish or could deter transactions that stockholders may otherwise consider to be in their best interest or in our best interests, including transactions that provide for payment of a premium over the market price for our shares.

These provisions, summarized below, are intended to discourage coercive takeover practices and inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of us to first negotiate with our board of directors. We believe that the benefits of the increased protection of our potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure us outweigh the disadvantages of discouraging these proposals because negotiation of these proposals could result in an improvement of their terms.

Undesignated Preferred Stock

The ability of our board of directors, without action by the stockholders, to issue shares of preferred stock, which was previously authorized but remain undesignated, other than the Series A Preferred Stock and Series B Convertible Preferred Stock, with voting or other rights or preferences as designated by our board of directors could impede the success of any attempt to change control of us. These and other provisions may have the effect of deferring hostile takeovers or delaying changes in control or management of us.

Stockholder Action by Written Consent

Our bylaws allow for any action that may be taken at any annual or special meeting of the stockholders to be taken without a meeting and without prior notice, if a consent in writing, setting forth the action so taken, is signed by the holders of outstanding shares having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted.

Stockholders Not Entitled to Cumulative Voting

Our articles of incorporation do not permit stockholders to cumulate their votes in the election of directors. Accordingly, the holders of a majority of the outstanding shares of our common stock entitled to vote in any election of directors can elect all of the directors standing for election, if they choose, other than any directors that holders of our preferred stock may be entitled to elect.

Nevada Business Combination Statutes

The “business combination” provisions of Sections 78.411 to 78.444, inclusive, of the NRS, generally prohibit a Nevada corporation with at least 200 stockholders from engaging in various “combination” transactions with any interested stockholder for a period of two years after the date of the transaction in which the person became an interested stockholder, unless the transaction is approved by the board of directors prior to the date the interested stockholder obtained such status or the combination is approved by the board of directors and thereafter is approved at a meeting of the stockholders by the affirmative vote of stockholders representing at least 60% of the outstanding voting power held by disinterested stockholders, and extends beyond the expiration of the two-year period, unless:

•the combination was approved by the board of directors prior to the person becoming an interested stockholder or the transaction by which the person first became an interested stockholder was approved by the board of directors before the person became an interested stockholder or the combination is later approved by a majority of the voting power held by disinterested stockholders; or

•if the consideration to be paid by the interested stockholder is at least equal to the highest of: (a) the highest price per share paid by the interested stockholder within the two years immediately preceding the date of the announcement of the combination or in the transaction in which it became an interested stockholder, whichever is higher, (b) the market value per share of common stock on the date of announcement of the combination and the date the interested stockholder acquired the shares, whichever is higher, or (c) for holders of preferred stock, the highest liquidation value of the preferred stock, if it is higher.

A “combination” is generally defined to include mergers or consolidations or any sale, lease exchange, mortgage, pledge, transfer, or other disposition, in one transaction or a series of transactions, with an “interested stockholder” having: (a) an aggregate market value equal to 5% or more of the aggregate market value of the assets of the corporation, (b) an aggregate market value equal to 5% or more of the aggregate market value of all outstanding shares of the corporation, (c) 10% or more of the earning power or net income of the corporation, and (d) certain other transactions with an interested stockholder or an affiliate or associate of an interested stockholder.

In general, an “interested stockholder” is a person who, together with affiliates and associates, owns (or within two years, did own) 10% or more of a corporation’s voting stock. The statute could prohibit or delay mergers or other takeover or change in control attempts and, accordingly, may discourage attempts to acquire us even though such a transaction may offer our stockholders the opportunity to sell their stock at a price above the prevailing market price.

Nevada Control Share Acquisition Statutes

The “control share” provisions of Sections 78.378 to 78.3793, inclusive, of the NRS apply to “issuing corporations” that are Nevada corporations with at least 200 stockholders, including at least 100 stockholders of record who are Nevada residents, and that conduct business directly or indirectly in Nevada. The control share statute prohibits an acquirer, under certain circumstances, from voting its shares of a target corporation’s stock after crossing certain ownership threshold percentages, unless the acquirer obtains approval of the target corporation’s disinterested stockholders. The statute specifies three thresholds: one-fifth or more but less than one-third, one-third but less than a majority, and a majority or more, of the outstanding voting power. Generally, once an acquire crosses one of the above thresholds, those shares in an offer or acquisition and acquired within 90 days thereof become “control shares” and such control shares are deprived of the right to vote until disinterested stockholders restore the right. These provisions also provide that if control shares are accorded full voting rights and the acquiring person has acquired a majority or more of all voting power, all other stockholders who do not vote in favor of authorizing voting rights to the control shares are entitled to demand payment for the fair value of their shares in accordance with statutory procedures established for dissenters’ rights.

A corporation may elect to not be governed by, or “opt out” of, the control share provisions by making an election in its articles of incorporation or bylaws, provided that the opt-out election must be in place on the 10th day following the date an acquiring person has acquired a controlling interest, that is, crossing any of the three thresholds described above. We have not opted out of the control share statutes and will be subject to these statutes if we are an “issuing corporation” as defined in such statutes.

The effect of the Nevada control share statutes is that the acquiring person, and those acting in association with the acquiring person, will obtain only such voting rights in the control shares as are conferred by a resolution of the stockholders at an annual or special meeting. The Nevada control share law, if applicable, could have the effect of discouraging takeovers of us.

Amendment to Charter Provisions

The amendment of any of the above provisions would require approval by holders of at least a majority of the total voting power of all of our outstanding voting stock.

Trading

Our common stock is traded on the OTC under the symbol “JMTM”.

Transfer Agent

Colonial Stock Transfer Company, Inc. serves as transfer agent and registrar for our common stock.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES TO NON-U.S. HOLDERS

The following discussion is a summary of the material U.S. federal income tax consequences to Non-U.S. Holders (as defined below) of the purchase, ownership and disposition of our common stock issued pursuant to this offering but does not purport to be a complete analysis of all potential tax effects. The effects of other U.S. federal tax laws, such as estate and gift tax laws, and any applicable state, local or non-U.S. tax laws are not discussed. This discussion is based on the Code, Treasury Regulations promulgated thereunder, judicial decisions, and published rulings and administrative pronouncements of the U.S. Internal Revenue Service, or the IRS, in each case in effect as of the date hereof. These authorities may change or be subject to differing interpretations. Any such change or differing interpretation may be applied retroactively in a manner that could adversely affect a Non-U.S. Holder of our common stock. We have not sought and will not seek any rulings from the IRS regarding the matters discussed below. There can be no assurance the IRS or a court will not take a contrary position to that discussed below regarding the tax consequences of the purchase, ownership and disposition of our common stock.

This discussion is limited to Non-U.S. Holders that hold our common stock as a “capital asset” within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not address all U.S. federal income tax consequences relevant to a Non- U.S. Holder’s particular circumstance, including the impact of the Medicare contribution tax on net investment income. In addition, it does not address consequences relevant to Non-U.S. Holders subject to special rules, including, without limitation:

•U.S. expatriates and former citizens or long-term residents of the U.S.

•persons subject to the alternative minimum tax;

•persons holding our common stock as part of a hedge, straddle or other risk reduction strategy or as part of a conversion transaction or other integrated investment;

•banks, insurance companies and other financial institutions;

•brokers, dealers or traders in securities;

•“controlled foreign corporations,” “passive foreign investment companies” and corporations that accumulate earnings to avoid U.S. federal income tax;

•partnerships or other entities or arrangements treated as partnerships for U.S. federal income tax purposes (and investors therein);

•tax-exempt organizations or governmental organizations;

•persons deemed to sell our common stock under the constructive sale provisions of the Code;

•persons who hold or receive our common stock pursuant to the exercise of any employee stock option or otherwise as compensation;

•tax-qualified retirement plans;

•“qualified foreign pension funds” and entities all of the interests of which are held by qualified foreign pension funds; and

•persons subject to special tax accounting rules as a result of any item of gross income with respect to our common stock being taken into account in an applicable financial statement.

If an entity or arrangement treated as a partnership for U.S. federal income tax purposes holds our common stock, the tax treatment of a partner in the partnership will depend on the status of the partner, the activities of the partnership and certain determinations made at the partner level. Accordingly, partnerships holding our common stock and the partners in such partnerships should consult their tax advisors regarding the U.S. federal income tax consequences to them.

THIS DISCUSSION IS FOR INFORMATIONAL PURPOSES ONLY AND IS NOT TAX ADVICE. INVESTORS SHOULD CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS AS WELL AS ANY TAX CONSEQUENCES OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF OUR COMMON STOCK ARISING UNDER THE U.S. FEDERAL ESTATE OR GIFT TAX LAWS OR UNDER THE LAWS OF ANY STATE, LOCAL OR NON-U.S. TAXING JURISDICTION OR UNDER ANY APPLICABLE INCOME TAX TREATY.

Definition of a Non-U.S. Holder

For purposes of this discussion, a “Non-U.S. Holder” is any beneficial owner of our common stock that is neither a “U.S. person” nor an entity treated as a partnership for U.S. federal income tax purposes. A U.S. person is any person that, for U.S. federal income tax purposes, is or is treated as any of the following:

•an individual who is a citizen or resident of the U.S.;

•a corporation or entity treated as a corporation that is created or organized under the laws of the U.S., any state thereof, or the District of Columbia;

•an estate, the income of which is subject to U.S. federal income tax regardless of its source; or

•a trust that (i) is subject to the primary supervision of a U.S. court and the control of one or more “United States persons” (within the meaning of Section 7701(a)(30) of the Code), or (ii) has a valid election in effect to be treated as a United States person for U.S. federal income tax purposes.

Distributions

As described in the section titled “Dividend Policy,” we do not currently intend to pay any cash dividends on our capital stock in the foreseeable future. However, if we make distributions of cash or property on our common stock, such distributions will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Amounts not treated as dividends for U.S. federal income tax purposes will constitute a return of capital and first be applied against and reduce a Non-U.S. Holder’s adjusted tax basis in its common stock, but not below zero. Any excess will be treated as capital gain and will be treated as described below under “—Sale or Other Taxable Disposition.”

Subject to the discussions below on effectively connected income, backup withholding and the Foreign Account Tax Compliance Act, or FATCA, dividends paid to a Non-U.S. Holder of our common stock will be subject to U.S. federal withholding tax at a rate of 30% of the gross amount of the dividends (or such lower rate specified by an applicable income tax treaty, provided the Non-U.S. Holder furnishes a valid IRS Form W-8BEN or W-8BEN-E (or other applicable documentation) certifying qualification for the lower treaty rate). A Non-U.S. Holder that does not timely furnish the required documentation, but that qualifies for a reduced treaty rate, may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS. Non-U.S. Holders should consult their tax advisors regarding their entitlement to benefits under any applicable income tax treaty.

If dividends paid to a Non-U.S. Holder are effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the U.S. (and, if required by an applicable income tax treaty, the Non-U.S. Holder maintains a permanent establishment or fixed base in the U.S. to which such dividends are attributable), the Non-U.S. Holder will be exempt from the U.S. federal withholding tax described above. To claim the exemption, the Non-U.S. Holder must furnish to the applicable withholding agent a valid IRS Form W-8ECI, certifying that the dividends are effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the U.S..

Any such effectively connected dividends generally will be subject to U.S. federal income tax on a net income basis at the regular graduated rates. A Non-U.S. Holder that is a corporation also generally will be subject to a branch profits tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on its effectively connected earnings and profits attributable to such dividends, as adjusted for certain items. Non-U.S. Holders should consult their tax advisors regarding any applicable tax treaties that may provide for different rules.

Sale or Other Taxable Disposition

Subject to the discussions below regarding backup withholding and FATCA, a Non-U.S. Holder will not be subject to U.S. federal income tax on any gain realized upon the sale or other taxable disposition of our common stock unless:

•the gain is effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the U.S. (and, if required by an applicable income tax treaty, the Non-U.S. Holder maintains a permanent establishment or fixed base in the U.S. to which such gain is attributable).

•the Non-U.S. Holder is a nonresident alien individual present in the U.S. for 183 days or more during the taxable year of the disposition and certain other requirements are met; or

•our common stock constitutes a U.S. real property interest, or USRPI, by reason of our status as a U.S. real property holding corporation, or USRPHC, for U.S. federal income tax purposes.

Gain described in the first bullet point above generally will be subject to U.S. federal income tax on a net income basis at the regular graduated rates. A Non-U.S. Holder that is a corporation also generally will be subject to a branch profits tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on its effectively connected earnings and profits attributable to such gain, as adjusted for certain items.

Gain described in the third bullet point above will be subject to U.S. federal income tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty), which may be offset by U.S. source capital losses of the Non-U.S. Holder (even though the individual is not considered a resident of the U.S.), provided the Non-U.S. Holder has timely filed U.S. federal income tax returns with respect to such losses.

With respect to the third bullet point above, we believe we currently are not, and do not anticipate becoming, a USRPHC. However, because the determination of whether we are a USRPHC depends on the fair market value of our USRPIs relative to the fair market value of our non-U.S. real property interests and our other business assets, there can be no assurance we currently are not a USRPHC or will not become one in the future. Even if we are or were to become a USRPHC, gain arising from the sale or other taxable disposition by a Non-U.S. Holder of our common stock will not be subject to U.S. federal income tax if our common stock is “regularly traded,” as defined by applicable Treasury Regulations, on an established securities market, and such Non-U.S. Holder owned, actually and constructively, 5% or less of our common stock throughout the shorter of the five-year period ending on the date of the sale or other taxable disposition or the Non-U.S. Holder’s holding period. If we are a USRPHC and either our common stock is not regularly traded on an established securities market or a Non-U.S. Holder holds more than 5% of our common stock, actually or constructively, during the applicable testing period, such Non-U.S. Holder will generally be taxed on any gain in the same manner as gain that is effectively connected with the conduct of a U.S. trade or business, except that the branch profits tax generally will not apply.

Non-U.S. Holders should consult their tax advisors regarding any applicable income tax treaties that may provide for different rules.

Information Reporting and Backup Withholding

Payments of dividends on our common stock will not be subject to backup withholding, provided the holder either certifies its non-U.S. status by furnishing a valid IRS Form W-8BEN, W-8BEN-E or W-8ECI or otherwise establishes an exemption. However, information returns are required to be filed with the IRS in connection with any dividends on our common stock paid to the Non-U.S. Holder, regardless of whether any tax was actually withheld. In addition, proceeds of the sale or other taxable disposition of our common stock within the U.S. or conducted through certain U.S.-related brokers generally will not be subject to backup withholding or information reporting, if the applicable withholding agent receives the certification described above or the holder otherwise establishes an exemption. Proceeds of a disposition of our common stock conducted through a non-U.S. office of a non-U.S. broker that does not have certain enumerated relationships with the U.S. generally will not be subject to backup withholding or information reporting.

Copies of information returns that are filed with the IRS also may be made available under the provisions of an applicable treaty or agreement to the tax authorities of the country in which the Non-U.S. Holder resides or is established.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a Non-U.S. Holder’s U.S. federal income tax liability, provided the required information is timely furnished to the IRS.

Additional Withholding Tax on Payments Made to Foreign Accounts

Withholding taxes may be imposed under Sections 1471 to 1474 of the Code (commonly referred to as FATCA) on certain types of payments made to non-U.S. financial institutions and certain other non-U.S. entities. Specifically, a 30% withholding tax may be imposed on dividends on, or (subject to the proposed Treasury Regulations discussed below) gross proceeds from the sale or other disposition of, our common stock paid to a “foreign financial institution” or a “non-financial foreign entity” (each as defined in the Code), unless (i) the foreign financial institution undertakes certain diligence and reporting obligations, (ii) the non-financial foreign entity either certifies it does not have any “substantial United States owners” (as defined in the Code) or furnishes identifying information regarding each substantial United States owner or (iii) the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from these rules. If the payee is a foreign financial institution and is subject to the diligence and reporting requirements in clause (i) above, it must enter into an agreement with the U.S. Department of the Treasury requiring, among other things, that it undertakes to identify accounts held by certain “specified United States persons” or “United States-owned foreign entities” (each as defined in the Code), annually report certain information about such accounts, and withhold 30% on certain payments to non-compliant foreign financial institutions and certain other account holders. Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the U.S. governing FATCA may be subject to different rules.

Under the applicable Treasury Regulations and administrative guidance, withholding under FATCA generally applies currently to payments of dividends on our common stock. While withholding under FATCA would have applied also to payments of gross proceeds from the sale or other disposition of our common stock on or after January 1, 2021, proposed Treasury Regulations eliminate FATCA withholding on payments of gross proceeds entirely. Taxpayers generally may rely on these proposed Treasury Regulations until final Treasury Regulations are issued.

Prospective investors should consult their tax advisors regarding the potential application of withholding under FATCA to their investment in our common stock.

SELLING SECURITY HOLDERS

This prospectus covers the sale by the selling security holders of up to 3,185,000 shares of common stock.

The exercise price of our common stock issuable upon exercise of the Purchase Warrants will be subject to adjustment in the event of any stock dividends and splits, reverse stock split, recapitalization, reorganization or similar transaction, as described therein.

Although we have not entered into any registration rights agreement or granted any registration rights in connection with the issuance and sale of the units in the private placement, we have elected to register for resale the shares of common stock issued in the private placement and the shares of common stock issuable upon exercise of the Purchase Warrants.

Selling Security Holder Table

This prospectus covers the sale by the selling security holders of up to an aggregate of 3,185,000 shares of common stock. We are registering the shares of common stock in order to permit the selling security holders to offer the shares for resale from time to time. The selling security holders have not had any material relationship with us within the past three years.

The table below lists the selling security holders and other information regarding the beneficial ownership of the shares of common stock held by each of the selling security holders. The second column lists the number of shares of common stock beneficially owned by the selling security holders, based on their respective ownership of shares of common stock as of September 24, 2024.

The third column lists the shares of common stock being offered by this prospectus by the selling security holders. The selling security holders may sell all, some or none of their shares in this offering. See “Plan of Distribution.”

The fourth column assumes the sale of all of the shares of common stock offered by the selling security holders under this prospectus.

Except as disclosed in the footnotes to the table below, each of the selling security holders has represented to us that it is not a broker-dealer, or affiliated with or associated with a broker-dealer, registered with the SEC or designated as a member of the Financial Industry Regulatory Authority. The shares of common stock being offered under this prospectus may be offered for sale from time to time during the period the registration statement of which this prospectus is a part remains effective, by or for the accounts of the selling security holders listed below.

Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to the securities. To our knowledge, except as indicated by footnote, and subject to community property laws where applicable, the persons named in the table below have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them. Except as indicated by footnote, all shares of common stock underlying derivative securities, if any, that are currently exercisable or convertible or are scheduled to become exercisable or convertible for or into shares of common stock within 60 days after the date of the table are deemed to be outstanding for the purpose of calculating the percentage ownership of each listed person or group but are not deemed to be outstanding as to any other person or group.

Name of	Shares of Common Stock Beneficially Owned	Maximum Number of shares of Common Stock to be Sold Pursuant to this	Shares of Common Stock Beneficially Owned After Offering (2)
Beneficial Owner	Prior to Offering	Prospectus (1)	Number	Percentage
Todd Adler	25,000	25,000	0
Anthony Amato Sr.	25,000	25,000	0
Robert Brown	50,000	50,000	0
Theresa Ann Ellbogen	100,000	100,000	0
Lee Ferry	125,000	125,000	0
Curtis Hayslip	50,000	50,000	0
Joseph Lando	25,000	25,000	0
Legacy Portfolio Management FBO	125,000	375,000	0
Legacy Portfolio Management	100,000	300,000	0
Jack Lenhart	50,000	50,000	0
Steve McDonough	50,000	50,000	0
Lora Mikolaitis	25,000	25,000	0
Michael Montano	50,000	50,000	0
Lenny Morales	100,000	200,000	0
David Neesmith	25,000	25,000	0
Orion 4 LLC	450,000	350,000	100,000	0.01%
Thomas Phillips	200,000	200,000	0
Anthony Reulbach	167,500	167,500	0
Joseph Reulbach	17,500	17,500	0
Chris Robinson	75,000	75,000	0
Six Twenty Capital Management, LLC	50,000	50,000	0
Tiger Trout Capital Puerto Rico LLC	250,000	750,000	0
Michelle Turpin	750,000	100,000	650,000	6.4%

(*)Indicates beneficial ownership of less than 1%.

(1)Amount includes 2,135,000 shares of common stock and 1,050,000 shares of common stock issuable upon exercise of the Purchase Warrants.

(2)Assumes all shares being offered under this prospectus are sold. The percentage of beneficial ownership after the offering is based on 10,101,429 shares of common stock, consisting of 9,051,429 shares of common stock outstanding as of September 24, 2024 and the additional 1,050,000 shares of common stock underlying the exercise of warrants offered under this prospectus.

PLAN OF DISTRIBUTION

We are registering the shares of common stock to permit the resale of these shares by the selling security holders after the date of this prospectus. We will not receive any proceeds from the sale of the shares by the selling security holders. We will bear all fees and expenses incident to our obligation to register the shares of common stock.

The selling security holders will offer and sell the shares of common stock at a fixed price of $3.50 per share until our common stock is quoted on an established public trading market, at which time the shares may be sold at prevailing market prices or privately negotiated prices. However, there is currently no established public trading market for our common stock, and we cannot assure you that a significant market will develop.

The selling security holders may sell all or a portion of the shares of common stock beneficially owned by them and offered hereby from time to time directly to purchasers or through agents designated from time to time. In connection with the sales, the selling security holders may enter into agreements with broker-dealers or agents who may receive commissions or fees from the selling security holders or the purchasers of the shares.

The shares of common stock may be sold by the selling security holders using one or more of the following methods:

-Direct Sales: Sales made directly to purchasers without the involvement of underwriters or agents.

-Brokered Transactions: Sales effected through agents who solicit or receive offers to purchase the shares.

Under the securities laws of certain states, the shares of common stock may be sold in those states only through registered or licensed brokers or dealers. In addition, in certain states the shares may not be sold unless they have been registered or qualified for sale in the state or an exemption from registration or qualification is available and is complied with.

We have advised the selling security holders that the anti-manipulation provisions of Regulation M under the Securities Exchange Act of 1934, as amended, may apply to their sales of shares in the market. We have agreed to use commercially reasonable efforts to keep the registration statement of which this prospectus is a part effective during the period the selling security holders are offering and selling the shares covered by this prospectus.

There can be no assurance that any selling security holder will sell any or all of the shares of common stock registered pursuant to the registration statement.

LEGAL MATTERS

The validity of the shares of common stock offered by this prospectus will be passed upon for us by JPF Securities Law, LLC in Dallas, Texas.

The Company is subject to litigation claims arising in the ordinary course of business. The Company records litigation accruals for legal matters which are both probable and estimable and for related legal costs as incurred. The Company does not reduce these liabilities for potential insurance or third-party recoveries.

As of June 30, 2024 and December 31, 2023, respectively, the Company was engaged in litigation with Strategic Funding Source, Inc. d/b/a Kapitus, a New York Corporation as Plaintiff against Gladiator Solutions, Inc. an Arizona Corporation, James Maritime Holdings, Inc. a Nevada Corporation and Matthew C. Materazo an individual Cas No. 24cv438754, with an unlimited Civil Cross-Complaint Gladiator Solutions, Inc. an Arizona Corporation, James Maritime Holdings, Inc. a Nevada Corporation Cross-Complainants vs. Matthew C. Materazo.  This litigation involves a dispute over financing that was procured without approval or knowledge of the Company by Matthew C. Materazo to the detriment of Gladiator Solutions, Inc. and its shareholders.  This complaint was initially filed by Strategic Funding Source against Gladiator Solutions for breach of a loan agreement.  The plaintiff alleges Gladiator owes $100,098.  The Plaintiff also added James Maritime Holdings as an “alter ego” defendant.  The Company filed an Answer to the Complaint, asserting that Gladiator’s former President Matt Materazo obtained the loan without authority or consent from Gladiator or James Maritime, and the Company filed a Cross-Complaint against Matt Materazo for this unauthorized loan.  We believe a settlement with the plaintiff can be reached, and we plan to pursue claims against Mr. Materazo for indemnity for any payments made by Gladiator to settle this case.

Tim Running v. United Security Specialists, Inc. involves a wage and hour class action filed by USS employee Tim Running against USS.  The Company filed a Motion to compel arbitration of these claims and the court hearing on this motion is set for January 29, 2025.  The Company anticipates negotiating a settlement with this plaintiff.

Josue Ceballes v. United Security Specialists, Inc. is a wage and hour class action filed by USS employee Tim Running against USS.  The Plaintiff agreed to submit this claim to arbitration and the class action was dropped.  The Company anticipates negotiating a settlement with this plaintiff.

Redwood Fire & Casualty Ins. Co. v. United Security Specialists, Inc.is a case against USS and James Maritime Holdings for unpaid workers comp insurance premiums.   The unpaid balance was $36,947.  The Company negotiated a settlement for this claim in the amount of $4,000 per month for nine months.

Saratoga Office Center Corp.  v. United Security Specialists and James Maritime Holdings is a claim filed by the prior landlord against USS for unpaid office rent.  The total amount allegedly owed was $124,358.  The Company negotiated a settlement for $65,000, which is subject to a monthly payment plan.  The final payment was due in January 2025 but it was paid early and is now fully paid off.

EXPERTS

The financial statements included in this prospectus and the registration statement have been audited by Bush & Associates CPA and Tanner, LLC, an independent registered public accounting firm, as stated in their report appearing herein and elsewhere in the registration statement which report expresses an unqualified opinion on the financial statements. Such financial statements have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

This prospectus, which constitutes a part of the registration statement on Form S-1/A filed with the SEC, does not contain all of the information set forth in the registration statement and the exhibits and schedules thereto. Accordingly, we refer you to the registration statement, including the exhibits and schedules thereto, for further information about us and the shares of common stock to be sold in this offering. Statements or summaries in this prospectus as to the contents of any contract or other document referred to in this prospectus are not necessarily complete and, where that contract or document is filed as an exhibit to the registration statement, each statement or summary is qualified in all respects by reference to the exhibit to which the reference relates. Our filings with the SEC, including the registration statement, are also available to you for free on the SEC’s internet website at www.sec.gov.

Upon completion of this offering, we will become subject to the informational and reporting requirements of the Exchange Act and, in accordance with those requirements, will file periodic reports, proxy and information statements and other information with the SEC. You will be able to inspect and copy these periodic reports, proxy and information statements and other information at the addresses set forth above. In addition, you will be able to request a copy of any of our periodic reports filed with the SEC at no cost, by writing or telephoning us at the following address:

Investor Relations

James Maritime Holdings, Inc.

9160 South 300 West, #101

Sandy, UT 84070

(801) 706-9429

We also currently intend to maintain an internet website at https://www.usselite.com following the completion of this offering. Information contained on or accessible through our website is not part of this prospectus.

INDEX TO FINANCIAL STATEMENTS

JAMES MARITIME HOLDINGS, INC. AND SUBSIDIARIES

CONSOLIDATED FINANCIAL STATEMENTS YEARS

ENDED DECEMBER 31, 2023 AND 2022

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholder and the Board of Directors of

JAMES MARITIME HOLDINGS, INC.

OPINION ON THE CONSOLIDATED FINANCIAL STATEMENTS

We have audited the accompanying consolidated balance sheets of JAMES MARITIME HOLDINGS, INC. (the “Company”) as of December 31, 2023, and the related statement of operations and comprehensive income, changes in stockholders’ deficit, and cash flows for the year then ended, and the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2023, and the results of their operations and their cash flows for the year then ended, in conformity with accounting principles generally accepted in the United States of America.

SUBSTANTIAL DOUBT ABOUT THE COMPANY’S ABILITY TO CONTINUE AS A GOING CONCERN

The accompanying consolidated financial statements have been prepared assuming that the entity will continue as a going concern. As discussed in Note 1 to the financial statements, the entity has suffered recurring losses from operations and has a net capital deficiency that raise substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

BASIS FOR OPINION

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) ("PCAOB") and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/Bush & Associates CPA LLC

We have served as the Company’s auditor since 2024.

Henderson, Nevada

June 3, 2024

PCAOB ID Number 6797

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To Board of Directors and Management of James Maritime Holdings Inc

Opinion on the Consolidated Financial Statements

We have audited the accompanying consolidated balance sheet of James Maritime Holdings Inc and subsidiaries (collectively, the “Company”) as of December 31, 2022, and the related consolidated statement of operations, shareholders’ equity, and cash flows for the years then ended, and the related notes (collectively referred to as the financial statements). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2022, and the results of its operations and its cash flows for the year ended December 31, 2022, in conformity with U.S. generally accepted accounting principles.

Substantial Doubt about the Company’s Ability to Continue as a Going Concern

The financial statements were prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the consolidated financial statements, the Company has an accumulated deficit and has not yet established an ongoing source of revenue to finance its operating expenses. These matters raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Tanner LLC

Salt Lake City, Utah

October 24, 2023

PCAOB ID Number 270

JAMES MARITIME HOLDINGS, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS AS

OF DECEMBER 31, 2023 AND 2022

	December 31, 2023	December 31, 2022
ASSETS

Cash	$45,551	$455,454
Accounts receivables	720,112	722,367
Prepaid expenses and other current assets	42,724	70,487
Total current assets	808,387	1,248,308

Due from related parties	7,400	7,379
Intangible assets	2,088,274	4,150,280
Property and equipment, net	159,142	200,502
Right-of-use asset	346,986	168,339
Total assets	$3,410,189	$5,774,808

LIABILITIES

Accounts payable and accrued expenses	$1,455,216	$921,230
Accrued payroll expenses	214,691	161,360
Due to related parties	7,960	-
Deferred revenue	-	400,000
Common stock to-be-issued	-	50,000
Notes payable, current portion	536,251	323,562
Convertible debenture, current portion	35,000	35,000
Loans payable, current portion	760,842	585,831
Embedded conversion feature	175,045	331,399
Operating lease liability, current	81,805	114,400
Total current liabilities	3,266,810	2,922,782

Notes payable, net of current portion	110,287	110,287
Loans payable, net of current portion	67,800	490,093
Operating lease liability	288,413	68,953
Total liabilities	3,733,310	3,592,115

SHAREHOLDERS’ EQUITY (DEFICIT)
Preferred Stock – Series A, 2,000,000 authorized shares, $0.001 par value; 400,000 shares issued and outstanding, as of December 31, 2023 (400,000 as of December 31, 2022)	400	400
Common Stock, 90,000,000 shares authorized, $0.001 par value; 9,064,129 shares issued and outstanding as of December 31, 2023 (9,004,129 as of December 31, 2022)	9,064	9,004
Additional paid-in capital	13,769,537	13,656,447
Accumulated deficit	(13,915,927)	(11,454,076)
Equity (deficit) attributable to shareholders of James Maritime Holdings, Inc.	(136,926)	2,211,775
Non-controlling interest	(186,196)	(29,082)
Total shareholders’ equity (deficit)	(323,122)	2,182,693
Total liabilities and shareholders’ equity (deficit)	$3,410,189	$5,774,808

The accompanying notes to the consolidated financial statements are an integral part of these statements.

 JAMES MARITIME HOLDINGS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS FOR

THE YEARS ENDED DECEMBER 31, 2023 AND 2022

	Years ended December 31,
	2023	2022
Net sales	$8,820,348	$4,063,122
Cost of goods sold	6,053,710	3,213,604
Gross profit	2,766,638	849,518

Operating expenses:
Selling, general, and administrative expenses	3,542,186	3,162,780
Loss on impairment of intangible assets	911,467	-
Total operating expenses	4,453,653	3,162,780

Operating loss	(1,687,015)	(2,313,262)

Other income (expense)
Interest income	-	118
Interest expense	(1,062,034)	(766,579)
Financial expenses	(26,607)	(158,797)
Change in fair value of derivative liability	156,354	-
Gain on settlement	-	398,922
Employee retention credit	-	2,959,811
Other income (expenses)	337	(6,768)
Total other income (expense), net	(931,950)	2,426,707

Net income (loss)	$(2,618,965)	$113,445

Less: net loss attributable to non-controlling interests	(157,114)	(91,449)

Net income (loss) attributable to James Maritime Holdings, Inc. and subsidiaries	$(2,461,851)	$204,894

Weighted average number of common shares outstanding:
Basic	9,046,047	7,842,865
Diluted	9,046,047	8,271,751

Net income (loss) per share:
Basic	$(0.27)	$0.03
Diluted	$(0.27)	$0.02

The accompanying notes to the consolidated financial statements are an integral part of these statements.

JAMES MARITIME HOLDINGS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF SHAREHOLDERS’ EQUITY (DEFICIT) FOR

THE YEARS ENDED DECEMBER 31, 2023 AND 2022

							Total Equity (deficit)		Total
					Additional		attributable	Non-	Shareholders’
	Preferred Stock		Common Stock		Paid-in	Accumulated	to the	controlling	Equity
	Shares	Amount	Shares	Amount	Capital	Deficit	Company	interest	(deficit)
Balance as at January 1, 2022	400,000	$400	7,354,129	$7,354	$12,008,097	$(11,658,970)	$356,881	$62,367	$419,248
Issuance of common stock and warrants to shareholders	-	-	350,000	350	349,650	-	350,000	-	350,000
Share-based compensation for professional and consulting services	-	-	300,000	300	299,700	-	300,000	-	300,000
Acquisition of Gladiator Solutions, Inc.	-	-	1,000,000	1,000	999,000	-	1,000,000	-	1,000,000
Net income	-	-	-	-	-	204,894	204,894	(91,449)	113,445

Balance as at December 31, 2022	400,000	$400	9,004,129	$9,004	$13,656,447	$(11,454,076)	$2,211,775	$(29,082)	$2,182,693

Issuance of common stock and warrants to shareholders	-	-	50,000	50	49,650	-	50,000	-	50,000
Share-based compensation for professional and consulting services	-	-	10,000	10	63,140	-	63,150	-	63,150
Net loss	-	-	-	-	-	(2,461,851)	(2,461,851)	(157,114)	(2,618,965)

Balance as at December 31, 2023	400,000	$400	9,064,129	$9,064	$13,769,537	$(13,915,927)	$(136,926)	$(186,196)	$(323,122)

The accompanying notes to the consolidated financial statements are an integral part of these statements.

JAMES MARITIME HOLDINGS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS FOR

THE YEARS ENDED DECEMBER 31, 2023 AND 2022

	Years Ended December 31,
	2023	2022
Cash flows from operating activities:
Net income (loss)	$(2,618,965)	$113,445
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Loss on impairment of goodwill and intangibles	911,467	-
Non-cash interest expense	-	26,051
Amortization of intangible assets	1,191,898	780,086
Depreciation expense		10,882
Depreciation of right-of-use asset		14,576
Accretion expense	114,506	31,694
Share-based compensation for services	63,150	300,000
Gain on settlement	-	(398,922)
Change in fair value of derivative liability	(156,354)	-
Changes in operating assets and liabilities:
Prepaid expenses and other current assets	27,763	(60,000)
Accounts receivable	2,255	(515,834)
Right-of-use asset		10,924
Due from related party	(21)	-)
Accounts payable and accrued expenses	533,465	(101,934)
Accrued payroll	53,331	(11,006)
Due to/from related parties	7,960	(224,726)
Deferred revenue	(400,000)	230,000
Operating lease liability		(26,967)
Net cash (used in) provided by operating activities	(269,544)	178,269
Cash flows from investing activities
Cash acquired from acquisition of USS	-	21,437
Acquisition of property and equipment	-	(11,800)
Net cash provided by investing activities	-	9,637

Cash flows from financing activities
Proceeds from issuance of common stock	-	350,000
Proceeds from shares to-be-issued	-	50,000
Repayments of lease liabilities	(32,595)	-
Proceeds from notes	374,619	150,000
Payment of notes	(220,041)	(171,944)
Proceeds from loans	-	395,500
Payment of loans	(262,342)	(616,468)
Net cash (used in) provided by financing activities	(140,359)	157,088

Net (decrease) increase in cash	(409,903)	344,994

Cash, beginning of year	455,454	110,460
Cash, end of year	$45,551	$455,454

Supplemental disclosure of cash flow information:
Cash paid during the year:
Interest	$56,196	$90,113
Cash received during the year:
Cash received from Employee Retention Tax Credit	$-	$2,959,811
Substantial non-cash activities:
Shares issued for common stock payable	$50,000	$-
Lease modification	$178,126	$-
Acquisition of USS through share-exchange	$-	$1,000,000

The accompanying notes to the consolidated financial statements are an integral part of these statements.

JAMES MARITIME HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2023 AND 2022

1. Nature and Continuance of Operations

Business Operations Basis of Presentation

The accompanying consolidated financial statements include the accounts of JAMES MARITIME HOLDINGS, INC. (“James Maritime”) and its majority-owned subsidiary, Gladiator Solutions Inc. (“Gladiator”), and its wholly owned subsidiary United Security Specialists Inc. (“USS”) (collectively as the “Company”).

Substantially all of the Company’s business is conducted through its subsidiaries, Gladiator and USS. Gladiator produces revenues through the distribution of personal protective products, primarily through mail-in orders to customers or via e-commerce sales generated through their website. USS provides professional security personnel enhanced by smartphone-based security applications.

Share Exchange Agreement – United Security Specialists, Inc.

On September 23, 2022, James Maritime Holdings completed a share exchange agreement with USS.

As a result of the exchange, James Maritime became the sole shareholder of USS, holding 100% of all shares outstanding. See Note 3 for further information.

Basis of Presentation and Principles of Consolidation

The accompanying consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) and pursuant to the rules and regulations of the SEC. The Company has adopted a December 31 fiscal year-end for financial statement reporting purposes.

All operations activity related to James Maritimes’ subsidiary, Gladiator, all operations are included within consolidated statement of operations for the years ended December 31, 2023 and 2022, respectively.

All operations activity related to James Maritimes’ subsidiary, USS, for the year ended December 31, 2022, will only reflect activity from September 23, 2022 through December 31, 2022, the period for which USS was acquired and owned by James Maritime. All operations for the year ended December 31, 2023 are included within consolidated statement of operations.

All intercompany balances were eliminated in the consolidated financial statements. Non-controlling interests are classified in the accompanying consolidated balance sheets as a component of equity. The amounts of consolidated net income (loss) attributable to both the Company and the non-controlling interests are separately presented in the accompanying consolidated statement of operations.

JAMES MARITIME HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2023 AND 2022

Going concern

The Company’s consolidated financial statements as of December 31, 2023, are prepared using U.S. GAAP, which contemplates continuation of the Company as a going concern. This contemplates the realization of assets and liquidation of liabilities in the ordinary course of business. The Company has yet to establish an ongoing source of revenue to finance its operating expenses and to continue as a going concern.

During the year ended December 31, 2023, the Company generated a net loss of $2,618,965. The accumulated deficit as of December 31, 2023 is $13,915,927 ($11,454,076 as of December 31, 2022). In order to continue as a going concern, the Company plans to receive funds through the selling of equity securities to existing and new shareholders. The Company is also evaluating potential acquisitions in the corporate security space. Additionally, the Company has created and maintained good customer relationships during 2023 for both USS and Gladiator, which the Company is relying on to potentially generate sustainable sales throughout 2024 and afterward. While management maintains they will be able to continue to generate sufficient cash flows through a combination of operations, debt, and equity raises, there is no guarantee the Company will be able to raise or generate additional funds in the short term to meet present obligations as they come due. Due to these factors, there is substantial doubt the Company may be able to continue as a going concern. The financial statements do not include any adjustments related to the recoverability and classification of assets or the amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern.

2. Summary of Significant Accounting Policies

Use of Estimates

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reporting amounts of assets and liabilities.

Estimates are used for, but not limited to, the accounting for inventories, impairment of long-term assets and derivatives.

It is reasonably possible that the estimate of the effect of a condition, situation, or set of circumstances that existing at the date of the financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Accordingly, the actual results of could differ significantly from those estimates.

Business Combinations

The Company accounts for all business combinations using the acquisition method of accounting. Under this method, assets and liabilities, including any remaining non-controlling interests, are recognized at fair value at the date of acquisition. The excess of the purchase price over the fair value of assets acquired, net of liabilities assumed, and non- controlling interests is recognized as goodwill. Certain adjustments to the assessed fair values of assets and liabilities, or non-controlling interests made subsequent to the acquisition date, but within the measurement period, which is up to one year, are recorded as adjustments to goodwill. Any adjustments subsequent to the measurement period are recorded in income. Results of operations of the acquired entity are included in the Company’s results from the date of the acquisition onward and include amortization expense arising from acquired tangible and intangible assets.

Cash

The Company considers all highly liquid investments with an original maturity of three months or less at the date of purchase to be cash and cash equivalents.

JAMES MARITIME HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2023 AND 2022

Concentration of Credit Risk

The Company maintains its cash accounts with financial institutions, where, at times, deposits exceed federal insurance limits of $250,000. The Company believes that no significant concentration of credit risk exists with respect to these cash balances due to its assessment of the credit worthiness and financial viability of the financial institutions.

Inventories

Inventories consist primarily of finished goods. Costs of finished goods inventories include all costs incurred to bring inventory to its current condition, which includes standard cost paid to suppliers, shipping costs, and other costs. The Company values its inventory using specific identification method of each inventory item. If the Company determines that the estimated net realizable value of its inventory is less than the carrying value of such inventory, it records a charge to cost of goods sold to reflect the lower of cost or net realizable value. If actual market conditions are less favorable than those projected by the Company, further adjustments may be required that would increase the cost of goods sold in the period in which such a determination was made.

Accounts Receivable

Accounts receivables are generally recorded at the invoiced amounts, net of an allowance for expected losses. The Company evaluates the collectability of its trade accounts receivable based on a number of factors. In circumstances where the Company becomes aware of a specific customer’s inability to meet its financial obligations to the Company, a specific reserve for bad debts is estimated and recorded, which reduces the recognized receivable to the estimated amount the Company believes will ultimately be collected. In addition to specific customer identification of bad debts, bad debt charges are recorded based on the Company’s historical losses and an overall assessment of past due trade accounts receivable outstanding. The allowance for accounts receivable is established through a provision reducing the carrying value of receivables. On December 31, 2023 and 2022, the Company determined that no allowance was necessary.

Leases

The Company accounts for a contract as a lease when it has the right to direct the use of the asset for a period of time while obtaining substantially all of the asset’s economic benefits. The Company determines the initial classification and measurement of its right-of-use (“ROU”) assets and lease liabilities at the lease commencement date and thereafter if modified. ROU assets and liabilities are represented on the balance sheet at the present value of future minimum lease payments to be made over the lease term. Leases that are insignificant or with a 12-month term or less at inception are not recorded on the consolidated balance sheet and are expensed as incurred in the consolidated statements of operations. As of December 31, 2023, the Company leased real estate and office space under non-cancelable operating lease agreements that qualified for ROU accounting treatment.

Property and equipment

The Company records depreciation when appropriate using the straight-line method over the estimated useful life of the assets. Property and equipment are stated at cost less accumulated depreciation. The estimated useful lives of the Company’s property and equipment by class are as follows:

Asset classes	Useful lives (in years)
Vehicles	5
Furniture and fixtures	7

JAMES MARITIME HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2023 AND 2022

Management regularly reviews property, equipment, and other long-lived assets for possible impairment. This review occurs annually or more frequently if events or changes in circumstances indicate the carrying amount of the asset may not be recoverable. Based on management’s assessment, there were no indicators of impairment of the Company’s property and equipment as of December 31, 2023 and 2022.

Intangible Assets

Intangible assets are recorded at their estimated fair value at the date of acquisition and are allocated to the reporting units that are expected to receive the related benefits. During the years ended December 31, 2023 and 2022 the Company determined that all intangibles were fully recognizable at their net book values and therefore no impairment was deemed necessary.

On September 23, 2022, the Company executed a share exchange agreement that resulted in the recognition of intangible assets (see Note 3 – USS Share Exchange Agreement). Management has determined that the intangible assets extrapolated from the share exchange agreement will be amortized over the useful life of 3 years.

Convertible Debt and Derivative Liabilities

The convertible debt is convertible into shares of common stock at a conversion rate of 10% of the lowest trading price during the previous five trading days. The terms of the embedded conversion feature require embedded derivative instrument treatment and classification as a separate liability. The conversion feature and certain other features are considered embedded derivative instruments, such as a conversion reset provision, a penalty provision and redemption option, which are to be recorded at their fair value as its fair value can be separated from the convertible note and its conversion is independent of the underlying note. The Company records the resulting discount on debt related to the conversion features at initial transaction and amortizes the discount using the effective interest rate method over the life of the debt instruments. The conversion liability is then marked to market each reporting period with the resulting gains or losses shown in the consolidated statement of operations.

Revenue recognition

The Company recognizes revenue when it satisfies its performance obligations by transferring control of promised products or services to its customers, which occurs either at a point in time or over time, depending on when the customer obtains the ability to direct the use of and obtain substantially all of the remaining benefits from the products or services.

The Company determines revenue recognition through the following five steps:

(1)  Identify the contract with the customer,

(2)  identify the performance obligations in the contract,

(3)  determine the transaction price,

(4)  allocate the transaction price to the performance obligations in the contract; and

(5)  recognize revenue when, or as, the performance obligations are satisfied.

Net revenues from Gladiator primarily consist of sales of personal protective products, including armor, plates, helmets, shields, and accessories shipped directly to customers. All revenue transactions for Gladiator comprise a single performance obligation, which consists of the sale of products to customers either through wholesale, intermediary, or direct-to-consumer channels. The company satisfies the performance obligation and records revenues when transfer of control has passed to the customer, based on the terms of sale. In all of the Companies revenue channels, transfer of control takes place at the point of sale upon shipment to customer.

JAMES MARITIME HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2023 AND 2022

Net revenues from United Securities primarily consist of security services provided to large residential, industrial, construction and government clients. Contracts with customers contain no incentives or discounts that could cause revenue to be allocated or adjusted over time. The Company does offer discounts, but historically the discounts have been insignificant. The Company satisfies the performance obligation for the agreed-upon period of time and location and records revenues after completion. There are no services that would be considered fulfilled over an extended period of time and necessitate different accounting treatment.

Advertising Costs

Advertising costs are charged to selling, general, and administrative expenses. Advertising production costs are expensed the first time an advertisement related to such production costs is run. Media (television, print and radio) placement costs are expensed in the month during which the advertisement appears. Advertising expenses for the years ended December 31, 2023 and 2022, were $80,196 and $50,110, respectively.

Shipping and Handling Costs

The Company incurs freight costs associated with shipping goods to customers. These costs are recorded as a component of cost of goods sold. For the years ended December 31, 2023 and 2022, shipping and handling costs totaled $13,196 and $35,122, respectively.

Earnings (loss) per Share

Basic earnings (loss) per common share is computed by dividing net income (loss) available to common stockholders for the period by the weighted average number of common shares outstanding during the period. Diluted earnings (loss) per common share are computed by dividing net income (loss) available to common stockholders for the period by the diluted weighted average common shares outstanding during the period. Diluted earnings (loss) per share reflects the potential dilution from common shares issuable through stock options, restricted stock units and other equity awards. For the year ended December 31, 2022, the Company generated a net income, therefore calculated diluted earnings per share with the applicable equity instruments. For the year ended December 31, 2023, the Company generated net losses, therefore applying applicable equity instruments for diluted earnings (loss) per share would have had an anti-dilutive effect. Please see Note 12 for the computation of earnings (loss) per common share for the years ended December 31, 2023 and 2022.

Fair Value of Financial Instruments

The carrying amounts shown for the Company’s cash and cash equivalents, accounts receivable, accounts payable and accrued expenses, and notes and loans approximate fair value because of the short-term maturity of those instruments.

The Company groups its recurring, non-recurring and disclosure-only fair value measurements into the following levels when making fair value measurement disclosures:

Level 1	Inputs are unadjusted quoted prices in active markets for identical assets or liabilities.

Level 2

Inputs are quoted prices for similar assets or liabilities in an active market, quoted prices for identical or similar assets or liabilities in markets that are not active, inputs other than quoted prices that are observable and market-corroborated inputs which are derived principally from or corroborated by observable market data.

Level 3	Inputs are derived from valuation techniques in which one or more significant inputs or value drivers are unobservable.

JAMES MARITIME HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2023 AND 2022

Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date (an exit price). The Company and its subsidiaries use, as appropriate, a market approach (generally, data from market transactions), an income approach (generally, present value techniques and option-pricing models), and / or a cost approach (generally, replacement cost) to measure the fair value of an asset or liability. These valuation approaches incorporate inputs such as observable, independent market data and/or unobservable data that management believes are predicated on the assumptions market participants would use to price an asset or liability. These inputs may incorporate, as applicable, certain risks such as nonperformance risk, which includes credit risk.

The Company received a fair value assessment from a third-party prior to the business combination with Gladiator. See Note 3 for further details and assumptions used in the calculation.

Income Taxes

Income taxes are accounted for under the asset and liability method. Deferred income tax assets and liabilities are established for temporary differences between the financial reporting basis and the tax basis of the Company’s assets and liabilities at tax rates expected to be in effect when such assets or liabilities are realized or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in operations in the period that includes the enactment date of a change in tax rates. Deferred income tax assets are reduced by valuation allowances when necessary. On December 31, 2023 and 2022, the Company had no material unrecognized tax benefits and no adjustments to liabilities or operations were required. The 2020 through 2023 tax years remain subject to examination by federal and most state tax authorities.

Commitments and Contingencies

Certain conditions may exist as of the date the financial statements are issued, which may result in a loss to the Company, but which will only be resolved when one or more future events occur or fail to occur. The Company assesses such contingencies related to legal proceedings that are pending against the Company or unasserted claims that may result in such proceedings. The Company evaluates the perceived merits of any legal proceedings, or unasserted claims as well as the perceived merits of the amount of relief sought or expected to be sought therein.

If the assessment of a contingency indicates that it is probable that a material loss has been incurred and the amount of liability can be estimated, then the estimated liability would be accrued in the Company’s financial statements. If the assessment indicates that a potential material loss contingency is not probable but is reasonably possible, or is possible but cannot be estimated, then the nature of the contingent liability, and an estimate of the range of possible losses, if determinable and material, would be disclosed.

Loss contingencies considered remote are generally not disclosed unless they involve guarantees, in which case the guarantees would be disclosed.

Non-controlling Interests

Non-controlling interests are classified in the accompanying consolidated balance sheet as a component of equity. The amounts of consolidated net income (loss) attributable to both the Company and the non-controlling interests are separately presented in the accompanying consolidated statements of operations.

Recently Issued Accounting Standards

In June 2016, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2016-13. Credit Losses (Topic 326) – Measurement of Credit Losses of Financial Statements Instruments. ASU 2016-13 requires entities to use a forward-looking approach based on current expected credit losses to estimate credit losses on certain types of financial instruments, including trade receivables, which may result in the earlier recognition of allowance for losses. ASU 2016-13 is effective beginning January 1, 2023 and early adoption is permitted. The adoption of ASU 2016-13 did not have any material impact on the Company’s financial statement presentation or disclosures.

JAMES MARITIME HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2023 AND 2022

In May 2021, the FASB issued ASU 2021-04, Earnings Per Share (Topic 260), Debt — Modifications and Extinguishments (Subtopic 470-50), Compensation — Stock Compensation (Topic 718), and Derivatives and Hedging — Contracts in Entity’s Own Equity (Subtopic 815-40): Issuer’s Accounting for Certain Modifications or Exchanges of Freestanding Equity-Classified Written Call Options (“ASU 2021-04”). ASU 2021-04 provides guidance as to how an issuer should account for a modification of the terms or conditions or an exchange of a freestanding equity- classified written call option (i.e., a warrant) that remains equity classified after modification or exchange as an exchange of the original instrument for a new instrument. An issuer should measure the effect of a modification or exchange as the difference between the fair value of the modified or exchanged warrant and the fair value of that warrant immediately before modification or exchange and then apply a recognition model that comprises four categories of transactions and the corresponding accounting treatment for each category (equity issuance, debt origination, debt modification, and modifications unrelated to equity issuance and debt origination or modification). ASU 2021-04 is effective for fiscal years beginning after December 15, 2021, including interim periods within those fiscal years. An entity should apply the guidance provided in ASU 2021- 04 prospectively to modifications or exchanges occurring on or after the effective date. Early adoption is permitted, including adoption in an interim period. If an entity elects to early adopt ASU 2021-04 in an interim period, the guidance should be applied as of the beginning of the fiscal year that includes that interim period. The adoption of ASU 2021-04 did not have any material impact on the Company’s consolidated financial statement presentation or disclosures.

3. Share Exchange Agreement with United Securities Specialists, Inc. (USS)

On September 23, 2022 (the “USS Closing date”), USS entered into a share exchange agreement with the Company, in which all the outstanding shares, 100 common shares, no par value, were exchanged for 1,000,000 shares, $0.001 par value of James Maritime common stock.

The Company also included contingent considerations if USS meets or exceeds certain earnings before interest, taxes, amortization (“EBITDA”) thresholds:

-

$20,000,000 and 15% during any consecutive (12) month period commencing on the Closing date and ending on December 31, 2025 (“the Measurement Period”), the Company shall issue an aggregate 500,000 shares of James Maritime stock

-	$30,000,000 and 15% during the measurement period, the Company shall issue an aggregate 500,000 shares of James Maritime stock
-	$40,000,000 and 15% during the measurement period, the Company shall issue an aggregate 500,000 shares of James Maritime stock
-	$50,000,000 and15% during the measurement period, the Company shall issue an aggregate 500,000 shares of James Maritime stock

If all criteria are met, an aggregate of 2,000,000 earnout shares will be awarded to the Company.

The Company utilized a third-party valuation specialist to calculate the intangible assets and estimate the purchase price of the agreement. The valuation utilized a share purchase price of $1.00, which constitutes a Level 2 fair value measurement.

The allocation of the purchase price in connection with the acquisition of USS was calculated as follows:

Purchase price (2)	$1,000,000
Plus: Net liabilities assumed (3)	2,439,614
Intangibles (1)	$3,439,614

(1) Intangibles were determined to consist of two separately identifiable intangible assets to be amortized over their useful lives of 3 years (the average time the Company has maintained customer and employee relationships). 50% of the value or $1,719,807 was attributable to Employee Expertise and 50% of the value or $1,719,807 was attributable to Customer Relationships.

(2) The purchase price was calculated by taking the recapitalization of James Maritime Holdings shares of 1,000,000 (previously 100 Company shares) at $1.00 per share, resulting in a total purchase price of $1,000,000.

JAMES MARITIME HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2023 AND 2022

The following tables present the allocation of the purchase consideration, which includes tangible and intangible assets acquired and liabilities assumed, based on their assessed fair values

Assets acquired:
Cash	$21,437
Accounts receivable	206,536
Prepaid expenses	10,487
Property and equipment	199,584
Right-of-use asset	193,839
Intangible assets	99,609
Total assets acquired	$731,492

Liabilities assumed:
Accounts payable and accrued expenses	$704,637
Accrued payroll	172,366
Notes payable – current and non-current	1,017,771
Loan – current and non-current	1,066,012
Operating lease liability – current and non-current	210,320
Total liabilities assumed	$3,171,106

Net assets (liabilities) acquired/assumed	$(2,439,614)

If the share exchange agreement had occurred on January 1, 2022, the pro forma consolidated revenues at December 31, 2022 would have amounted to approximately $9,420,417 and the consolidated operating loss would have amounted to approximately $2,301,112.

4. Intangible Assets

The Company’s intangible assets are as follows:

	December 31, 2023	December 31, 2022
Customer relationships	$2,420,014	$2,420,014
Supplier relationships	700,207	700,207
Employee expertise	1,719,807	1,719,807
Software development costs	99,609	99,609
Subtotal	4,939,637	4,939,637
Less: impairment loss	(911,467)	-
Less: accumulated amortization	(1,939,896)	(789,357)
Net intangible assets	$2,088,274	$4,150,280

Amortization expense for the years ended December 31, 2023 and 2022 equated to $1,150,539 and $780,086, respectively and is included in selling, general, and administrative expenses in the consolidated statements of operations. During the year ended December 31, 2023, the company recognized an impairment loss of $911,467 on assets acquired as part of the business combination with Gladiator, due to the uncertainty of future operations of that entity.

JAMES MARITIME HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2023 AND 2022

5. Property and Equipment

The table below displays the Company’s property and equipment balances as of December 31, 2023 and 2022, respectively.

	2023	2022
Furniture and fixtures	$16,062	$16,062
Vehicles	195,322	195,322
Less: accumulated amortization	(52,242)	(10,882)

Total property and equipment, net	$159,142	$200,502

Depreciation expense for the years ended December 31, 2023 and 2022 equated to $41,359 and $10,882, respectively and is included in selling, general, and administrative expenses in the consolidated statements of operations.

6. Lease Payable

The Company leases its headquarters office. Leases with an initial term of 12 months or less or are immaterial are not included on the balance sheets. During the year ended December 31, 2020, the Company entered into an office lease for its administrative operations. This lease is for a 48.5-month term, expiring on July 31, 2024, with an initial monthly payment of $8,819. Straight-line rent per month was calculated at $9,522. During the year ended December 31, 2023, the Company entered into an additional operating lease that expires in January 2028, with a month rental payment of $9,208.

The components of lease expense included on the Company’s consolidated statements of operations were as follows:

	As of December 31, 2023	As of December 31, 2022
Weighted average remaining lease term (in years)	2.85	1.58
Weighted average discount rate	7.56%	6.00%

Amounts relating to operating leases were presented on the consolidated balance sheets as of December 31, 2023 in the following line items:

	December 31, 2023	December 31, 2022
Operating Leases
ROU lease assets	$346,986	$168,339
Lease liabilities, short-term	81,805	114,400
Lease liabilities, long-term	288,413	68,953

Future minimum lease payments required under operating leases on an undiscounted cash flow basis as of December 31, 2023 is as follows:

Operating Lease
Fiscal Year	Payments
2024	$141,532
2025	103,661
2026	107,020
2027	110,228
2028	9,208
Total minimum lease payments	471,649
Less: imputed interest	(101,431)
Present value of future minimum lease payments	370,218
Less: current lease liabilities	(81,805)
Operating lease liabilities, non-current	$288,413

JAMES MARITIME HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2023 AND 2022

7. Accounts Payable and Accrued Expenses

The accounts payable and accrued expenses balance consists of the following as of December 31, 2023 and 2022:

	2023	2022
Accounts payable	$820,208	$723,886
Credit card liability	50,040	156,115
Accrued interest	564,213	26,809
Taxes payable	20,755	14,420
	$1,455,216	$921,230

8. Notes Payable, current and non-current

The following table summarizes the outstanding notes payable amount owed by the Company as of December 31, 2023 and 2022:

		2023	2022
Kapitus	(a)	$122,973	$122,973
Henry Sierra	(b)	148,946	168,276
Padilla	(d)	58,256	-
Clearview	(e)	316,363	-
IOU	(c)	-	142,600
Total notes payable outstanding		$646,538	$433,849
Notes payable, current portion		536,251	323,562
Notes payable, excluding current		110,287	110,287

(a)

On November 4, 2020 Gladiator received $69,800 from their supplier, Kapitus Servicing Inc. Gladiator agreed to pay back the note in weekly installments of $1,419, which includes interest, for a total term of 15 months from commencement. The interest paid over the maturity period totals $22,336 (45.6% per annum). For the year ended December 31, 2022 and for the period December 13, 2021 through December 31, 2021, Gladiator paid $155 and $240 in interest expense related to this note, respectively. The note has been fully paid off.

On August 20, 2021, Gladiator received $25,500 from their supplier, Kapitus Servicing Inc. Gladiator agreed to pay back the note in weekly installments of $519, which includes interest, for a total term of 15 months from commencement. The interest paid over the maturity period totals $8,205 (46.5% per annum). For the year ended December 31, 2022 and for the period December 13, 2021 through December 31, 2021, Gladiator paid $4,514 and $541 in interest expense related to this note, respectively. The note has been fully paid off.

On September 15, 2022, Gladiator received additional funding of $150,000 from their supplier, Kapitus Servicing Inc. The Company agreed to pay back the note in weekly installments of $3,003, which includes interest, for a total term of 15 months from commencement. The interest paid over the maturity period totals $45,000 (24% per annum). For the year ended December 31, 2022, Gladiator paid $18,018 in interest expense related to this note. The Company accrued interest payable of $29,514 on this note as of and for the year ended December 31, 2023. As of the date these consolidated financial statements are filed, the loan is in default.

JAMES MARITIME HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2023 AND 2022

(b)

On September 23, 2021, Mr. Sierra resigned from his position of employment with USS. As a result, USS agreed to repurchase 100 shares of common stock held by Mr. Sierra and in exchange, issued a promissory note with a repurchase amount of $637,500. The repurchase amount was reduced by $405,545 as a result of distributions to Mr. Sierra from the Company. The remaining value of $231,955 is to be repaid through the promissory note. This note bears no interest and monthly installment payments are payable over 4 years beginning November 15, 2021. The promissory note was discounted at 6% prior to acquisition, however, was recognized at fair value upon the acquisition of USS by James Maritime, for an adjusted fair value of $182,773. As of December 31, 2023 and 2022, the note had an outstanding principal of $148,946 and $168,276, respectively.

(c)

On May 31, 2022, USS entered into a promissory note agreement with IOU Central Inc. for $336,000, which matures on November 29, 2023. The Company agreed to pay back the note in weekly installments of $5,690 and a final payment of $2,831, which includes interest, as well as incudes $1,038 attributable to the weekly loan guarantee fee. An origination fee of $36,000 and a loan guarantee fee of $81,000 are included in the principal was charged and discounted against the note over the term. As of December 31, 2022, the note had an outstanding principal balance of $211,246 and a debt discount of $68,646. The note was satisfied in full during the year ended December 31, 2023.

(d)

On October 6, 2023, USS entered into a promissory note agreement with Ashley Padilla for $100,000, which matures on April 5, 2024. An origination and guarantee fee of $30,000 are included in the principal which was charged and discounted against the note over the term. As of December 31, 2023, the note had an outstanding balance of $58,256.

(e)

On August 4, 2023, USS entered into a promissory note agreement with Clearview Funding Solutions for $400,000, which matured in February 2024. An origination and finance fee of $180,000 are included in the principal and discounted against the note over the term. As of December 31, 2023, the note had an outstanding balance of $318,363.

9. Loans, current and non-current

The following table summarizes the outstanding loans amount owed by the Company as of December 31, 2023 and 2022:

		2023	2022
Quattro Capital	(a)	$250,000	$237,500
Merchant cash advances	(b)	36,000	206,680
Vehicle loans	(c)	76,309	117,971
Newtek	(d)	398,533	395,973
SBA Loan	(e)	67,800	67,800
Westwood settlement	(f)	-	50,000
Total loans outstanding		$828,642	$1,075,924
Loans, current portion		760,842	585,831
Loans, excluding current		67,800	490,093

(a)

On December 9, 2022, Gladiator entered into a collateralized loan of the Company’s inventory with Quattro Capital LLC, a third-party lender. The Company received $250,000, maturing 60 days after the effective date, or February 9, 2023. The Company is responsible for paying additional fees related to the escrow agent and brokers in the amounts of $6,000 and $6,500, which is included in the loan balance as a debt discount. The interest will accrue at a non-compounding rate of 25% of the total loan value upon maturity (or $62,500). Penalty interest of $1,200 will accrue daily after the maturity date until the full value of the loan is paid. As of the date these consolidated financial statements are filed, the loan is in default, and the Company has included interest (including penalty interest) of $452,500.

(b)

On September 16, 2022, Gladiator entered into a collateralized loan of the Company’s future receipts of receivables with Pinnacle Business Funding LLC (“PBF”). The Company received net amount of $145,500 (net of $$4,500 paid for ACH fees) in exchange for $202,500 receivables purchased by PBF. The Company agreed to pay $6,328 per week as funds are made available to be sent to PBF until paid off in its entirety. As of December 31, 2023 and 2022, $36,000 and $77,368 remains outstanding, respectively (2022 - $107,578 principal netted against $30,210 of a debt discount).

JAMES MARITIME HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2023 AND 2022

(b)

On November 18, 2021, USS entered into a collateralized loan of the Company’s future receipts of receivables with GHI Funding, LLC (“GHI”). The Company received a net amount of $180,000 (net of $20,000 paid for ACH fees) in exchange for $300,000 receivables purchased by GHI. The Company agreed to pay $2,600 every day for which funds are available to be sent to GHI until paid off in its entirety. As of December 31, 2022, $103,312 remains outstanding. This loan was satisfied in full during the year ended December 31, 2023.

On December 28, 2021, USS entered into a collateralized loan of the Company’s future receipts of receivables with Adar Funding, LLC (“AF”). The Company received a net amount $180,000 (net of $20,000 paid for ACH fees) in exchange for $300,000 receivables purchased by AF. The Company agreed to pay $5,000 every day for which funds are available to be sent to AF until paid off in its entirety. As of December 31, 2022, $26,000 remains outstanding. This loan was satisfied in full during the year ended December 31, 2023.

(c)

Upon acquisition of USS on September 23, 2022, the Company assumed the liabilities for eleven vehicle loans from USS which together had an outstanding total amount of $140,300. During the period beginning September 23, 2022 and ended December 31, 2022, the Company made principal repayments of $47,268 for its vehicle loans. On December 31, 2023 and 2022, the total amount outstanding is $76,309 and $117,971, respectively, with 9 vehicle loans currently outstanding. The Company currently has loans for vehicles with interest rates between 0% and 12.6%, per annum. Monthly payments range from $98 to $695, with an aggregate monthly payment of $4,923. All loans have a term between 1 and 6 years.

(d)

On December 30, 2020, USS entered into a $466,000 loan agreement (“NewTek loan”) with an outside lender, NewTek Small Business Finance, LLC. The U.S. Small Business Administration (“SBA”) agreed to guarantee up to 75% of the NewTek loan principal in exchange for a guaranty fee of $10,485. Under the terms of the NewTek loan, the interest rate is the prime rate, plus 2.75% and may be adjusted every change period (every quarter). The interest rate is originally stated at 6%. Monthly installment payments, which include interest, began on February 2, 2021. As of December 31, 2023 and 2022, the principal balance was $398,533 and $395,973, respectively, and accrued interest payable as of December 31, 2023 and 2022 of $68,058 and $47,517, respectively.

(e)

On March 3, 2021, the Company received a loan from the U.S. Small Business Administration (“SBA”) in the amount of $67,900 with an interest rate of 3.75% per annum. The loan is due and payable thirty (30) years from the date of the note. Interest accrued as of years ended December 31, 2023 and 2022 is $7,204 and $4,661, respectively.

(f)

On July 9, 2021, USS sold $685,000 of their receivables in a purchase agreement with an outside lender, Westwood Funding Solutions, LLC (“Westwood”). The purchase price of the receivables totaled $685,000, with the Company receiving net proceeds of $500,000 after applicable fees were deducted. The Westwood Funding agreement was guaranteed by the USS CEO. On December 27, 2022, Westwood entered into a settlement agreement with USS for an amount of $125,000. On December 28, 2022 $75,000 was paid towards this balance. The remaining $50,000 as of December 31, 2022 is owed in monthly installments of $10,000 until paid off. This loan was satisfied in full during the year ended December 31, 2023.

10. Convertible Notes

On February 8, 2021, Gladiator entered into a note agreement with Pink Holdings LLC. The Company received $10,000 at a 6% interest rate per annum, maturing on February 7, 2022. All principal and interest are due upon maturity. The issuer of the note has the option to convert any part, or all of the outstanding interest or principal amount owed into fully paid and non-assessable shares of common stock of the Company at a stock price at the lower of 10% of the lowest trading price during the 5-trading day period ending on the conversion date per share. As of the year ended December 31, 2023 and 2022, the Company accrued $1,105 and $505, respectively, in interest related to this note. Due to the variable nature of the conversion feature, this note was determined to contain a derivative liability. It was valued using the Black-Scholes pricing model with the following inputs: 18,508 shares, stock price of $6.00, exercise price of $0.60, 0.1 year term, and volatility of 40.88%.

JAMES MARITIME HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2023 AND 2022

On February 26, 2021, Gladiator entered into a note agreement with Pink Holdings LLC. The Company received $25,000 at a 6% interest rate per annum, maturing on February 25, 2022. All principal and interest are due upon maturity. The issuer of the note has the option to convert any portion, or all of the outstanding interest or principal amount owed into fully paid and non-assessable shares of common stock of the Company at a stock price at the lower of 10% of the lowest trading day period ending on the conversion date per share. As of the year ended December 31, 2023 and 2022, the Company accrued $2,765 and $1,265, respectively, in interest related to this note. Due to the variable nature of the conversion feature, this note was determined to contain a derivative liability. It was valued using the Black-Scholes pricing model with the following inputs: 46,275 shares, stock price of $6.00, exercise price of $0.60, 0.1 year term, and volatility of 40.88%.

As of December 31, 2022 and 2023, these notes have not been converted and are overdue.

11. Stockholders’ Equity

Common Stock

a. Authorized

The Company is authorized to issue 90,000,000 shares of common stock, each with a par value of $0.001.

b. Transactions during 2023

On December 23, 2022, the Company received $50,000 as consideration for 50,000 common shares to an officer. These shares were not issued until after year-end, resulting in a liability rather than equity transaction as of the year ended December 31, 2022. During the year ended December 31, 2023, these shares were issued and included in shareholders’ equity.

On April 20, 2023, the Company issued 10,000 shares of common stock for professional services received, resulting in recognition of $63,150 in the share-based compensation expense account.

c. Transactions during 2022

On February 28, 2022, the Company issued 50,000 shares of common stock at a price of $1 per share to an officer. The Company received $50,000 on consideration for the shares issued.

On May 12, 2022, the Company issued 100,000 shares of common stock at a price of $1 per share. The Company received a total of $100,000 from two separate investors as consideration for the shares issued.

On September 23, 2022, The Company issued 1,000,000 shares of common stock at a price of $1 per share as part of a stock-exchange agreement, resulting in the acquisition of United Security Specialists, Inc. (see Note 4 – USS Stock Exchange Agreement). 940,000 of those shares were issued to an officer of USS.

On October 11, 2022, the Company issued 100,000 units as part of a share purchase agreement. Each unit includes 1 common restricted share and a warrant to purchase 10 additional restricted shares for a purchase price equal to $3.50 per share.

On October 14, 2022, the Company issued 100,000 shares of common stock at a price of $1 per share to an officer. The Company received $100,000 in consideration of the shares issued.

On October 14, 2022, the Company issued 300,000 shares of common stock for consulting services received, resulting in recognition of $300,000 in the consulting expenses account.

JAMES MARITIME HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2023 AND 2022

Preferred Stock

a. Authorized and voting rights

The Company is authorized to issue 2,000,000 shares of its series A preferred stock, each with a par value of $0.001. Each share of the series A preferred stock has the equivalent voting power of (30) thirty shares of the Company’s common stock. The series A preferred stock does not have any liquidation or dividend rights or preferences. On July 20, 2021 the Company converted 1,600,000 preferred shares held by a related party, in exchange for 750,000 shares of the Company’s common stock (the “July conversion”). The series A preferred stock does not have any native convertible rights, preferences, or other conversion terms, and the Company had not previously signed an agreement setting conversion terms for the July conversion. Therefore, the July conversion met the requirements under ASC 260 to be considered a preferred stock extinguishment for the purposes of calculating the company’s earnings per share available to common shareholders. There were no transactions during the years ended December 31, 2023 and 2022.

Warrants

The following table summarizes the Company’s warrant activity:

	Number of Warrants	Weighted Average Exercise Price
Outstanding, January 1, 2022	1,000,000	$3.50
Granted	-	-
Exercised	-	-
Expired/Cancelled	-	-
Outstanding, December 31, 2022	1,000,000	$3.50
Granted	-	-
Exercised	-	-
Expired/Cancelled	-	-
Outstanding, December 31, 2023	1,000,000	$3.50
Exercisable, December 31, 2023	1,000,000	$3.50
Exercisable, December 31, 2022	1,000,000	$3.50

JAMES MARITIME HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2023 AND 2022

12. Earnings (Loss) Per Share

The earnings (loss) per share (“EPS”) is calculated by dividing the net loss attributable to common shareholders less any preferred dividends by the weighted average common shares outstanding during the period. Diluted earnings (loss) per share is computed by dividing net income (loss) minus preferred dividends by the weighted average number of common shares outstanding plus common stock equivalents (if dilutive).

The following table sets forth the computation of basic and diluted EPS:

	Years ended December 31,
	2023	2022
Net (loss) income	$(2,618,965)	$113,445
Less: Net (loss) income attributable to noncontrolling interests	(157,114)	(91,449)
Net (loss) income attributable to James Maritime shareholders	(2,461,851)	204,894

Weighted average common shares outstanding- basic	9,046,047	7,842,865

Dilutive effect of convertible debentures and warrants	-	428,886

Weighted average common shares outstanding – diluted	9,046,047	8,271,751

Basic earnings (loss) per share	$(0.27)	$0.03

Diluted earnings (loss) per share	$(0.27)	$0.02

There are approximately 64,783 number of shares that are not considered in the above calculation of 2023 diluted EPS as they would be anti-dilutive in nature. These shares are attributable to convertible notes issued in 2021. No other equity instruments exist that would be applied in the calculation of diluted earnings per share in the case they were dilutive in nature.

JAMES MARITIME HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2023 AND 2022

13. Concentration of Risk

The Company is potentially subject to concentration risk in its sales revenue and sources of inventory.

The Company has two major customers that accounted for approximately 27% ($2,359,000) and 20% ($1,775,000) and 29% ($1,195,000) and 19% ($773,239) in sales revenue in 2023 and 2022, respectively. The Company plans to maintain these relationships with customers and leverage these relationships in obtaining more clients in order to hedge their concentration risk.

The Company has two major suppliers that accounted for approximately 82% ($1,029,427) and 12% ($151,497) of cost of inventory sold in 2022. For 2023, the Company’s major costs of revenue were salaries and payroll related to services rendered to customers.

14. Income Taxes

There were no income tax expenses reflected in the results of operations for the years ended December 31, 2023 and 2022.

	For the years ended December 31,
	2023	2022
Net income (loss) per book	$(2,618,965)	$113,445
Federal statutory income tax rate	-	23,823
State income tax, net of federal benefit	-	(114,230)
Employee Retention Credit	-	(621,560)
Non-deductible amortization	433,021	164,848
Other	-	11,364
Valuation allowance	2,185,944	535,756
Income tax	$-	$-

JAMES MARITIME HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2023 AND 2022

The tax effects of temporary differences which give rise to deferred tax assets (liabilities) are summarized as follows:

	For the years ended December 31,
	2023	2022
Net operating loss carry forwards	$1,381,803	$846,059
Right of use assets	-	4,202
Fixed assets	(41,359)	(17,785
Total deferred tax assets	1,340,444	832,476
Valuation allowance	(1,340,444)	(832,476)
Net deferred tax assets	$-	$-

The Company had net operating losses of approximately $6,647,817 for both federal and state that were generated in the current year which do not expire but are subject to an 80% utilization against future taxable income.

In assessing the realization of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Deferred tax assets consist primarily of the tax effect of NOL carry-forwards. The Company has provided a full valuation allowance on the deferred tax assets because of the uncertainty regarding its realizability.

The Company’s policy is to record interest and penalties associated with unrecognized tax benefits as additional income taxes in the statement of operations. As of December 31, 2023 and 2022, the Company had no unrecognized tax benefits. There were no changes in the Company’s unrecognized tax benefits during the years ended December 31, 2023 and 2022. The Company did not recognize any interest or penalties during the 2023 and 2022 fiscal year related to unrecognized tax benefits.

15. Subsequent Events

The Company evaluated subsequent events occurring from January 1, 2024 through June 3, 2024, the date in which the consolidated financial statements were available to be issued.

James Maritime Holdings Inc.

A Nevada Corporation

Condensed Consolidated Financial Statements

(Unaudited)

June 30, 2024

James Maritime Holdings Inc.

James Maritime Holdings, Inc. and Subsidiaries Consolidated Balance Sheets

	June 30, 2024	December 31, 2023
	(Unaudited)
Assets
Current Assets
Cash	$174,962	$45,551
Accounts receivable - net	259,485	720,112
Prepaids and other	28,929	42,724
Total Current Assets	463,376	808,387

Due from related party	7,400	7,400

Intangible assets - net	2,088,274	2,088,274

Property and equipment - net	115,042	159,142

Operating lease - right-of-use asset	301,774	346,986

Total Assets	$2,975,866	$3,410,189
Liabilities and Stockholders' Deficit
Current Liabilities
Accounts payable and accrued expenses	$1,711,079	$1,669,908
Due to related parties	-	7,960
Notes payable - net	447,894	536,251
Convertible debenture	35,000	35,000
Loans payable	622,998	760,842
Derivative liability	316,716	175,045
Operating lease liability	77,178	81,805
Total Current Liabilities	3,210,865	3,266,811

Long Term Liabilities
Notes payable - net	-	110,287
Loans payable - net	67,800	67,800
Operating lease liability	250,572	288,413
Total Long Term Liabilities	318,372	466,500

Total Liabilities	3,529,237	3,733,311

Commitments and Contingencies

Stockholders' Deficit
Series A Preferred stock - $0.001 par value; 2,000,000 shares authorized
400,000 shares issued and outstanding, respectively	400	400
Series B Convertible Preferred stock - $0.001 par value; 1,000,000 shares authorized
none issued and outstanding, respectively	-	-
Common stock - $0.001 par value, 90,000,000 shares authorized
8,741,429 and 9,064,129 shares issued and outstanding, respectively	8,741	9,064
Subscription Receivable	(100,000)	-
Additional paid-in capital	15,082,862	13,769,537
Accumulated deficit	(15,359,178)	(13,915,927)
Deficit attributable to stockholders of James Maritime Holdings, Inc.	(367,175)	(136,926)
Accumulated other comprehensive loss	(186,196)	(186,196)
Total Stockholders' Deficit	(553,371)	(323,122)

Total Liabilities and Stockholders' Deficit	$2,975,866	$3,410,189

The accompanying notes are an integral part of these unaudited consolidated financial statements

James Maritime Holdings, Inc. and Subsidiaries Consolidated Statements of Operations and Comprehensive Loss (Unaudited)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2024	2023	2024	2023

Sales - net	$1,083,371	$1,795,806	$3,035,924	$4,532,209
Cost of goods sold	1,154,705	1,910,790	2,436,481	3,951,653
Gross profit (loss)	(71,334)	(114,984)	599,443	580,556

General and administrative expenses	2,205,751	903,501	2,407,159	1,837,873

Loss from operations	(2,277,085)	(1,018,485)	(1,807,716)	(1,257,317)

Other income (expense)
Interest expense	(366,945)	(141,151)	(575,676)	(326,897)
Financial expenses	-	(11,499)	-	(26,607)
Change in fair value of derivative liabilities	(141,671)	-	(141,671)	156,354
PPP forgiveness	-	-	1,091,374	-
Loss on impairment of intangible asset	-	-	-	(911,467)
Other income	(10,030)	75	(9,562)	322
Total other income (expense) - net	(518,646)	(152,575)	364,465	(1,108,295)

Net loss	$(2,795,731)	$(1,171,060)	$(1,443,251)	$(2,365,612)

Non-controlling interest	-	(5,585)	-	(157,098)

Net loss available to common stockholders	$(2,795,731)	$(1,165,475)	$(1,443,251)	$(2,208,514)

Loss per share - basic and diluted	$(0.33)	$(0.13)	$(0.16)	$(0.24)

Weighted average number of shares - basic and diluted	8,586,759	9,064,129	8,757,078	9,064,129

The accompanying notes are an integral part of these unaudited consolidated financial statements

James Maritime Holdings, Inc. and Subsidiaries

Consolidated Statements of Changes in Stockholders' Deficit

For the Three and Six Months Ended June 30, 2024

(Unaudited)

								Total Equity(Deficit)
	Preferred Stock		Common Stock		Additional Paid-in	Stock Subscription	Accumulated	attributable to the	Non- Controlling	Total Stockholders'
	Shares	Amount	Shares	Amount	Capital	Receivable	Deficit	Company	Interest	Deficit
December 31, 2023	400,000	$400	9,064,129	$9,064	$13,769,537	$	$(13,915,927)	$(136,926)	$(186,196)	$(323,122)

Shares cancelled	-	-	(866,667)	(867)	-	-	-	(867)	-	(867)

Shares issued	-	-	368,967	369	-	-	-	369	-	369

Stock issued for services	-	-	-	-	-	-	-	-	-	-

Net income	-	-	-	-	-	-	1,352,480	1,352,480	-	1,352,480

March 31, 2024	400,000	400	8,566,429	8,566	13,769,537		(12,563,447)	1,215,056	(186,196)	1,028,860

Stock issued for cash	-	-	175,000	175	174,825	(100,000)	-	75,000	-	75,000

Warrants issued for services rendered	-	-	-	-	1,138,500	-	-	1,138,500	-	1,138,500

Net income	-	-	-	-	-	-	(2,795,731)	(2,795,731)	-	(2,795,731)

June 30, 2024	400,000	$400	8,741,429	$8,741	$15,082,862	$(100,000)	$(15,359,178)	$(367,175)	$(186,196)	$(553,371)

James Maritime Holdings, Inc. and Subsidiaries

Consolidated Statements of Changes in Stockholders' Equity

For the Three and Six Months Ended June 30, 2023

(Unaudited)

					Additional		Total	Non-	Total
	Preferred Stock		Common Stock		Paid-in	Accumulated	Stockholders'	Controlling	Stockholders'
	Shares	Amount	Shares	Amount	Capital	Deficit	Equity	Interest	Equity

December 31, 2022	400,000	$400	9,004,129	$9,004	$13,656,447	$(11,454,076)	$2,211,775	$(29,082)	$2,182,693

Stock issued for services	-	-	-	-	-	-	-	-	-

Net loss	-	-	-	-	-	(1,041,039)	(1,041,039)	(151,513)	(1,192,552)

March 31, 2023	400,000	400	9,004,129	9,004	13,656,447	(12,495,115)	1,170,736	(180,595)	990,141

Stock issued for services	-	-	60,000	60	378,840	-	378,900	-	378,900

Net loss	-	-	-	-	-	(1,167,475)	(1,167,475)	(5,585)	(1,173,060)

June 30, 2023	400,000	$400	9,064,129	$9,064	$14,035,287	$(13,662,590)	$382,161	$(186,180)	$195,981

The accompanying notes are an integral part of these unaudited consolidated financial statements

James Maritime Holdings, Inc. and Subsidiaries

Consolidated Statements of Cash Flows

(Unaudited)

	For the Six Months Ended June 30,
	2024	2023
Operating activities
Net loss	$(1,443,251)	$(2,365,612)
Adjustments to reconcile net loss to net cash provided by operations
Loss on impairment of goodwill and intangibles	-	911,467
Depreciation and amortization	20,679	1,233,178
Amortization of operating lease - right-of-use asset	45,212	-
Amortization of debt discount	70,032	37,032
Bad debt expense	39,052	-
Warrants issued for services rendered	1,138,500	-
Stock based compensation expense (benefit)	(498)	378,900
Non-cash charitable contribution	23,421
Changes in operating assets and liabilities
(Increase) decrease in
Accounts Receivable	421,575	(325,033)
Other Assets	-	(214,923)
Prepaids and other	13,795	(48,573)
Due to related party	-	176,856
Increase (decrease) in
Accounts payable and accrued expenses	41,171	378,225
Deferred revenue	-	(400,000)
Change in fair value of derivative liability	141,671	(156,354)
Operating lease liability	(42,468)	-
Net cash provided by (used in)operating activities	468,891	(394,837)

Financing activities
Proceeds from notes payable	(7,960)	-
Repayment of notes payable	(519,550)	(612,552)
Proceeds from notes payable	348,874	655,925
Repayment of loans	(235,844)	(1,153)
Repayment of loans - related party	(7,960)	-
Proceeds from sale of common stock	75,000	-
Net cash provided by (used in) financing activities	(339,480)	42,220

Net increase in cash	129,411	(352,617)

Cash - beginning of period	45,551	455,453

Cash - end of period	$174,962	$102,836

Supplemental disclosure of cash flow information
Cash paid for interest	$115,391	$-
Cash paid for income tax	$-	$-

Supplemental disclosure of non-cash investing and financing activities
Issuance of common shares for subscription receivable	$100,000	$-

The accompanying notes are an integral part of these unaudited consolidated financial statements

Note 1 - Organization and Nature of Operations

Organization

The accompanying consolidated financial statements include the accounts of Sentinel Holdings, LLC (f/k/a James Maritime Holdings Inc. (“James Maritime”)) and its majority-owned subsidiaries, Gladiator Solutions Inc. (“Gladiator”), and United Security Specialists Inc. (“USS”) (collectively the “we”, “us”, “our”,  or the “Company”). We were incorporated in the State of Nevada on January 23, 2015.

Nature of Operations

Our lines of business consist of the following:

Gladiator

Produces revenues through the distribution of personal protective products, primarily through mail-in orders to customers or via e-commerce sales generated through their website.

USS

Provides professional security personnel enhanced by smartphone-based security applications.

Basis of Presentation

The accompanying unaudited consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America for interim financial statements (“U.S. GAAP”) and with the instructions to Form 10-Q and Article 8 of Regulation S-X of the United States Securities and Exchange Commission (“SEC”). Accordingly, they do not contain all information and footnotes required by accounting principles generally accepted in the United States of America for annual financial statements.

In the opinion of the Company’s management, the accompanying unaudited consolidated financial statements contain all of the adjustments necessary (consisting only of normal recurring accruals) to present the financial position of the Company as of June 30, 2024 and the results of operations and cash flows for the periods presented. The results of operations for the three and six months ended June 30, 2024 are not necessarily indicative of the operating results for the full fiscal year or any future period.

These unaudited consolidated financial statements should be read in conjunction with the financial statements and related notes thereto included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2023, filed with the United States Securities and Exchange Commission on June 4, 2024.

Management acknowledges its responsibility for the preparation of the accompanying unaudited consolidated financial statements which reflect all adjustments, consisting of normal recurring adjustments, considered necessary in its opinion for a fair statement of its consolidated financial position and the consolidated results of its operations for the periods presented.

Liquidity and Going Concern

As reflected in the accompanying consolidated financial statements, for the six months ended June 30, 2024, the Company had:

•	Net loss of $1,443,251; and
•	Net cash provided by operations was $468,891

Additionally, at June 30, 2024, the Company had:

•	Accumulated deficit of $15,359,178
•	Stockholders’ deficit of $553,371; and
•	Working capital deficit of $2,747,489

The Company anticipates that it will need to raise additional capital immediately in order to continue to fund its operations. The Company has relied on related parties for debt-based funding of its operations. There is no assurance that the Company will be able to obtain funds on commercially acceptable terms, if at all. There is also no assurance that the amount of funds the Company might raise will enable the Company to complete its initiatives or attain profitable operations.

The Company’s operating needs include the planned costs to operate its business, including amounts required to fund working capital and capital expenditures. The Company’s future capital requirements and the adequacy of its available funds will depend on many factors, including the Company’s ability to successfully expand to new markets, competition, and the need to enter into collaborations with other companies or acquire other companies to enhance or complement its product and service offerings.

There can be no assurances that financing will be available on terms which are favorable, or at all. If the Company is unable to raise additional funding to meet its working capital needs in the future, it will be forced to delay, reduce, or cease its operations.

We manage liquidity risk by reviewing, on an ongoing basis, our sources of liquidity and capital requirements. The Company had cash on hand of $174,962 at June 30, 2024.

The Company has historically incurred significant losses since inception and has not demonstrated an ability to generate sufficient revenues from the sales of its products and services to achieve profitable operations. In making this assessment we performed a comprehensive analysis of our current circumstances including: our financial position, our cash flows and cash usage forecasts for the twelve months ended June 30, 2025, and our current capital structure including equity-based instruments and our obligations and debts.

These factors create substantial doubt about the Company’s ability to continue as a going concern within the twelve-month period subsequent to the date that these financial statements are issued.

The consolidated financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern. Accordingly, the financial statements have been prepared on a basis that assumes the Company will continue as a going concern and which contemplates the realization of assets and satisfaction of liabilities and commitments in the ordinary course of business.

Management’s strategic plans include the following:

•	Expand into new and existing markets (commercial and residential),
•	Obtain additional debt and/or equity-based financing,
•	Collaborations with other operating businesses for strategic opportunities; and
•	Acquire other businesses to enhance or complement our current business model while accelerating our growth.

Note 2 - Summary of Significant Accounting Policies

Principles of Consolidation and Non-Controlling Interest

These consolidated financial statements have been prepared in accordance with U.S. GAAP and include the accounts of the Company and its wholly owned subsidiaries. All intercompany transactions and balances have been eliminated.

For entities that are consolidated, but not 100% owned, a portion of the income or loss and corresponding equity is allocated to owners other than the Company. The aggregate of the income or loss and corresponding equity that is not owned by us is included in Non-Controlling Interests in the consolidated financial statements.

Business Segments and Concentrations

The Company uses the “management approach” to identify its reportable segments. The management approach requires companies to report segment financial information consistent with information used by management for making operating decisions and assessing performance as the basis for identifying the Company’s reportable segments. The Company manages its business as one reportable segment.

Customers in the United States accounted for 100% of our revenues. We do not have any property or equipment outside of the United States.

Use of Estimates and Assumptions

Preparing financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and revenues and expenses during the reported period. Actual results could differ from those estimates, and those estimates may be material.

Changes in estimates are recorded in the period in which they become known. The Company bases its estimates on historical experience and other assumptions, which include both quantitative and qualitative assessments that it believes to be reasonable under the circumstances.

Significant estimates during the six months ended June 30, 2024 and 2023, respectively, include, allowance for doubtful accounts receivable,  valuation of loss contingencies, valuation of stock-based compensation, estimated useful lives related to property and equipment, impairment of intangible assets, implicit interest rate in right-of-use operating leases, uncertain tax positions, and the valuation allowance on deferred tax assets.

Risks and Uncertainties

The Company operates in an industry that is subject to intense competition and changes in consumer demand. The Company’s operations are subject to significant risk and uncertainties including financial and operational risks including the potential risk of business failure.

The Company has experienced, and in the future may experience, variability in sales and earnings. The factors expected to contribute to this variability include, among others, (i) the cyclical nature of the industry, (ii) general economic conditions in the various local markets in which the Company competes, including a potential general downturn in the economy, and (iii) the volatility of prices in connection with the Company’s distribution of the product. These factors, among others, make it difficult to project the Company’s operating results on a consistent basis.

Fair Value of Financial Instruments

The Company accounts for financial instruments under Financial Accounting Standards Board (“FASB”) ASC 820, Fair Value Measurements. ASC 820 provides a framework for measuring fair value and requires disclosures regarding fair value measurements. Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date, based on the Company’s principal or, in absence of a principal, most advantageous market for the specific asset or liability.

The Company uses a three-tier fair value hierarchy to classify and disclose all assets and liabilities measured at fair value on a recurring basis, as well as assets and liabilities measured at fair value on a non-recurring basis, in periods subsequent to their initial measurement. The hierarchy requires the Company to use observable inputs when available, and to minimize the use of unobservable inputs, when determining fair value.

The three tiers are defined as follows:

•	Level 1 – Observable inputs that reflect quoted market prices (unadjusted) for identical assets or liabilities in active markets;
•	Level 2 – Observable inputs other than quoted prices in active markets that are observable either directly or indirectly in the marketplace for identical or similar assets and liabilities; and
•	Level 3 – Unobservable inputs that are supported by little or no market data, which require the Company to develop its own assumptions.

The determination of fair value and the assessment of a measurement’s placement within the hierarchy requires judgment. Level 3 valuations often involve a higher degree of judgment and complexity. Level 3 valuations may require the use of various cost, market, or income valuation methodologies applied to unobservable management estimates and assumptions. Management’s assumptions could vary depending on the asset or liability valued and the valuation method used. Such assumptions could include estimates of prices, earnings, costs, actions of market participants, market factors, or the weighting of various valuation methods. The Company may also engage external advisors to assist us in determining fair value, as appropriate. Although the Company believes that the recorded fair value of our financial instruments is appropriate, these fair values may not be indicative of net realizable value or reflective of future fair values.

The Company’s financial instruments, including cash, accounts receivable, accounts payable and accrued expenses, and accounts payable and accrued expenses – related party, are carried at historical cost. At June 30, 2024 and December 31, 2023, respectively, the carrying amounts of these instruments approximated their fair values because of the short-term nature of these instruments.

ASC 825-10 “Financial Instruments” allows entities to voluntarily choose to measure certain financial assets and liabilities at fair value (“fair value option”). The fair value option may be elected on an instrument-by-instrument basis and is irrevocable unless a new election date occurs. If the fair value option is elected for an instrument, unrealized gains and losses for that instrument should be reported in earnings at each subsequent reporting date. The Company did not elect to apply the fair value option to any outstanding financial instruments.

Cash and Cash Equivalents and Concentration of Credit Risk

For purposes of the consolidated statements of cash flows, the Company considers all highly liquid instruments with a maturity of three months or less at the purchase date and money market accounts to be cash equivalents.

At June 30, 2024 and December 31, 2023, respectively, the Company did not have any cash equivalents.

The Company is exposed to credit risk on its cash and cash equivalents in the event of default by the financial institutions to the extent account balances exceed the amount insured by the FDIC, which is $250,000.

At June 30, 2024 and December 31, 2023, respectively, the Company did not experience any losses on cash balances in excess of FDIC insured limits.

Accounts Receivable

Accounts receivable are stated at the amount management expects to collect from outstanding customer balances. Credit is extended to customers based on an evaluation of their financial condition and other factors. Interest is not accrued on overdue accounts receivable. The Company does not require collateral.

Management periodically assesses the Company’s accounts receivable and, if necessary, establishes an allowance for estimated uncollectible amounts. The Company provides an allowance for doubtful accounts based upon a review of the outstanding accounts receivable, historical collection information and existing economic conditions. Accounts determined to be uncollectible are charged to operations when that determination is made.

The following is a summary of the Company’s accounts receivable at June 30, 2024 and December 31, 2023:

	June 30, 2024	December 31, 2023

Accounts receivable	$259,485	$720,112
Less: allowance for doubtful accounts	-	-
Accounts receivable – net	$259,485	$720,112

There was bad debt expense of $39,052 and $0 for the six months ended June 30, 2024 and 2023, respectively.

Bad debt expense (recovery) is recorded as a component of general and administrative expenses in the accompanying consolidated statements of operations.

Concentrations

The Company has the following concentrations related to its accounts receivable greater than 10% of their respective totals:

	Six Months Ended June 30,	Year Ended December 31,
Customer	2024	2023
A	55.54%	27.94%
B	0.00%	30.85%
Total	55.54%	58.79%

The Company has the following concentrations related to its sales greater than 10% of their respective totals:

	Six Months Ended June 30,
Customer	2024	2023
A	32.89%	18.61%
B	10.82%	32.22%
Total	43.71%	50.82%

Impairment of Long-lived Assets including Internal Use Capitalized Software Costs

Management evaluates the recoverability of the Company’s identifiable intangible assets and other long-lived assets when events or circumstances indicate a potential impairment exists, in accordance with the provisions of ASC 360-10-35-15 “Impairment or Disposal of Long-Lived Assets.” Events and circumstances considered by the Company in determining whether the carrying value of identifiable intangible assets and other long-lived assets may not be recoverable include but are not limited to significant changes in performance relative to expected operating results; significant changes in the use of the assets; significant negative industry or economic trends; and changes in the Company’s business strategy. In determining if impairment exists, the Company estimates the undiscounted cash flows to be generated from the use and ultimate disposition of these assets.

If impairment is indicated based on a comparison of the assets’ carrying values and the undiscounted cash flows, the impairment to be recognized is measured as the amount by which the carrying amount of the assets exceeds the fair value of the assets.

There were no impairment losses for the three and six months ended June 30, 2024 and 2023, respectively.

Property and Equipment

Property and equipment is stated at cost less accumulated depreciation. Depreciation is provided on the straight-line basis over the estimated useful lives of the assets.

Expenditures for repair and maintenance which do not materially extend the useful lives of property and equipment are charged to operations. When property or equipment is sold or otherwise disposed of, the cost and related accumulated depreciation are removed from the respective accounts with the resulting gain or loss reflected in operations.

Management reviews the carrying value of its property and equipment whenever events or changes in circumstances indicate that the carrying amount of the asset may not be recoverable.

There were no impairment losses for the three and six months ended June 30, 2024 and 2023, respectively.

Derivative Liabilities

The Company analyzes all financial instruments with features of both liabilities and equity under FASB ASC Topic No. 480, (“ASC 480”), “Distinguishing Liabilities from Equity” and FASB ASC Topic No. 815, (“ASC 815”) “Derivatives and Hedging”. Derivative liabilities are adjusted to reflect fair value at each reporting period, with any increase or decrease in the fair value recorded in the results of operations (other income/expense) as a gain or loss on the change in fair value of derivative liabilities. The Company uses a Black-Scholes pricing model to determine fair value of these instruments.

Upon conversion or repayment of a debt instrument in exchange for shares of common stock, where the embedded conversion option has been bifurcated and accounted for as a derivative liability (generally convertible debt and warrants), the Company records the shares of common stock at fair value, relieves all related debt, derivative liabilities, and any remaining unamortized debt discounts, and where appropriate recognizes a net gain or loss on debt extinguishment (debt based derivative liabilities). In connection with any extinguishments of equity based derivative liabilities (typically warrants), the Company records an increase to additional paid-in capital for any remaining liability balance extinguished.

Equity instruments  that  are  initially  classified  as  equity  that  become  subject to reclassification under ASC Topic 815 are reclassified to liabilities at the fair value of the instrument on the reclassification date.

Original Issue Discounts and Other Debt Discounts

For certain notes issued, the Company may provide the debt holder with an original issue discount. The original issue discount is recorded as a debt discount, reducing the face amount of the note, and is amortized to interest expense over the life of the debt, in the Consolidated Statements of Operations.

Additionally, the Company may issue common stock with certain notes issued, which are recorded at fair value. These discounts are also recorded as a component of debt discount, reducing the face amount of the note, and is amortized to interest expense over the life of the debt, in the Consolidated Statements of Operations. The combined debt discounts cannot exceed the face amount of the debt issued.

Debt Issue Cost

Debt issuance cost paid to lenders, or third parties are recorded as debt discounts and amortized to interest expense over the life of the underlying debt instrument, in the Consolidated Statements of Operations.

Right of Use Assets and Lease Obligations

The Right of Use Asset and Lease Liability reflect the present value of the Company’s estimated future minimum lease payments over the lease term, which may include options that are reasonably assured of being exercised, discounted using a collateralized incremental borrowing rate.

Typically, renewal options are considered reasonably assured of being exercised if the associated asset lives of the building or leasehold improvements exceed that of the initial lease term, and the performance of the business remains strong. Therefore, the Right of Use Asset and Lease Liability may include an assumption on renewal options that have not yet been exercised by the Company. The Company’s operating leases contained renewal options that expire at various dates with no residual value guarantees. Future obligations relating to the exercise of renewal options is included in the measurement if, based on the judgment of management, the renewal option is reasonably certain to be exercised. Factors in determining whether an option is reasonably certain of exercise include, but are not limited to, the value of leasehold improvements, the value of the renewal rate compared to market rates, and the presence of factors that would cause a significant economic penalty to the Company if the option is not exercised. Management reasonably plans to exercise all options, and as such, all renewal options are included in the measurement of the right-of-use assets and operating lease liabilities.

As the rate implicit in leases are not readily determinable, the Company uses an incremental borrowing rate to calculate the lease liability that represents an estimate of the interest rate the Company would incur to borrow on a collateralized basis over the term of a lease within a particular currency environment. See Note 7 for third party and related party operating leases.

Revenue Recognition

Under Accounting Standards Update (“ASU”) No. 2014-09 (Topic 606) “Revenue from Contracts with Customers”, revenue from contracts with customers is measured based on the consideration specified in the contract with the customer, and excludes any sales incentives, discounts, rebates, and amounts collected on behalf of third parties.

A performance obligation is a promise in a contract to transfer a distinct good or service to a customer and is the unit of account under Topic 606. The Company’s contracts with its customers do not include multiple performance obligations. The Company recognizes revenue when a performance obligation is satisfied by transferring control over a product or service to a customer. The amount of revenue recognized reflects the consideration the Company expects to be entitled to in exchange for such products or services.

The following represents the analysis management has considered in determining its revenue recognition policy:

Identify the contract with a customer

A contract with a customer exists when (i) the Company enters into an enforceable contract with a customer that defines each party’s rights regarding the services to be transferred and identifies the payment terms related to these services, (ii) the contract has commercial substance and, (iii) the Company determines that collection of substantially all consideration for services that are transferred is probable based on the customer’s intent and ability to pay the promised consideration. The Company applies judgment in determining the customer’s ability and intention to pay, which is based on a variety of factors including the customer’s historical payment experience or, in the case of a new customer, published credit and financial information pertaining to the customer.

Identify the performance obligations in the contract

Performance obligations promised in a contract are identified based on the services that will be transferred to the customer that are both capable of being distinct, whereby the customer can benefit from the service either on its own or together with other resources that are readily available from third parties or from the Company, and are distinct in the context of the contract, whereby the transfer of the services is separately identifiable from other promises in the contract. To the extent a contract includes multiple promised services, the Company must apply judgment to determine whether promised services are capable of being distinct and distinct in the context of the contract. If these criteria are not met the promised services are accounted for as a combined performance obligation.

Determine the transaction price

The transaction price is determined based on the consideration to which the Company will be entitled in exchange for transferring services to the customer. To the extent the transaction price includes variable consideration, the Company estimates the amount of variable consideration that should be included in the transaction price utilizing either the expected value method or the most likely amount method depending on the nature of the variable consideration. Variable consideration is included in the transaction price if, in the Company’s judgment, it is probable that a significant future reversal of cumulative revenue under the contract will not occur.

None of the Company’s contracts contain a significant financing component.

Allocate the transaction price to performance obligations in the contract

If the contract contains a single performance obligation, the entire transaction price is allocated to the single performance obligation. However, if a series of distinct services that are substantially the same qualifies as a single performance obligation in a contract with variable consideration, the Company must determine if the variable consideration is attributable to the entire contract or to a specific part of the contract. For example, a bonus or penalty may be associated with one or more, but not all, distinct services promised in a series of distinct services that forms part of a single performance obligation. Contracts that contain multiple performance obligations require an allocation of the transaction price to each performance obligation based on a relative standalone selling price basis unless the transaction price is variable and meets the criteria to be allocated entirely to a performance obligation or to a distinct service that forms part of a single performance obligation. The Company determines standalone selling price based on the price at which the performance obligation is sold separately.

If the standalone selling price is not observable through past transactions, the Company estimates the standalone selling price taking into account available information such as market conditions and internally approved pricing guidelines related to the performance obligations.

The Company’s contracts have a distinct single performance obligation and there are no contracts with variable consideration.

Recognize revenue when or as the Company satisfies a performance obligation

Revenue is recognized at the time the related performance obligation is satisfied by transferring a promised service to a customer.

Net revenues from Gladiator primarily consist of sales of personal protective products, including armor, plates, helmets, shields, and accessories shipped directly to customers. All revenue transactions for Gladiator comprise a single performance obligation, which consists of the sale of products to customers either through wholesale, intermediary, or direct-to-consumer channels. The company satisfies the performance obligation and records revenues when transfer of control has passed to the customer, based on the terms of sale. In all of the Companies revenue channels, transfer of control takes place at the point of sale upon shipment to customer.

Net revenues from USS primarily consist of security services provided to large residential, industrial, construction and government clients. Contracts with customers contain no incentives or discounts that could cause revenue to be allocated or adjusted over time. The Company does offer discounts, but historically the discounts have been insignificant. The Company satisfies the performance obligation for the agreed-upon period of time and location and records revenues after completion. There are no services that would be considered fulfilled over an extended period of time and necessitate different accounting treatment.

Disaggregation of Revenues

The following represents the Company’s disaggregation of revenues for the six months ended June 30, 2024 and 2023:

	Six Months Ended June 30, 2024
	2024		2023
	Revenue	% of Revenues	Revenue	% of Revenues

Guard Services Provided	$3,035,924	100.00%	$4,532,209	100.00%
Total Sales	$3,035,924	100.00%	$4,532,209	100.00%

Cost of Goods Sold

Cost of sales primarily include automobile costs and wages/benefits paid to our employees.

Income Taxes

The Company accounts for income tax using the asset and liability method prescribed by ASC 740, “Income Taxes”. Under this method, deferred tax assets and liabilities are determined based on the difference between the financial reporting and tax bases of assets and liabilities using enacted tax rates that will be in effect in the year in which the differences are expected to reverse. The Company records a valuation allowance to offset deferred tax assets if based on the weight of available evidence, it is more-likely-than-not that some portion, or all, of the deferred tax assets will not be realized. The effect on deferred taxes of a change in tax rates is recognized as income or loss in the period that includes the enactment date.

The Company follows the accounting guidance for uncertainty in income taxes using the provisions of ASC 740 “Income Taxes”. Using that guidance, tax positions initially need to be recognized in the financial statements when it is more likely than not the position will be sustained upon examination by the tax authorities.

At June 30, 2024 and December 31, 2023, respectively, the Company had no uncertain tax positions that qualify for either recognition or disclosure in the financial statements.

The Company recognizes interest and penalties related to uncertain income tax positions in other expense. No interest and penalties related to uncertain income tax positions were recorded for the six months ended June 30, 2024 and 2023, respectively.

Valuation of Deferred Tax Assets

The Company’s deferred income tax assets include certain future tax benefits. The Company records a valuation allowance against any portion of those deferred income tax assets when it believes, based on the weight of available evidence, it is more likely than not that some portion or all of the deferred income tax asset will not be realized.

The Company reviews the likelihood that it will realize the benefit of its deferred tax assets and therefore the need for valuation allowances on a quarterly basis, or more frequently if events indicate that a review is required. In determining the requirement for a valuation allowance, the historical and projected financial results of the legal entity or consolidated group recording the net deferred tax asset is considered, along with all other available positive and negative evidence.

Certain categories of evidence carry more weight in the analysis than others based upon the extent to which the evidence may be objectively verified. The Company looks to the nature and severity of cumulative pretax losses (if any) in the current three-year period ending on the evaluation date, recent pretax losses and/or expectations of future pretax losses.

Other factors considered in the determination of the probability of the realization of the deferred tax assets include, but are not limited to:

•	Earnings history;

•	Projected future financial and taxable income based upon existing reserves and long-term estimates of commodity prices;

•	The duration of statutory carry forward periods;

•	Prudent and feasible tax planning strategies readily available that may alter the timing of reversal of the temporary difference;

•	Nature of temporary differences and predictability of reversal patterns of existing temporary differences; and

•	The sensitivity of future forecasted results to commodity prices and other factors.

Concluding that a valuation allowance is not required is difficult when there is significant negative evidence which is objective and verifiable, such as cumulative losses in recent years. The Company utilizes a rolling twelve quarters of pre-tax income or loss as a measure of its cumulative results in recent years. However, a cumulative three year loss is not solely determinative of the need for a valuation allowance. The Company also considers all other available positive and negative evidence in its analysis.

At June 30, 2024 and December 31, 2023, respectively, the Company has recorded a full valuation allowance against its deferred tax assets resulting in a net carrying amount of $0.

Advertising Costs

Advertising costs are expensed as incurred. Advertising costs are included as a component of general and administrative expense in the consolidated statements of operations.

The Company recognized $15,778 and $28,444 in marketing and advertising costs during the three months ended June 30, 2024 and 2023, respectively.

The Company recognized $21,049 and $62,332 in marketing and advertising costs during the six months ended June 30, 2024 and 2023, respectively.

Stock-Based Compensation

The Company accounts for our stock-based compensation under ASC 718 “Compensation – Stock Compensation” using the fair value-based method. Under this method, compensation cost is measured at the grant date based on the value of the award and is recognized over the service period, which is usually the vesting period. This guidance establishes standards for the accounting for transactions in which an entity exchanges its equity instruments for goods or services. It also addresses transactions in which an entity incurs liabilities in exchange for goods or services that are based on the fair value of the entity’s equity instruments or that may be settled by the issuance of those equity instruments.

The Company uses the fair value method for equity instruments granted to non-employees and uses the Black-Scholes model for measuring the fair value of options.

The fair value of stock-based compensation is determined as of the date of the grant or the date at which the performance of the services is completed (measurement date) and is recognized over the vesting periods.

When determining fair value of stock options, the Company considers the following assumptions in the Black-Scholes model:

•	Exercise price,
•	Expected dividends,
•	Expected volatility,
•	Risk-free interest rate; and
•	Expected life of option

Stock Warrants

In connection with certain financing (debt or equity), consulting and collaboration arrangements, the Company may issue warrants to purchase shares of its common stock. The outstanding warrants are standalone instruments that are not puttable or mandatorily redeemable by the holder and are classified as equity awards. The Company measures the fair value of warrants issued for compensation using the Black-Scholes option pricing model as of the measurement date. However, for warrants issued that meet the definition of a derivative liability, fair value is determined based upon the use of a Black-Scholes pricing model.

Warrants issued in conjunction with the issuance of common stock are initially recorded at fair value as a reduction in additional paid-in capital of the common stock issued. All other warrants (for services) are recorded at fair value and expensed over the requisite service period or at the date of issuance if there is not a service period.

Basic and Diluted Earnings (Loss) per Share

Pursuant to ASC 260-10-45, basic earnings (loss) per common share is computed by dividing net income (loss) by the weighted average number of shares of common stock outstanding for the periods presented.

Diluted earnings per share is computed by dividing net income by the weighted average number of shares of common stock, common stock equivalents and potentially dilutive securities outstanding during the period.

Potentially dilutive common shares may consist of contingently issuable shares, common stock issuable upon the conversion of stock options and warrants (using the treasury stock method), and convertible debt. These common stock equivalents may be dilutive in the future.

In the event of a net loss, diluted loss per share is the same as basic loss per share since the effect of the potential common stock equivalents upon conversion would be anti-dilutive.

The following potentially dilutive equity securities outstanding as of June 30, 2024 and 2023 were as follows:

	June 30, 2024	December 31, 2023
Warrants	1,625,000	1,000,000

Warrants included as commons stock equivalents represent those that are fully vested and exercisable.

Based on the potential common stock equivalents noted above at June 30, 2024, the Company has sufficient authorized shares of common stock (90,000,000) to settle any potential exercises of common stock equivalents.

Subscription and Shareholder Receivables

The Company records stock issuances at the effective date. If the amounts are not funded upon issuance, the Company records a subscription receivable or shareholder receivable as an asset on the balance sheet. When subscription receivables or shareholder receivables are not received prior to the balance sheet date in satisfaction of the requirements under ASC 505, Equity, the subscription or shareholder receivable is reclassified as a contra account to stockholder’s equity (deficit) on the balance sheet.

Shareholder receivables represent amounts due from shareholders. If the shareholder does not fund the receivable prior to the balance sheet date, the Company records a receivable that is reclassified as a contra account to stockholder’s deficit on the balance sheet. At June 30, 2024, $100,000 was due from shareholders, this amount was received in July 2024.

Related Parties

Parties are considered to be related to the Company if the parties, directly or indirectly, through one or more intermediaries, control, are controlled by, or are under common control with the Company. Related parties also include principal owners of the Company, its management, members of the immediate families of principal owners of the Company and its management and other parties with which the Company may deal with if one party controls or can significantly influence the management or operating policies of the other to an extent that one of the transacting parties might be prevented from fully pursuing its own separate interests.

See Note 10 for a discussion of equity transactions with certain officers and directors.

Recent Accounting Standards

Changes to accounting principles are established by the FASB in the form of Accounting Standards Updates (“ASU’s”) to the FASB’s Codification. We consider the applicability and impact of all ASU’s on our consolidated financial position, results of operations, stockholders’ equity, cash flows, or presentation thereof. Management has evaluated all recent accounting pronouncements issued through the date these financial statements were available to be issued and found no recent accounting pronouncements issued, but not yet effective accounting pronouncements, when adopted, will have a material impact on the consolidated financial statements of the Company.

In March 2022, the Financial Accounting Standards Board (the "FASB") issued ASU 2022-02, Financial Instruments – Credit Losses (Topic 326): Troubled Debt Restructurings and Vintage Disclosures (“ASU 2022-02”), which eliminates the accounting guidance on troubled debt restructurings ("TDRs") for creditors in ASC 310, Receivables (Topic 310), and requires entities to provide disclosures about current period gross write-offs by year of origination. Also, ASU 2022-02 updates the requirements related to accounting for credit losses under ASC 326, Financial Instruments – Credit Losses (Topic 326), and adds enhanced disclosures for creditors with respect to loan refinancings and restructurings for borrowers experiencing financial difficulty.

This guidance was adopted on January 1, 2023.  The adoption of ASU 2022-02 did not have a material impact on the Company's consolidated financial statements.

In November 2023, the FASB issued Accounting Standards Update (“ASU”) 2023-07 - Segment Reporting (Topic 280): Improvements to Reportable Segment Disclosures. This ASU improves reportable segment disclosure requirements, primarily through enhanced disclosures about significant segment expenses. This ASU is effective for fiscal years beginning after December 15, 2023, and interim periods within fiscal years beginning after December 15, 2024. Early adoption is permitted. The Company is evaluating the impact this will have on the Company’s consolidated financial statements and disclosures.

In December 2023, the FASB issued ASU 2023-09, “Income Taxes (Topic 740): Improvements to Income Tax Disclosures” (“ASU 2023-09”). ASU 2023-09 includes amendments that further enhance income tax disclosures, primarily through standardization and disaggregation of rate reconciliation categories and income taxes paid by jurisdiction. ASU 2023-09 is effective for annual periods beginning after December 15, 2024, on either a prospective or retrospective basis. Early adoption is permitted. The Company is evaluating the impact of ASU 2023-09 on its consolidated financial statements and related disclosures.

There are various other updates recently issued, most of which represented technical corrections to the accounting literature or application to specific industries and are not expected to a have a material impact on our consolidated financial position, results of operations or cash flows.

Reclassifications

Certain prior year amounts have been reclassified for consistency with the current year presentation. These reclassifications had no material effect on the consolidated results of operations, stockholders’ deficit, or cash flows.

Note 3 – Property and Equipment

Property and equipment consisted of the following:

	June 30, 2024	December 31, 2023	Estimated Useful Lives (Years)

Furniture and fixtures	$37,271	$16,062	7
Vehicles	171,901	195,321	5
	209,172	211,383
Accumulated depreciation	(94,130)	(52,241)
Total property and equipment – net	$115,042	$159,142

Depreciation and amortization expense for the six months ended June 30, 2024 and 2023 was $20,679 and $1,233,178, respectively.

During the six months ended June 30, 2024, the Company donated several vehicles to charitable organizations with a net book value of $23,421.

These amounts are included as a component of general and administrative expenses in the accompanying consolidated statements of operations.

Note 4 – Intangible Assets

Intangible assets consisted of the following:

	June 30, 2024	December 31, 2023

Customer relationships	$2,420,014	$2,420,014
Supplier relationship	700,207	700,207
Employee expertise	1,719,807	1,719,807
Software development costs	99,609	99,609
	4,939,637	4,939,637
Accumulated depreciation	(2,851,363)	(2,851,363)
Total property and equipment – net	$2,088,274	$2,088,274

During the six months ended June 30, 2024 and 2023, the Company recognized an impairment loss of $0 and $911,467, respectively, on assets acquired as part of the business combination with Gladiator, due to the uncertainty of future operations of that entity.

Note 5 – Accounts Payable and Accrued Liabilities

Accounts payable and accrued liabilities at June 30, 2024 and December 31, 2023 were as follows:

	June 30, 2024	December 31, 2023
Accounts payable and accrued liabilities	$830,760	$1,107,173
Accrued interest payable	880,319	562,735
Accounts payable and accrued liabilities	$1,711,079	$1,669,908

Note 6 – Debt

The following represents a summary of the Company’s debt (third party debt for notes payable and loan payables (including those owed on vehicles), including key terms, and outstanding balances at June 30, 2024 and December 31, 2023, respectively.

Notes Payable

The following table summarizes the outstanding notes payable amount owed by the Company as of  June 30, 2024 and December 31, 2023:

		June 30, 2024	December 31, 2023
Kapitus	(a)	$122,973	$122,973
Henry Sierra	(b)	148,946	148,946
Padilla	(c)	-	58,256
Clearview	(d)	171,600	316,363
Padang, Padang LTD	(e)	4,375	-
Total		447,894	646,538
Notes payable - current		447,894	536,251
Notes payable - long-term		$-	$110,287

(a)

On November 4, 2020 Gladiator received $69,800 from their supplier, Kapitus Servicing Inc. Gladiator agreed to pay back the note in weekly installments of $1,419, which includes interest, for a total term of 15 months from commencement. The interest paid over the maturity period totals $22,336 (45.6% per annum). The note has been fully paid off as of December 31, 2023.

(a)

On August 20, 2021, Gladiator received $25,500 from their supplier, Kapitus Servicing Inc. Gladiator agreed to pay back the note in weekly installments of $519, which includes interest, for a total term of 15 months from commencement. The interest paid over the maturity period totals $8,205 (46.5% per annum). The note has been fully paid off as of December 31, 2023.

(a)

On September 15, 2022, Gladiator received additional funding of $150,000 from their supplier, Kapitus Servicing Inc. The Company agreed to pay back the note in weekly installments of $3,003, which includes interest, for a total term of 15 months from commencement. The interest paid over the maturity period totals $45,000 (24% per annum). For the year ended December 31, 2023, Gladiator paid $18,018 in interest expense related to this note. The Company accrued interest payable of $44,170 and $29,514, respectively, on this note as of and June 30, 2024 and December 31, 2023.

(b)

On September 23, 2021, Mr. Sierra resigned from his position of employment with USS. As a result, USS agreed to repurchase 100 shares of common stock held by Mr. Sierra and in exchange, issued a promissory note with a repurchase amount of $637,500. The repurchase amount was reduced by $405,545 as a result of distributions to Mr. Sierra from the Company. The remaining value of $231,955 is to be repaid through the promissory note. This note bears no interest and monthly installment payments are payable over 4 years beginning November 15, 2021. The promissory note was discounted at 6% prior to acquisition, however, was recognized at fair value upon the acquisition of USS by James Maritime, for an adjusted fair value of $182,773. As of June 30, 2024 and December 31, 2023, the note had an outstanding principal of $148,946, respectively.

(c)

On October 6, 2023, USS entered into a promissory note agreement with Ashley Padilla for $100,000, which matures on April 5, 2024. An origination and guarantee fee of $30,000 are included in the principal which was charged and discounted against the note over the term. As of December 31, 2023, the note had an outstanding balance of $58,256. As of June 30, 2024, the loan was repaid in full.

(d)

On August 4, 2023, USS entered into a promissory note agreement with Clearview Funding Solutions for $400,000, which matured in February 2024. An origination and finance fee of $180,000 are included in the principal and discounted against the note over the term. As of December 31, 2023, the note had an outstanding balance of $316,363. The note was satisfied in full during the six months ended June 30, 2024.

(d)

On June 5, 2024, USS entered into a promissory note agreement with Clearview Funding Solutions for $200,000, which matures in June 2025. An origination and finance fee of $15,000 are included in the principal and discounted against the note over the term. As of June 30, 2024, the note had an outstanding balance of $171,600.

(e)

On October 31, 2023, Sentinel Holdings, Inc. entered into a promissory note agreement with Padang Padang, LTD for $48,874, which matured on October 31, 2028. The note bears an interest rate of $4.36%. As of June 30, 2024, the note had an outstanding balance of $4,375.

Loans Payable

The following table summarizes the outstanding notes payable amount owed by the Company as of  June 30, 2024 and 2023:

		June 30, 2024	December 31, 2023
Quattro Capital	(a)	$250,000	$250,000
Merchant cash advances	(b)	24,000	36,000
Vehicle loans	(c)	54,998	76,309
Bayview Funding	(d)	199,000	398,533
SBA Loan	(e)	67,800	67,800
Padilla	(f)	95,000	-
Total		690,798	828,642
Loans payable - current		(622,998)	(760,842)
Loans payable - long-term		$67,800	$67,800

(a)

On December 9, 2022, Gladiator entered into a collateralized loan of the Company’s inventory with Quattro Capital LLC, a third-party lender. The Company received $250,000, maturing 60 days after the effective date, or February 9, 2023. The Company is responsible for paying additional fees related to the escrow agent and brokers in the amounts of $6,000 and $6,500, which is included in the loan balance as a debt discount. The interest will accrue at a non-compounding rate of 25% of the total loan value upon maturity (or $62,500). Penalty interest of $1,200 will accrue daily after the maturity date until the full value of the loan is paid. As of the date these condensed consolidated financial statements are filed, the loan is in default, and the Company has included interest (including penalty interest) of $673,625 as of June 30, 2024.

(b)

On September 16, 2022, Gladiator entered into a collateralized loan of the Company’s future receipts of receivables with Pinnacle Business Funding LLC (“PBF”). The Company received net amount of $145,500 (net of $4,500 paid for ACH fees) in exchange for $202,500 receivables purchased by PBF. The Company agreed to pay $6,328 per week as funds are made available to be sent to PBF until paid off in its entirety. As of June 30, 2024 and December 31, 2023, $24,000 and $36,000 remains outstanding, respectively.

(b)

On November 18, 2021, USS entered into a collateralized loan of the Company’s future receipts of receivables with GHI Funding, LLC (“GHI”). The Company received a net amount of $180,000 (net of $20,000 paid for ACH fees) in exchange for $300,000 receivables purchased by GHI. The Company agreed to pay $2,600 every day for which funds are available to be sent to GHI until paid off in its entirety. This loan was satisfied in full during the year ended December 31, 2023.

(b)

On December 28, 2021, USS entered into a collateralized loan of the Company’s future receipts of receivables with Adar Funding, LLC (“AF”). The Company received a net amount $180,000 (net of $20,000 paid for ACH fees) in exchange for $300,000 receivables purchased by AF. The Company agreed to pay $5,000 every day for which funds are available to be sent to AF until paid off in its entirety. This loan was satisfied in full during the year ended December 31, 2023.

(c)

Upon acquisition of USS at September 23, 2022, the Company assumed the liabilities for eleven vehicle loans from USS which together had an outstanding total amount of $140,300. At June 30, 2024 and December 31, 2023, the total amount outstanding is $54,998 and $76,309, respectively, with 5 vehicle loans currently outstanding. The Company currently has loans for vehicles with interest rates between 0% and 12.6%, per annum. Monthly payments range from $392 to $1,075, with an aggregate monthly payment of $3,211. All loans have a term between 1 and 6 years.

(d)

On April 13, 2023, USS entered into an accounts receivable factoring agreement (the “Factoring Agreement”) with Bay View Funding (the “Purchaser”). The Factoring Agreement allows the Company to access up to $1 million on maximum credit. The upfront purchase price for factored accounts is up to 90% of their face value, with the remainder payable to the Company upon collection by the Purchaser. The proceeds will be used to fund general working capital needs. The Company will pay fees, including a facility fee (0.50% of the maximum credit) and a factoring fee of fee (0.85% of gross face value of purchased receivables for every fifteen-day period from the date the receivable is purchased until paid in full). The monthly minimum fee is 0.50% of the maximum credit. The Purchaser can require repurchase of uncollectable or ineligible accounts. In addition, a reserve is established based on the collections received on any account and maintained by the purchaser.

The Factoring Agreement has an initial term of 12 months and will be renewed annually, unless terminated in accordance with the Factoring Agreement. The Company may terminate the Factoring Agreement prior to the end of the initial term by providing a 60 days written notice. The Company can terminate the agreement at any time by providing a 60-day prior written notice and paying an early termination fee equal to 0.50% of the maximum credit amount.

(e)

On March 3, 2021, the Company received a loan from the U.S. Small Business Administration (“SBA”) in the amount of $67,900 with an interest rate of 3.75% per annum. The loan is due and payable thirty (30) years from the date of the note. Interest accrued as of June 30, 2024 and December 31, 2023 is $8,467 and $7,204, respectively.

(f)

In April 2024, USS entered into a promissory note agreement with Ashley Padilla for $130,000, which matures on April 5, 2024. An origination and guarantee fee of $30,000 are included in the principal which was charged and discounted against the note over the term. As of June 30, 2024, the note had an outstanding balance of $95,000.

Convertible Notes

On February 8, 2021, Gladiator entered into a note agreement with Pink Holdings LLC. The Company received $10,000 at a 6% interest rate per annum, maturing on February 7, 2022. All principal and interest are due upon maturity. The issuer of the note has the option to convert any part, or all of the outstanding interest or principal amount owed into fully paid and non-assessable shares of common stock of the Company at 10% of the lowest trading price during the 5-trading day period ending on the conversion date per share. As of June 30, 2024 and December 31, 2023, the Company accrued $1,255 and $1,105, respectively, in interest related to this note. Due to the variable nature of the conversion feature, this note was determined to contain a derivative liability.

On February 26, 2021, Gladiator entered into a note agreement with Pink Holdings LLC. The Company received $25,000 at a 6% interest rate per annum, maturing on February 25, 2022. All principal and interest are due upon maturity. The issuer of the note has the option to convert any portion, or all of the outstanding interest or principal amount owed into fully paid and non-assessable shares of common stock of the Company at 10% of the lowest trading day period ending on the conversion date per share. As of June 30, 2024 and December 31, 2023, the Company accrued $3,140 and $2,765, respectively, in interest related to this note. Due to the variable nature of the conversion feature, this note was determined to contain a derivative liability.

As of June 30, 2024, these notes have not been converted and are in default.

Note 7 – Derivative Liabilities

The above convertible notes contained embedded conversion options with a conversion price that could result in issuing an indeterminate amount of future common stock to settle the host contract. Accordingly, the embedded conversion options are required to be bifurcated from the host instrument (convertible note) and treated as a liability, which is calculated at fair value, and marked to market at each reporting period.

During the six months ended June 30, 2024 and 2023, respectively, the Company used the Black-Scholes pricing model to estimate the fair value of its embedded conversion option liabilities on both the commitment date and the remeasurement date with the following inputs:

	June 30, 2024	December 31, 2023
Expected term (years)	1.00	1.00
Expected volatility	62%	41%
Expected dividends	0.00%	0.00%
Risk free interest rate	5.09%	4.79%

A reconciliation of the beginning and ending balances for the derivative liability measured at fair value on a recurring basis using significant unobservable inputs (Level 3) is as follows at June 30, 2024 and December 31, 2023:

Derivative liabilities - December 31, 2022	$331,399
Fair value mark to market adjustment	(156,354)
Derivative liabilities - December 31, 2023	175,045
Fair value mark to market adjustment	141,672
Derivative liabilities - June 30, 2024	$316,717

Changes in fair value of derivative liabilities are included in other income (expense) in the accompanying consolidated statements of operations.

During the six months ended June 30, 2024 and 2023, the Company recorded a change in fair of derivative liabilities – gains/(losses) of $(141,671) and $156,354 respectively.

In connection with bifurcating embedded conversion options and accounting for certain convertible notes payable, the Company computes a fair value on the commitment date, and upon the initial valuation of this instrument, determines that if the fair value of the liability exceeds the proceeds of the convertible debt host instrument; as a result, the Company records a debt discount at the maximum amount allowed (the face amount of the debt), which requires the excess to be recorded as a derivative expense.

For the six months ended June 30, 2024 and 2023, the Company recorded a derivative expense of $0 and $0, respectively.

Note 8 – Fair Value of Financial Instruments

The Company evaluates its financial assets and liabilities subject to fair value measurements on a recurring basis to determine the appropriate level in which to classify them for each reporting period. This determination requires significant judgments to be made.

Liabilities measured at fair value on a recurring basis consisted of the following at June 30, 2024 and December 31, 2023:

	June 30, 2024
	Level 1	Level 2	Level 3	Total

Liabilities
Derivative liabilities	$-	$-	$316,717	$316,717
Total	$-	$-	$316,717	$316,717

	December 31, 2023
	Level 1	Level 2	Level 3	Total
Liabilities
Derivative liabilities	$-	$-	$175,045	$175,045
Total	$-	$-	$175,045	$175,045

Note 9 – Commitments and Contingencies

Operating Leases

We have entered into various operating lease agreements, including our corporate headquarters. We account for leases in accordance with ASC Topic 842: Leases, which requires a lessee to utilize the right-of-use model and to record a right-of-use asset and a lease liability on the balance sheet for all leases with terms longer than 12 months. Leases are classified as either financing or operating, with classification affecting the pattern of expense recognition in the statement of operations. In addition, a lessor is required to classify leases as either sales-type, financing or operating. A lease will be treated as a sale if it transfers all of the risks and rewards, as well as control of the underlying asset, to the lessee. If risks and rewards are conveyed without the transfer of control, the lease is treated as financing. If the lessor does not convey risk and rewards or control, the lease is treated as operating. We determine if an arrangement is a lease, or contains a lease, at inception and record the lease in our financial statements upon lease commencement, which is the date when the underlying asset is made available for use by the lessor.

Right-of-use assets represent our right to use an underlying asset for the lease term and lease liabilities represent our obligation to make lease payments over the lease term. Lease right-of-use assets and liabilities at commencement are initially measured at the present value of lease payments over the lease term. We generally use our incremental borrowing rate based on the information available at commencement to determine the present value of lease payments except when an implicit interest rate is readily determinable. We determine our incremental borrowing rate based on market sources including relevant industry data.

We have lease agreements with lease and non-lease components and have elected to utilize the practical expedient to account for lease and non-lease components together as a single combined lease component, from both a lessee and lessor perspective with the exception of direct sales-type leases and production equipment classes embedded in supply agreements. From a lessor perspective, the timing and pattern of transfer are the same for the non-lease components and associated lease component and, the lease component, if accounted for separately, would be classified as an operating lease.

We have elected not to present short-term leases on the balance sheet as these leases have a lease term of 12 months or less at lease inception and do not contain purchase options or renewal terms that we are reasonably certain to exercise. All other lease assets and lease liabilities are recognized based on the present value of lease payments over the lease term at commencement date. Because most of our leases do not provide an implicit rate of return, we used our incremental borrowing rate based on the information available at lease commencement date in determining the present value of lease payments.

Our leases, where we are the lessee, do not include an option to extend the lease term. For purposes of calculating lease liabilities, lease term would include options to extend or terminate the lease when it is reasonably certain that we will exercise such options.

Lease expense for operating leases is recognized on a straight-line basis over the lease term as an operating expense, included as a component of general and administrative expenses, in the accompanying consolidated statements of operations.

Certain operating leases provide for annual increases to lease payments based on an index or rate, our lease has no stated increase, payments were fixed at lease inception. We calculate the present value of future lease payments based on the index or rate at the lease commencement date. Differences between the calculated lease payment and actual payment are expensed as incurred.

At June 30, 2024 and December 31, 2023, respectively, the Company had no financing leases as defined in ASC 842, "Leases."

The Company leases its headquarters office. During the year ended December 31, 2020, the Company entered into an office lease for its administrative operations, (the “Saratoga lease”). The Saratoga lease is for a 48.5-month term, with an original expiration date of July 31, 2024, with an initial monthly payment of $8,819. Straight-line rent per month was calculated at $9,522.

As of March 31, 2023, the Company was in default for the Saratoga Lease due to non-payment. Subsequent to March 31, 2023, the Company terminated the Saratoga Lease and entered into a settlement agreement with the landlord.

On January 30, 2023, the Company entered a new lease for its headquarters office, (the “Suite 200 Lease”) for a 60 month lease with an expiration date of January 31, 2028 with an initial monthly payment of $7,943.

The tables below present information regarding the Company's operating lease assets and liabilities at June 30, 2024 and December 31, 2023, respectively:

At June 30, 2024 and December 31, 2023, the Company has no financing leases as defined in ASC 842, “Leases”

	June 30, 2024	December 31, 2023
Assets

Operating lease - right-of-use asset - non-current	$301,774	$168,339

Liabilities

Operating lease liability	$327,750	$183,353

Weighted-average remaining lease term (years)	3.59	1.58

Weighted-average discount rate	8.00%	8.00%

The components of lease expense were as follows:

	June 30, 2024	June 30, 2023

Operating lease costs

Amortization of right-of-use operating lease asset	$42,108	$42,108
Lease liability expense in connection with obligation repayment	13,933	14,833
Total operating lease costs	$56,041	$56,941

Supplemental cash flow information related to operating leases was as follows:

Operating cash outflows from operating lease (obligation payment)	$48,848	$47,896
Right-of-use asset obtained in exchange for new operating lease liability	$-	$421,080

Future minimum lease payments under non-cancellable leases for the years ended December 31, were as follows:

2024 (6 Months)	$49,086
2025	103,661
2026	107,020
2027	110,228
2028	9,208
Total undiscounted cash flows	379,203
Less: amount representing interest	(51,453)
Present value of operating lease liability	327,750
Less: current portion of operating lease liability	77,178
Long-term operating lease liability	$250,572

Contingencies – Legal Matters

The Company is subject to litigation claims arising in the ordinary course of business. The Company records litigation accruals for legal matters which are both probable and estimable and for related legal costs as incurred. The Company does not reduce these liabilities for potential insurance or third-party recoveries.

As of June 30, 2024 and December 31, 2023, respectively, the Company was engaged in litigation with Strategic Funding Source, Inc. d/b/a Kapitus, a New York Corporation as Plaintiff against Gladiator Solutions, Inc. an Arizona Corporation, James Maritime Holdings, Inc. a Nevada Corporation and Matthew C. Materazo an individual Cas No. 24cv438754, with an unlimited Civil Cross-Complaint Gladiator Solutions, Inc. an Arizona Corporation, James Maritime Holdings, Inc. a Nevada Corporation Cross-Complainants vs. Matthew C. Materazo.  This litigation involves a dispute over financing that was procured without approval or knowledge of the Company by Matthew C. Materazo to the detriment of Gladiator Solutions, Inc. and its shareholders.

We are not aware of any other pending or threatened litigation, claims or assessments with respect to which we have advised the Company are probable of assertion and must be disclosed in accordance with FASB Accounting Standards Codification 450, Contingencies (formerly Statement of Financial Accounting Standards No. 5.

Note 10 – Stockholders’ Deficit

At June 30, 2024 and December 31, 2023, respectively, the Company had two (3) classes of stock:

Series A, Preferred Stock

-	2,000,000 shares authorized

-	400,000 issued and outstanding at June 30, 2024 and December 31, 2023, respectively.

-	Par value - $0.001

-	Voting – 30 votes per share

-	Dividends - none

-	Liquidation preference – none

-	Rights of redemption - none

-	Conversion - none

Series B, Convertible Preferred Stock

-	1,000,000 shares authorized

-	None issued and outstanding at June 30, 2024 and December 31, 2023.

-	Par value - $0.001

-	Voting at 10 votes per share

-	Dividends - none

-	Liquidation preference - $0.05 per share plus all unpaid dividends previously declared

-	Rights of redemption - $0.25 per share plus any unpaid dividends

-	Conversion into 50 shares of common stock for each share held

Common Stock

-	90,000,000 shares authorized

-	8,741,429 and 9,064,129 shares issued and outstanding at June 30, 2024 and December 31, 2023, respectively

-	Par value - $0.001

-	Voting - 1 vote per share

Equity Transactions for the Six Months Ended June 30, 2024:

Stock and Warrants Issued for Cash

On June 8, 2024, the Company issued 75,000 units consisting of one share of common stock and one warrant. The units were sold at $1/unit for gross proceeds of $75,000. The warrants are exercisable immediately at $3.50/share and expire on December 31, 2025.

On June 28, 2024, the Company issued 100,000 units consisting of one share of common stock and one warrant. The units were sold at $1/unit for a subscription amount of  $100,000. The warrants are exercisable immediately at $3.50/share and expire on December 31, 2026.  The subscription was received in July 2024.

Stock Issued for Services

On March 6, 2024, the Company cancelled 866,667 shares of common stock that was previously issued and re-issued the same shareholders a total of 368,967 in accordance with stated agreements.

Warrants Issued for Services

On April 8, 2024, the Company issued 550,000, fully vested warrants for services rendered, having a fair value of $1,138,500.  These warrants had an exercise price of $3.50/share.

The fair value of all warrants granted during the six months ended June 30, 2024 was determined using a Black-Scholes option pricing model with the following inputs:

Expected term (years)	2.73
Expected volatility	52%
Expected dividends	0.00%
Risk free interest rate	4.60%

Equity Transactions for the Year Ended December 31, 2023:

On December 23, 2022, the Company received $50,000 as consideration for 50,000 common shares to an officer. These shares were not issued until after year-end, resulting in a liability rather than equity transaction as of the year ended December 31, 2022. During the year ended December 31, 2023, these shares were issued and included in stockholders’ deficit.

On April 20, 2023, the Company issued 10,000 shares of common stock for professional services received, having a fair value of $63,150.

Warrants

Warrant activity for the six months ended June 30, 2024, and the year ended December 31, 2023 are summarized as follows:

			Weighted
			Average
		Weighted	Remaining	Aggregate
	Number of	Average	Contractual	Intrinsic
Warrants	Warrants	Exercise Price	Term (Years)	Value
Outstanding - December 31, 2022	1,000,000	$3.50	2.57	$-
Vested and Exercisable - December 31, 2022	1,000,000	$3.50	2.57	$-
Unvested - December 31, 2022	-	$-	-	$-
Granted	-
Exercised	-
Cancelled/Forfeited	-
Outstanding - December 31, 2023	1,000,000	$3.50	1.57	$2,500,000
Vested and Exercisable - December 31, 2023	1,000,000	$3.50	1.57	$2,500,000
Unvested and non-exercisable - December 31, 2023	-	$-	-	$-
Granted	625,000	$3.50
Exercised	-
Cancelled/Forfeited	-
Outstanding - June 30, 2024	1,625,000	$3.50	1.58	$4,062,500
Vested and Exercisable - June 30, 2024	1,625,000	$3.50	1.58	$4,062,500
Unvested and non-exercisable - June 30, 2024	-	$-	-	$-

Note 11 – Subsequent Event

In July 2024, the Company issued 225,000 units consisting of one share of common stock and one warrant that allowed the holder to purchase two additional shares at $3.50 each. The units were sold at $1/unit for gross proceeds of $225,000. The warrants are exercisable immediately at $3.50/share and expire on December 31, 2026.

In September 2024, the Company issued 50,000 shares of Series B Preferred stock for services.

James Maritime Holdings, Inc.

James Maritime Holdings, Inc.

3,185,000 shares of Common Stock

PROSPECTUS

The date of this prospectus is October 31, 2024

II-1

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

The following table sets forth all expenses to be paid by us in connection with this offering.  All amounts shown are estimates except for the SEC registration fee.

SEC Registration Fee	$318.29
Accounting Fees and Expenses	$1,000
Legal Fees and Expenses	$78,224
Printing Costs	$-0-
Miscellaneous	$-0-
Total

Item 14. Indemnification of Directors and Officers

We are a Nevada corporation governed by the NRS.

Section 78.138 of the NRS provides that, unless the corporation’s articles of incorporation provide otherwise, a director or officer will not be individually liable unless it is proven that (i) the director’s or officer’s acts or omissions constituted a breach of his or her fiduciary duties, and (ii) such breach involved intentional misconduct, fraud, or a knowing violation of the law.

Section 78.7502 of the NRS permits a company to indemnify its directors and officers against expenses, judgments, fines, and amounts paid in settlement actually and reasonably incurred in connection with a threatened, pending, or completed action, suit, or proceeding, if the officer or director (i) is not liable pursuant to Section 78.138 of the NRS, or (ii) acted in good faith and in a manner the officer or director reasonably believed to be in or not opposed to the best interests of the corporation and, if a criminal action or proceeding, had no reasonable cause to believe the conduct of the officer or director was unlawful. Section 78.7502 of the NRS also precludes indemnification by the corporation if the officer or director has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court determines that in view of all the circumstances, the person is fairly and reasonably entitled to indemnity for such expenses and requires a corporation to indemnify its officers and directors if they have been successful on the merits or otherwise in defense of any claim, issue, or matter resulting from their service as a director or officer.

Section 78.751 of the NRS permits a Nevada corporation to indemnify its officers and directors against expenses incurred by them in defending a civil or criminal action, suit, or proceeding as they are incurred and in advance of a final disposition thereof, upon determination by the stockholders, the disinterested board members, or by independent legal counsel. Section 78.751 of the NRS provides that the articles of incorporation, the bylaws, or an agreement may require a corporation to advance expenses as incurred upon receipt of an undertaking by or on behalf of the officer or director to repay the amount if it is ultimately determined by a court of competent jurisdiction that such officer or director is not entitled to be indemnified by the corporation if so provided in the corporation’s articles of incorporation, bylaws, or other agreement. Section 78.751 of the NRS further permits the corporation to grant its directors and officers additional rights of indemnification under its articles of incorporation, bylaws, or other agreement.

II-2

Section 78.752 of the NRS provides that a Nevada corporation may purchase and maintain insurance or make other financial arrangements on behalf of any person who is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee, or agent of another company, partnership, joint venture, trust, or other enterprise, for any liability asserted against him and liability and expenses incurred by him in his capacity as a director, officer, employee, or agent, or arising out of his status as such, whether or not the corporation has the authority to indemnify him against such liability and expenses.

The foregoing discussion of indemnification merely summarizes certain aspects of indemnification provisions and is limited by reference to the above discussed sections of the NRS.

Our articles of incorporation provide that, except in some specified instances, our directors and officers shall not be personally liable to us or our stockholders for monetary damages for breach of their fiduciary duty as directors and officers, except liability for the following:

•acts or omissions which involve intentional misconduct, fraud or knowing violation of law; or

•the payment of distributions in violation of NRS 78.300, as amended.

In addition, our articles of incorporation and bylaws provide that we must indemnify our directors and officers and may indemnify our employees and other agents to the fullest extent permitted by the NRS. Our bylaws also authorize us to purchase and maintain insurance on behalf of any of our directors or officers against any liability asserted against that person in that capacity, whether or not we would have the power to indemnify that person against such liability and expenses.

The limitation of liability and indemnification provisions in our articles of incorporation and bylaws may discourage stockholders from bringing a lawsuit against our directors for breach of their fiduciary duty. They may also reduce the likelihood of derivative litigation against our directors and officers, even though an action, if successful, might benefit us and other stockholders. Furthermore, a stockholder’s investment may be adversely affected to the extent that we pay the costs of settlement and damage awards against directors and officers as required by these indemnification provisions.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by our director, officer, or controlling person in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Reference is made to the following documents filed as exhibits to this registration statement regarding relevant indemnification provisions described above and elsewhere in this registration statement.

Document	Exhibit Number
Articles of Incorporation	3.1
Bylaws	3.6

Item 15. Recent Sales of Unregistered Securities

II-3

Item 2. Recent Sales of Unregistered Securities; Use of Proceeds from Registered Securities

In March of 2023, the Company sold 50,000 shares to investors in Australia and Cyprus.  The proceeds from this offering were used for working capital purposes. We relied on exemptions provided by Section 4(2) of the Securities Act of 1933, as amended and Regulation S. We made this offering based on the following facts: (1) the issuance was an isolated private transaction which did not involve a public offering; (2) there were only three offerees, (3) the offerees have agreed to the imposition of a restrictive legend on the face of the stock certificate representing the shares indicating the stock cannot be resold unless registered or an exemption from registration is available; (4) the offerees were sophisticated investors familiar with our company and stock-based transactions; (5) there were no subsequent or contemporaneous public offerings of the stock; (6) the stock was not broken down into smaller denominations; and (7) the negotiations for the sale of the stock took place directly between the offerees and our management; (8) the sale was made offshore to foreign persons.

On June 5, 2024, USS entered into a promissory note agreement with Clearview Funding Solutions for $200,000, which matures in June 2025. An origination and finance fee of $15,000 are included in the principal and discounted against the note over the term. As of June 30, 2024, the note had an outstanding balance of $171,600.  The proceeds from this offering were used for working capital purposes. We relied on exemptions provided by Section 4(2) of the Securities Act of 1933, as amended since the issuance was an isolated wholesale transaction which did not involve a public offering.

On October 31, 2023, Sentinel Holdings, Inc. entered into a promissory note agreement with Padang Padang, LTD for $48,874, which matured on October 31, 2028. The note bears an interest rate of $4.36%. The majority of the Note has been repaid and as of June 30, 2024, the note had an outstanding balance of $4,375. The proceeds from this offering were used for working capital purposes. We relied on exemptions provided by Section 4(2) of the Securities Act of 1933, as amended since the issuance was an isolated related party transaction which did not involve a public offering.

On June 8, 2024, the Company issued 75,000 units consisting of one share of common stock and one warrant. The units were sold at $1/unit for gross proceeds of $75,000. The warrants are exercisable immediately at $3.50/share and expire on December 31, 2025. The proceeds from this offering were used for working capital purposes. We relied on exemptions provided by Section 4(2) of the Securities Act of 1933, as amended and Regulation D. We made this offering based on the following facts: (1) the issuance was an isolated private transaction which did not involve a public offering; (2) there were only limited offerees, (3) the offerees have agreed to the imposition of a restrictive legend on the face of the stock certificate representing the shares indicating the stock cannot be resold unless registered or an exemption from registration is available; (4) the offerees were accredited investors familiar with our company and stock-based transactions; (5) there were no subsequent or contemporaneous public offerings of the stock; (6) the stock was not broken down into smaller denominations; and (7) the negotiations for the sale of the stock took place directly between the offerees and our management.

On June 28, 2024, the Company issued 100,000 units consisting of one share of common stock and one warrant. The units were sold at $1/unit for a subscription amount of  $100,000. The warrants are exercisable immediately at $3.50/share and expire on December 31, 2026.  The subscription was received in July 2024.  The proceeds from this offering were used for working capital purposes. We relied on exemptions provided by Section 4(2) of the Securities Act of 1933, as amended and Regulation D. We made this offering based on the following facts: (1) the issuance was an isolated private transaction which did not involve a public offering; (2) there were only limited offerees, (3) the offerees have agreed to the imposition of a restrictive legend on the face of the stock certificate representing the shares indicating the stock cannot be resold unless registered or an exemption from registration is available; (4) the offerees were accredited investors familiar with our company and stock-based transactions; (5) there were no subsequent or contemporaneous public offerings of the stock; (6) the stock was not broken down into smaller denominations; and (7) the negotiations for the sale of the stock took place directly between the offerees and our management.

II-4

In July 2024, the Company issued 225,000 units consisting of one share of common stock and one warrant. The units were sold at $1/unit for gross proceeds of $225,000. The warrants are exercisable immediately at $3.50/share and expire on December 31, 2026. The proceeds from this offering were used for working capital purposes.  We relied on exemptions provided by Section 4(2) of the Securities Act of 1933, as amended and Regulation D. We made this offering based on the following facts: (1) the issuance was an isolated private transaction which did not involve a public offering; (2) there were only limited offerees, (3) the offerees have agreed to the imposition of a restrictive legend on the face of the stock certificate representing the shares indicating the stock cannot be resold unless registered or an exemption from registration is available; (4) the offerees were accredited investors familiar with our company and stock-based transactions; (5) there were no subsequent or contemporaneous public offerings of the stock; (6) the stock was not broken down into smaller denominations; and (7) the negotiations for the sale of the stock took place directly between the offerees and our management.

On March 6, 2024, the Company cancelled 866,667 shares of common stock that was previously issued and re-issued the same shareholders a total of 368,967 in accordance with stated agreements.

Warrants and Shares Issued for Services

On April 8, 2024, the Company issued 550,000, fully vested warrants for services rendered, having a fair value of $1,138,500. These warrants had an exercise price of $3.50/share.

The fair value of all warrants granted during the six months ended June 30, 2024 was determined using a Black-Scholes option pricing model with the following inputs:

Expected term (years)	2.73
Expected volatility	52%
Expected dividends	0.00%
Risk free interest rate	4.60%

On December 23, 2022, the Company received $50,000 as consideration for 50,000 common shares to an officer. These shares were not issued until after year-end, resulting in a liability rather than equity transaction as of the year ended December 31, 2022. During the year ended December 31, 2023, these shares were issued and included in stockholders’ deficit.

We relied on exemptions provided by Section 4(2) of the Securities Act of 1933, as amended and Regulation D. We made this offering based on the following facts: (1) the issuance was an isolated private transaction which did not involve a public offering; (2) there were only limited offerees, (3) the offerees have agreed to the imposition of a restrictive legend on the face of the stock certificate representing the shares indicating the stock cannot be resold unless registered or an exemption from registration is available; (4) the offerees were sophisticated investors familiar with our company and stock-based transactions; (5) there were no subsequent or contemporaneous public offerings of the stock; (6) the stock was not broken down into smaller denominations; and (7) the negotiations for the sale of the stock took place directly between the offerees and our management.

Item 16. Exhibits and Financial Statement Schedules

(a)       Exhibits.

See the Exhibit Index immediately following the Signature Pages.

(b)       Financial Statement Schedules.

II-5

All schedules have been omitted because they are either inapplicable or the required information has been given in the financial statements or notes thereto.

Item 17. Undertakings

The undersigned registrant hereby undertakes:

(1)To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration fee” table in the effective registration statement; and

(iii)To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)The undersigned Registrant hereby undertakes that for the purpose of determining liability under the Securities Act to any purchaser, if the Registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5)Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

II-6

(6)The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(7)The undersigned hereby further undertakes that:

(i)For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b) (1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(ii)For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

II-7

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Henderson, State of Nevada Utah, on this 30th day of September, 2024.

James Maritime Holdings, Inc.

By:	/s/ Kip Eardley
Kip Eardley,
President

POWERS OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below severally constitutes and appoints Kip Eardley as his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign the registration statement on Form S-1/A of James Maritime Holdings, Inc. and any or all amendments thereto (including post-effective amendments), and any new registration statement with respect to the offering contemplated thereby filed pursuant to Rule 462(b) under the Securities Act, and all amendments thereto (including post-effective amendments), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities indicated on October 29, 2024.

Signature	Title	Date
/s/ Kip Eardley	President (principal executive officer) and	October 31, 2024
Kip Eardley	Director

/s/ Brett Bertolami	Director	October 31, 2024
Brett Bertolami

/s/ Ray Sheets	Chief Financial Officer, Secretary and Treasurer	October 31, 2024
Ray Sheets	(principal financial and accounting officer)

/s/ Dean Polizzotto	Director	October 31, 2024
Dean Polizzotto

EXHIBIT INDEX

Exhibit No.	Description

3.1	Articles of Incorporation of the Registrant.

3.2	Certificate of Designation of Series A Preferred Stock of the Registrant.

3.3	Certificate of Amendment to Certificate of Designation of Series A Preferred Stock of the Registrant.

3.4	Certificate of Correction of Amendment to Certificate of Designation of Series A Preferred Stock of the Registrant.

3.5	Certificate of Designation of Series B Convertible Preferred Stock of the Registrant.

3.6	Bylaws of the Registrant.

4.1	Specimen common stock certificate of the Registrant.

5.1	Opinion of JPF Securities Law, LLC.

10.2#	Employment Agreement, dated April 26, 2024, by and between Kip Eardley and James Maritime Holdings, Inc.

10.3#	Employment Agreement, dated September 24, 2024, by and between Ray Sheets and James Maritime Holdings, Inc.

10.5

Lease, dated January 30, 2023 by and between MKM Ventures, LLC and United Security Specialist, Inc., for that certain real property commonly known as 1793 Lafayette St, Santa Clara, County of Santa Clara, State of California.

10.6	Share Exchange Agreement, dated December 13, 2021, by and among James Maritime Holdings, Inc., Gladiator Solutions Inc. and certain shareholders of Gladiator Solutions Inc.

10.7	Share Exchange Agreement, dated June 11, 2022, by and among James Maritime Holdings, Inc., United Security Specialists, Inc. and the shareholders of United Security Specialists, Inc.

21.1	Subsidiaries of the Registrant.

23.1	Consent of Bush & Associates CPA, independent registered public accounting firm for James Maritime Holdings, Inc.

23.2	Consent of JPF Securities Law, LLC (included in Exhibit 5.1 hereto).

23.3	Consent of Tanner LLC, independent registered public accounting firm for James Maritime Holdings, Inc.

24.1	Power of Attorney (contained on the signature page to this registration statement).

101.INS	XBRL Instance Document

101.SCH	XBRL Taxonomy Extension Schema Document

101.CAL	XBRL Taxonomy Extension Calculation Linkbase Document

101.DEF	XBRL Taxonomy Extension Definition Linkbase Document

101.LAB	XBRL Taxonomy Extension Label Linkbase Document

101.PRE	XBRL Taxonomy Extension Presentation Linkbase Document

107	Filing Fee Table

(#)A contract, compensatory plan or arrangement to which a director or executive officer is a party or in which one or more directors or executive officers are eligible to participate.